Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FEBC-ALT INVESTORS INC.

FEBC-ALT ACQUISITION INC.

AND

ALTERRA HEALTHCARE CORPORATION

Dated as of July 18, 2003

TABLE OF CONTENTS

Page
ARTICLE I	THE MERGER	2
1.1	The Merger; Effective Time	2
1.2	The Closing	2
1.3	Actions at the Closing	2
1.4	Additional Action	2
1.5	Conversion of Securities	3
1.6	Certificate of Incorporation	3
1.7	By-laws	3
1.8	Directors and Officers	3
1.9	Payment of Administrative Claims and Expenses	3
1.10	Merger Consideration Adjustment	3
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE DEBTOR	4
2.1	Organization, Qualification, Corporate Power and Authority.	5
2.2	Capitalization	6
2.3	Noncontravention	6
2.4	Business Entities.	7
2.5	Financial Statements; Accounts Receivable; Inventory.	7
2.6	Absence of Certain Changes	9
2.7	Undisclosed Liabilities	9
2.8	Tax Matters.	9
2.9	Tangible Assets	11
2.10	Owned Real Property	12
2.11	Intellectual Property.	12
2.12	Real Property Leases	13
2.13	Material Contracts.	14
2.14	Licenses and Authorizations.	16
2.15	Litigation	17
2.16	Employees.	17
2.17	Employee Benefits.	18
2.18	Environmental Matters.	20
2.19	Legal Compliance	22
2.20	Capital Expenditures	22
2.21	Permits.	22
2.22	Bank Accounts; Powers of Attorney; Minute Books.	24
2.23	No Other Business	24
2.24	Resident Agreements; Patient Injury Claims.	24
2.25	Health Care Laws and Regulations.	25
2.26	Joint Venture Affiliates	26
2.27	Indebtedness	26
2.28	Assisted Living Facilities.	27
2.29	Divestiture Agreements	28
2.30	Brokers'Fees	28

2.31	Insurance.	28
2.32	Retained Debt	28
2.33	Disclosure	29
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUBSIDIARY	29
3.1	Organization, Qualification, Corporate Power and Authority	29
3.2	Noncontravention	29
3.3	No Brokers or Finders	30
3.4	Financing	30
3.5	Disclosure	30
ARTICLE IV	COVENANTS	30
4.1	Reasonable Efforts	30
4.2	Approvals; Consents	30
4.3	Buyer Not To Control	31
4.4	Bankruptcy Covenants.	31
4.5	Operation of Business	32
4.6	Notice of Breaches	35
4.7	Exclusivity.	35
4.8	Break-Up Fee and Buyer Expenses	36
4.9	Delivery of Financial Statements	36
4.10	Full Access	37
4.11	Disclosure Statement, Etc	37
4.12	Indemnification; Director and Officers Insurance.	37
4.13	State Takeover Laws	37
4.14	Employees.	38
4.15	Accuracy of Information	38
4.16	Litigation; Notice of Material Events.	38
4.17	Patient Injury Claims	39
4.18	Rights Agreement	39
4.19	Application of the Merger Consideration	39
ARTICLE V	CONDITIONS TO CLOSING	39
5.1	Conditions to Obligations of Each Party	39
5.2	Conditions to Obligations of the Buyer	40
5.3	Conditions to Obligations of the Debtor	43
ARTICLE VI	TERMINATION	43
6.1	Termination of Agreement	43
6.2	Effect of Termination	44
ARTICLE VII	GENERAL PROVISIONS	45
7.1	Press Releases and Announcements	45
7.2	No Third Party Beneficiaries	45
7.3	Entire Agreement	45
7.4	Succession and Assignment	45

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7.5	Counterparts	45
7.6	Headings	45
7.7	Notices	45
7.8	GOVERNING LAW	46
7.9	Amendments and Waivers	46
7.10	Severability	46
7.11	Expenses	47
7.12	Specific Performance	47
7.13	Construction	47
7.14	Knowledge	47
ARTICLE VIII	DEFINITIONS	47

LIST OF EXHIBITS
EXHIBIT A	First Amended Plan of Reorganization

LIST OF SCHEDULES

Debtor Disclosure Schedule
Section 1.10(a)	Working Capital
Section 2.1(a)	Organization and Authority
Section 2.2	Capitalization
Section 2.4(a)	Debtor Business Entities
Section 2.4(b)	Debtor Business Entities Operating After Petition Date
Section 2.4(c)	Defaults; Restrictions on Transfer of Securities
Section 2.5(c)	Changes Since 2001 Schedule L to Balance Sheet
Section 2.6	Changes Since March 31, 2003
Section 2.8(a)	Taxes Unpaid During Pendency of Bankruptcy Proceedings
Section 2.8(b)	Federal Income Tax Returns Audited or Closed
Section 2.8(g)	Tax Basis
Section 2.9	Tangible Assets
Section 2.10	Owned Real Property
Section 2.11(a)	Intellectual Property-Licenses/Infringements
Section 2.11(b)	Intellectual Property-Debtor Infringement
Section 2.11(c)	Patents and Trademarks
Section 2.11(d)	Other Intellectual Property
Section 2.12	Real Property Leases
Section 2.13(a)	Material Contracts
Section 2.13(b)	Forbearance Agreements ; Defaults/Alleged Defaults
Section 2.14(a)	Licenses/Authorizations
Section 2.14(b)	State Applications
Section 2.14(c)	Authorization Impairments
Section 2.14(d)	Approvals/Required Authorizations

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Section 2.15	Litigation
Section 2.16(a)	Employment Contracts
Section 2.17(a)	Employee Benefit Plans
Section 2.17(b)	Employee Benefit Plan Status
Section 2.17(d)(i)	Agreements with Directors, Executive Officers or Other Key Employees
Section 2.17(d)(ii)	Parachute Payments
Section 2.17(d)(iii)	Severance Benefits Upon Termination
Section 2.17(e)	Retiree Benefits
Section 2.18(b)	Materials of Environmental Concern
Section 2.18(h)	Environmental Matters
Section 2.20(i)	Capital Expenditures
Section 2.20(ii) and (iii)	Capital Expenditures Budget (Including Deferred Capital Expenditures)
Section 2.21	Permits/Reimbursement Contracts
Section 2.22(a)	Powers of Attorney
Section 2.23	Other Business
Section 2.24(b)	Patient Injury Claims
Section 2.25(a)	Fraud and Abuse
Section 2.25(c)	Health Care Claims
Section 2.26	Joint Venture Affiliates
Section 2.27	Indebtedness
Section 2.28	Assisted Living Facility
Section 2.29	Divestiture Agreements
Section 2.31(a) and (b)	Insurance
Section 4.5	Ordinary Course/Operations of Business
Section 4.8	Asset Transfers
Section 5.2(d)(i)	Forbearance-Agreements
Section 5.2(d)(ii)	Amended-Agreements
Section 5.2(d)(iii)	No Liabilities/Obligations-Agreement
Section 5.2(d)(iv)	No Default-Leases
Section 5.2(d)(v)	Rejected or Assigned-Leases
Section 5.2(d)(vi)	Assigned-Leases
Section 5.2(d)(vii)	Rejected-Leases
Section 5.2(d)(viii)	Purchased-Leases
Section 5.2(d)(ix)	Limited Partnerships
Section 5.2(d)(x)	Buyer's Option-Leases
Section 5.2(g)	New Insurance Program

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AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") entered into as of July 18, 2003 (the date of this Agreement or the "Agreement Date") by and among FEBC-ALT Investors Inc. a Delaware corporation (the "Buyer"), FEBC-ALT Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Merger Subsidiary") and Alterra Healthcare Corporation, a Delaware corporation (the "Debtor"; together with the Buyer and the Merger Subsidiary, the "Parties").

Preliminary Statement

A.     The Debtor is a debtor in possession in a Chapter 11 case (Case No. 03-10254 (MFW) (the "Chapter 11 Proceeding") pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtor has previously filed a proposed Plan of Reorganization dated March 27, 2003 (the "Prior Plan") with the Bankruptcy Court.

B.     This Agreement contemplates a merger of the Merger Subsidiary with and into the Debtor. As a result of such merger, the separate corporate existence of the Merger Subsidiary shall cease and the Debtor shall continue as the Surviving Corporation (as defined in Section 1.1).

C.     The merger contemplated by this Agreement shall constitute the basis for the Debtor's First Amended Plan of Reorganization in the form attached hereto as Exhibit A, as amended from time to time as permitted hereby and thereby (the "Amended Plan"). Pursuant to the Amended Plan: (i) all the outstanding equity interests in the Debtor shall be canceled without consideration; (ii) all allowed prepetition claims against, and prepetition obligations and indebtedness of, the Debtor (the "Allowed Claims") shall be satisfied or otherwise discharged; (iii) the commitments under the DIP Credit Facility (as defined in Section 1.9) shall be terminated and all amounts owed under or in respect of the DIP Credit Facility shall be paid in full in cash; and (iv) the Surviving Corporation shall remain a wholly owned subsidiary of the Buyer.

D.     This Agreement contemplates that the Buyer shall cause the Surviving Corporation to pay or assume all allowed administrative and priority claims and expenses of the Debtor and shall make available to the Surviving Corporation the monies necessary for the timely payment thereof.

E.     The transactions contemplated by this Agreement, including the Merger, shall be consummated pursuant to the Amended Plan as confirmed by an order of the Bankruptcy Court entered pursuant to Section 1129 of the Bankruptcy Code (as defined in Section 2.1(a)) (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Amended Plan.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties further agree as follows:

ARTICLE I

THE MERGER

      1.1      The Merger; Effective Time. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), including Section 303 thereof, the Merger Subsidiary shall merge with and into the Debtor (such merger being referred to herein as the "Merger") at the Effective Time (as defined below in this Section 1.1). The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the separate corporate existence of the Merger Subsidiary shall cease and thereafter the Debtor shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and all the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of the Debtor and the Merger Subsidiary and all property (real, personal and mixed) of the Debtor and the Merger Subsidiary shall vest in the Surviving Corporation. The "Effective Time" shall be the time at which the Debtor and the Merger Subsidiary file a certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the DGCL and in customary form (the "Certificate of Merger") with the Secretary of State of the State of Delaware or such later time as may be specified in the Certificate of Merger.

      1.2      The Closing. Unless this Agreement shall have been terminated pursuant to Article VI hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley Austin Brown & Wood llp, 787 Seventh Avenue, New York, New York 10019, commencing at 10:00 a.m., local time, on the first business day of the month next succeeding the month in which all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 5.1 (other than Section 5.1(f)) have first been satisfied or waived, which first business day shall be the same date as the Effective Date (as defined in the Amended Plan); provided that the Closing shall not occur until the condition set forth in Section 5.1(f) shall have been satisfied and the conditions set forth in Sections 5.2 and 5.3 shall have been and shall remain satisfied or waived.

      1.3     Actions at the Closing. At the Closing, (a) the Debtor shall deliver to the Buyer and the Merger Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Merger Subsidiary shall deliver to the Debtor the various certificates, instruments and documents referred to in Section 5.3, (c) the Debtor and the Merger Subsidiary shall immediately thereafter file with the Secretary of State of the State of Delaware the Certificate of Merger, and (d) the Buyer shall deliver to the Surviving Corporation $76,000,000 in immediately available funds (the "Merger consideration") provided, however, that the Merger Consideration shall be decreased to the extent, if any, required by Section 1.10(a).

      1.4      Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Debtor or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

      1.5      Conversion of Securities. At the Effective Time, by virtue of the Merger and the Amended Plan and without any further action on the part of any person or entity:

      (a)     Each share of common stock, $0.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

      (b)     Each share of capital stock of the Debtor (collectively, the "Debtor Stock") that is either outstanding or held in the treasury of the Debtor immediately prior to the Effective Time, and each option, warrant or other right issued by the Debtor to acquire any of its capital stock and outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration therefor and shall cease to exist. Pursuant to Section 303 of the DGCL and the Amended Plan, holders of the Debtor Stock shall have no statutory right of appraisal in connection with the Merger, and such holders shall have no right to approve or disapprove the Merger or this Agreement.

      1.6     Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation (except that the name of the corporation set forth therein shall be changed to the name of the Debtor), until thereafter further amended as provided by law and such certificate of incorporation.

      1.7     By-laws. From and after the Effective Time, the by-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (except that the name of the corporation set forth therein shall be changed to the name of the Debtor), until thereafter further amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

      1.8     Directors and Officers. From and after the Effective Time, the directors of the Merger Subsidiary and the officers of the Debtor immediately prior to the Effective Time shall be and continue as the directors and officers, respectively, of the Surviving Corporation, until thereafter changed in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

      1.9      Payment of Administrative Claims and Expenses. At the Effective Time, the Buyer shall cause the Surviving Corporation to use a portion of the Merger Consideration to (i) pay or assume the allowed administrative and priority claims and expenses of the Debtor,(including, (a) the payment of obligations under the existing debtor-in-possession financing agreement dated as of January 22, 2003 (the "DIP Credit Facility") and (b) the assumption of post-petition trade payables arising in the Ordinary Course of Business (as defined in Section 2.3)), and (ii) pay the creditors of the Debtor as specified in the Amended Plan.

      1.10     Merger Consideration Adjustment. (a)      Not later than the business day next preceding the Effective Date, the Debtor and the Buyer will in good faith jointly estimate: (i) the Working Capital Assets (as defined below) as of the close of business on such business day (the "Estimated Working Capital Assets") provided that if the Debtor's and the Buyer's respective estimates thereof do not agree, then the Estimated Working Capital Assets will be the arithmetic average of the Debtor's and the Buyer's respective estimates thereof; and (ii) the Working Capital Liabilities (as defined below) as of the close of business on such business day (the "Estimated Working Capital Liabilities"); provided that if the Debtor's and the Buyer's respective estimates thereof do not agree, then the Estimated Working Capital Liabilities will be the arithmetic average of the Debtor's and the Buyer's respective estimates thereof. The Estimated Working Capital Assets minus the Estimated Working Capital Liabilities shall be the "Estimated Working Capital". If the Estimated Working Capital is less than $3,100,000, then subject to the satisfaction or waiver by the Buyer of the Buyer's condition to close set forth in Section 5.2(h), the Merger Consideration shall be reduced by an amount equal to such difference. If the Estimated Working Capital is more than $3,100,000, the Merger Consideration shall be unchanged. "Working Capital Assets" means all assets comprising the line items listed under "working capital assets" in Section 1.10(a) of the Debtor Disclosure Schedule, valued on a consolidated basis in accordance with GAAP consistent with the Debtor's past practices and the methodology used to determine Working Capital Assets as of March 31, 2003, as set forth in Section 1.10(a) of the Debtor Disclosure Schedule. "Working Capital Liabilities" means all liabilities comprising the line items listed under "working capital liabilities" in Section 1.10(a) of the Debtor Disclosure Schedule, valued on a consolidated basis in accordance with GAAP consistent with the Debtor's past practices and the methodology used to determine Working Capital Liabilities as of March 31, 2003, as set forth in Section 1.10(a) of the Debtor Disclosure.

(b)     Final Merger Consideration Adjustment. Within 60 days after the Effective Date, the Surviving Corporation will determine the actual Working Capital Assets and the actual Working Capital Liabilities as of the close of business on the business day preceding the Effective Date. Such actual Working Capital Assets minus such actual Working Capital Liabilities shall be the "Closing Working Capital". The Distributable Amount (as defined in the Amended Plan) shall equal $17,300,000 (i) plus the amount, if any, by which the Closing Working Capital exceeds $3,600,000 or minus the amount, if any, by which $3,100,000 exceeds the Closing Working Capital and (ii) minus the amount, if any, by which the amount applied or to be applied pursuant to the Amended Plan to satisfy the holders of Allowed Claims in Classes 1S, 2, 3 and 4 under the Amended Plan, the Allowed DIP Credit Facility Claims, Allowed Administrative Claims and Allowed Tax Claims (as those terms are defined in the Amended Plan), exceeds $22,700,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE DEBTOR

      The Debtor represents and warrants to the Buyer that the statements contained in this Article II are true and complete, except as set forth in the disclosure schedule of the Debtor delivered to the Buyer simultaneously with the execution and delivery hereof (the "Debtor Disclosure Schedule"). The Debtor Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Debtor Disclosure Schedule shall qualify other sections or paragraphs in this Article II only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Debtor Material Adverse Effect" shall mean a material adverse effect (or any condition, change, event or state of facts, arising or existing before or after the date of this Agreement, that could reasonably be expected to result in a material adverse effect), in any one or more fiscal periods of the Debtor, on the business, results of operations, assets (including licenses, franchises and other intangible assets), financial condition, operating income or prospects of the Debtor (or the Surviving Corporation) and its Subsidiaries (as defined in Section 2.1(a)), taken as a whole, excluding any effect (i) generally applicable to the economy or the industry in which the Debtor conducts its business; or (ii) arising from the commencement of the Chapter 11 Proceeding or any action ordered by the Bankruptcy Court and approved by the Buyer.

      2.1     Organization, Qualification, Corporate Power and Authority.

      (a)      Each of the Debtor and each of its Subsidiaries is a corporation, limited liability company or limited partnership duly organized (or duly formed, as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (or formation). Each of the Debtor and each of its Subsidiaries is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 2.1(a) of the Debtor Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Section 2.1(a) of the Debtor Disclosure Schedule (i) lists all Subsidiaries of the Debtor and the Debtor's ownership interest therein and the jurisdiction in which the Debtor or such Subsidiary was organized and (ii) sets forth a true and correct organizational chart for the Debtor and each of its corporate Subsidiaries. For the purpose of this Agreement, the term "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Buyer or the Debtor, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests of such legal entity or is the general partner of such legal entity, but excludes any such entities that are dormant and have no operations or assets (the "Dormant Entities"). The Debtor has made available to the Buyer true and complete copies of the respective charters and by-laws (or comparable organizational documents), each as amended and in effect on the date hereof, of the Debtor and its Subsidiaries. Subject to supervision by the Bankruptcy Court in accordance with Title 11 of the United States Code, in the case of the Debtor (the "Bankruptcy Code"), each of the Debtor and each of its Subsidiaries has all necessary corporate, limited liability company or limited partnership power and authority to own its respective properties and assets and to carry on its respective businesses as now conducted and is duly qualified or licensed to do business as a foreign corporation, limited liability company or limited partnership, as the case may be, in good standing in all jurisdictions in which the character or the location of its owned or leased assets or the nature of the business it conducts requires licensing or qualification, except where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect. Each of the Debtor and each of its Subsidiaries has at all times complied with, and is not in default under or in violation of, any provision of its charter or by-laws, other than where the failure to so comply and such defaults and violations could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect.

      (b)     Subject to the entry of the Sale Order (as defined in Section 4.4(a)), the Debtor has all requisite power and authority to execute and deliver this Agreement. Subject to the entry of the Sale Order, this Agreement has been (i) duly and validly executed and delivered by the Debtor and (ii) duly and validly authorized by all necessary corporate action on the part of the Debtor. Subject to the entry of the Sale Order, this Agreement constitutes a valid and binding obligation of the Debtor enforceable against the Debtor in accordance with its terms.

      (c)      The Debtor has the requisite power and authority to execute and file with the Bankruptcy Court the Amended Plan. The Amended Plan has been (i) duly and validly executed by the Debtor and (ii) duly and validly authorized by all necessary corporate action on the part of the Debtor. Upon the entry of the Confirmation Order, the Amended Plan will constitute a valid and binding obligation of the Debtor enforceable against the Debtor in accordance with its terms.

      2.2     Capitalization. Immediately prior to the Effective Date (and immediately prior to the Merger), the authorized capital stock of the Debtor will be as set forth in Section 2.2 of the Debtor Disclosure Schedule. On the Effective Date, after giving effect to the Amended Plan, there will be no outstanding Debtor Stock (other than shares of common stock of the Merger Subsidiary converted into shares of common stock of the Surviving Corporation pursuant to Section 1.5(a) hereof) and no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Debtor is a party or which are binding upon the Debtor providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights.

      2.3     Noncontravention. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any applicable state and foreign securities laws, and if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Bankruptcy Code, the Confirmation Order and the Amended Plan, none of the execution and delivery of this Agreement by the Debtor, and the execution and filingwith the Bankruptcy Court of the Amended Plan by the Debtor or the consummation of thetransactions contemplated hereby or thereby will (a) conflict with or violate any provision of the respective charters or by-laws of the Debtor and its Subsidiaries; (b) except as disclosed in Section 2.14(d) of the Debtor Disclosure Schedule, require on the part of the Debtor or any of its Subsidiaries any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect or materially adversely affect the ability of the Surviving Corporation to operate the business of the Debtor or any of its Subsidiaries following the Effective Time; (c) except for the Required Waivers and Consents (as defined in Section 5.2(d)) and except as set forth in Section 2.13(b) of the Debtor Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any post-petition contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below in this Section 2.3) or other arrangement to which Debtor or any of its Subsidiaries is a party or by which the Debtor or any of its Subsidiaries is bound or to which any of their respective assets is subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Debtor or any of its Subsidiaries or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations,terminations, modifications, cancellations or notices, consents or waivers that could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect; or (d) result in the imposition of any Security Interest upon any assets of the Debtor or any of its Subsidiaries. For purposes of this Agreement, the term "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than liens arising in the ordinary course of business consistent with the Debtor and its Subsidiaries'past custom and practice, including with respect to frequency and amount (the "Ordinary Course of Business").

      2.4      Business Entities.

(a)      Section 2.4(a) of the Debtor Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association (a "Business Entity"), other than Dormant Entities, in which the Debtor, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Debtor Business Entity").

(b)     The Debtor Business Entities listed in Section 2.4(b) of the Debtor Disclosure Schedule are the only Debtor Business Entities which have conducted any operations, trade or businesses of the Debtor since January 22, 2003 (the "Filing Date"), hold any Debtor Authorizations (as defined in Section 2.14(a)) or own any assets necessary for the conduct of the business of the Debtor or any of its Subsidiaries as currently conducted.

(c)      No Debtor Business Entity is in default under or in violation of any provision of its organizational documents. All the issued and outstanding equity interests of each Debtor Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. From and after the Effective Time, after giving effect to the effectiveness of the Amended Plan and the Merger, the equity interests of each Debtor Business Entity that are held of record or owned beneficially by the Debtor immediately prior to the Effective Time will be held or owned by the Surviving Corporation free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

(d)     There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Debtor Business Entity to which the Debtor is a party or by which it is bound, or, any other such trusts, proxies, agreements or understandings.

      2.5     Financial Statements; Accounts Receivable; Inventory.

(a)     The Debtor has previously provided or made available to the Buyer (i) the audited consolidated balance sheets and statements of operations and changes in stockholders'equity and cash flows of the Debtor and its Subsidiaries as of and for the years ended December 31, 2000, December 31, 2001 and December 31, 2002 (the "Audited Debtor Financial Statements") and (ii) the unaudited consolidated statements of operations and changes in stockholders'equity and cash flows of the Debtor and its Subsidiaries as of and for the three-month period ended March 31, 2003 (the "Unaudited Debtor Financial Statements"; March 31, 2003 being the "Debtor Balance Sheet Date"). Such financial statements (collectively, the "Debtor Financial Statements"), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") with respect thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange Act); (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Debtor as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent with the books and records of the Debtor, subject, in the case of clauses (i), (ii) and (iii), (a) to the paragraph in the report of independent auditors on the Audited Debtor Financial Statements describing conditions that raise substantial doubt about the Debtor's ability to continue as a going concern, and (b) to the Debtor Financial Statements not including any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties. The schedules of assets and liabilities filed with the Bankruptcy Court in the Chapter 11 Proceeding, as amended, include a list which is true and complete in all material respects of all the material creditors, indicating whether secured or unsecured, of the Debtor at the Filing Date.

(b)     The Debtor has previously provided to the Buyer its unaudited pro forma consolidated balance sheet as of March 31, 2003, which shows the Unaudited Debtor Balance Sheet (as defined in Section 2.7) adjusted to give effect to the Amended Plan and the Merger as though the Effective Date occurred on March 31, 2003, which pro forma consolidated balance sheet has been prepared using "fresh start accounting" and is in accordance with GAAP applied on a basis otherwise consistent with the Unaudited Debtor Balance Sheet (except as may be indicated therein or in the notes thereto) (the "Pro Forma Debtor Balance Sheet"). The assumptions used in preparing the Pro Forma Debtor Balance Sheet provide a reasonable basis for presenting the significant effects attributable to the transactions or events described therein and the related pro forma adjustments give appropriate effect to such assumptions.

(c)     The Debtor has previously provided to the Buyer the Schedule L balance sheet submitted with the 2001 tax return (the "2001 Schedule L Balance Sheet"). Section 2.5(c) of the Disclosure Schedule describes in general the categories of transactions and adjustments occurring in 2002 other than in the Ordinary Course of Business, which may result in material differences between the 2001 Schedule L Balance Sheet and the Schedule L Balance Sheet to be submitted with the Debtor's 2002 tax return.

(d)     The accounts receivable of the Debtor reflected on the Unaudited Debtor Balance Sheet (as defined in Section 2.7), and those arising since the date of the Unaudited Debtor Balance Sheet, are valid receivables subject to no material set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the Unaudited Debtor Balance Sheet.

      2.6           Absence of Certain Changes. Except as set forth in Section 2.6 of the Debtor Disclosure Schedule, since March 31, 2003, (a) there has not been any Debtor Material Adverse Effect, nor has there occurred any event or development that could reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect, (b) the Debtor and its Subsidiaries have operated their respective businesses in the ordinary course and in all respects in accordance with past practice, other than in connection with and in furtherance of the Chapter 11 Proceeding, and (c) the Debtor has not taken any action nor has it permitted any of its Subsidiaries to take any action that would be prohibited by Section 4.5 below if taken from and after the date of this Agreement.

      2.7     Undisclosed Liabilities. Neither the Debtor nor any of its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether arising prior to or subsequent to the Filing Date), except for (a) liabilities that will be fully discharged in the Chapter 11 Proceeding at the Effective Time in accordance with the terms of the Amended Plan or, with respect to obligations arising under the DIP Credit Facility, otherwise paid in full in cash; (b) liabilities that are reflected or disclosed on the balance sheet included in the Unaudited Debtor Financial Statements (the "Unaudited Debtor Balance Sheet"); (c) liabilities that have arisen since the Debtor Balance Sheet Date in the Ordinary Course of Business of the Debtor or any of its Subsidiaries and that are similar in nature and amount to the liabilities that are reflected on the Unaudited Debtor Balance Sheet and that arose during the comparable period of time in the immediately preceding fiscal period; (d) liabilities incurred in the Ordinary Course of Business of the Debtor or any of its Subsidiaries that are not required by GAAP to be reflected on the Unaudited Debtor Balance Sheet and that are not in the aggregate material; (e) liabilities not exceeding $1 million in the aggregate arising out of the nonpayment of property taxes; and (f) liabilities assumed by the Debtor as expressly contemplated by the Amended Plan.

      2.8      Tax Matters.

(a)     (i) Each of the Debtor and its Subsidiaries has filed all Tax Returns (as defined below in this Section 2.8(a)) that it was required to file, and all such Tax Returns were true and complete; (ii) neither the Debtor nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Debtor and its Subsidiaries are or were members; (iii) since January 1, 1997 the Debtor and its Subsidiaries have paid all Taxes (as defined below in this Section 2.8(a)) of the Debtor and its Subsidiaries that were due and payable except such Taxes as Debtor is prohibited from paying during the pendency of its bankruptcy proceeding as set forth on Section 2.8(a) of the Debtor Disclosure Schedule; and (iv) all Taxes that the Debtor or its Subsidiaries has withheld or collected, or were required by law to withhold or collect, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity except such Taxes as Debtor is prohibited from paying during the pendency of its bankruptcy proceeding, all of which Taxes shall be satisfied or discharged as contemplated by the Amended Plan. For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

b     (i) The Debtor and its Subsidiaries have delivered or otherwise made available to the Buyer true and complete copies of all federal income Tax Returns for the "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) of which the Debtor is the common parent and its Subsidiaries are members (the "Debtor Group"), together with all related examination reports and statements of deficiency, for all periods commencing on or after January 1, 1999 and, to the extent in the possession of the Debtor or its Subsidiaries, true and complete copies of the portion of the federal income Tax Returns of any member of a Debtor Affiliated Group (as defined below in this Section 2.8(b)), together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods (as defined below in this Section 2.8(b)). For purposes of this Section 2.8, the term "Debtor Affiliated Group" means each group of corporations with which the Debtor has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns and "Debtor Affiliated Period" means a period in which the Debtor was a member of a Debtor Affiliated Group; (ii) the federal income Tax Returns of the Debtor Group have been audited by the Internal Revenue Service (the "IRS") or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.8(b) of the Debtor Disclosure Schedule; (iii) the Debtor and its Subsidiaries have made available to the Buyer true and complete copies of all other Tax Returns of the Debtor and its Subsidiaries in the possession of the Debtor and its Subsidiaries, together with all related examination reports and statements of deficiency, and, to the extent in the possession of the Debtor and its Subsidiaries, true and complete copies of the portion of all other Tax Returns of any member of a Debtor Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Debtor for all Debtor Affiliated Periods; (iv) except as set forth in Section 2.8(b)(iv) of the Debtor Disclosure Schedule, no examination or audit of any Tax Return of the Debtor or any of its Subsidiaries by any Governmental Entity is currently in progress, threatened or contemplated; and (v) except as set forth in Section 2.8(b)(iv) and (v) of the Debtor Disclosure Schedule, neither the Debtor nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Debtor or any of its Subsidiaries was required to file any Tax Return that has not since been timely filed or, if not timely filed, with respect to which an assessed amount has not since been paid; and (vi) neither the Debtor nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency which waiver or extension of time is still in effect.

      (c)     Neither the Debtor nor any of its Subsidiaries (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code (as such provision was in effect immediately prior to its recent repeal) and none of the assets of the Debtor or any of its Subsidiaries is subject to an election under former Section 341(f) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Debtor or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b) other than a reduction required by reason of the transactions contemplated by this Agreement, if any.

(d)     None of the assets of the Debtor or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)     Neither the Debtor nor any of its Subsidiaries will have undergone a change in its method of accounting requiring an inclusion in its taxable income of an adjustment pursuant to Section 481(c) of the Code for any taxable period beginning on or after the Effective Date other than a change occurring by reason of the transactions contemplated by this Agreement, if any.

(f)     As of December 31, 2002, the Debtor's and its Subsidiaries'total net operating losses available for federal income tax purposes are estimated to be $419.8 million and are not less than $380.0 million ("NOLs"). No state or federal NOLs of the Debtor or any of its Subsidiaries determined as of the Effective Date are subject to limitation on their use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Effective Date. As of December 31, 2002, the Debtor's general business credits and capital loss carryovers available for federal income tax purposes are estimated to be $1.8 million and $3.0 million respectively, and are not less than $1.5 million and $2.0 million respectively. No state or federal general business credits or capital loss carryovers of the Debtor or any of its Subsidiaries determined as of the Effective Date are subject to limitation on their use pursuant to Section 383 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Effective Date. As of December 31, 2002, the Debtor and it Subsidiaries total tax basis in their assets for federal income tax purposes is estimated to be $450.3 million and is not less than $400.0 million.

      (g)     Section 2.8(g) of the Debtor Disclosure Schedule sets forth in reasonable detail the following information with respect to the Debtor and its Subsidiaries as of December 31, 2001: (i) the approximate basis of the Debtor and its Subsidiaries in their assets; (ii) the approximate basis of the Debtor in the stock of its Subsidiaries (or the approximate amount of any "excess loss account"); (iii) the approximate amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Debtor or its Subsidiaries; and (iv) the approximate amount of any deferred gain or loss allocable to the Debtor or its Subsidiaries arising out of any "deferred intercompany transaction."

      2.9     Tangible Assets. The Debtor and its Subsidiaries own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such material tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used.

      2.10     Owned Real Property. Section 2.10 of the Debtor Disclosure Schedule sets forth a true and complete listing of all material real property that as of the date of this Agreement is owned by the Debtor or any of its Subsidiaries. With respect to each such parcel of real property which is currently owned by the Debtor or any of its Subsidiaries, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests in favor of the secured creditors of the Debtor or its Subsidiaries and such other Security Interests, easements, covenants and restrictions that do not materially interfere with the current use and operation of such real property.

     2.11      Intellectual Property.

(a)     Each of the Debtor and each of its Subsidiaries owns, licenses or otherwise has the legally enforceable right to use all material patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the businesses of the Debtor and its Subsidiaries or necessary for the operation of its businesses as presently conducted by it (collectively, "Debtor Intellectual Property"). Each such item of Debtor Intellectual Property owned or available for use by the Debtor or any of its Subsidiaries immediately prior to Closing will be owned or available for use by the Surviving Corporation and its Subsidiaries on substantially similar terms and conditions immediately following the Closing. Other than (i) non-exclusive licenses of the Debtor's trademarks, trade names, service marks and systems contained in management agreements between the Debtor, on the one hand, and the Debtor's Subsidiaries and Joint Venture Affiliates, on the other hand, and (ii) non-exclusive software licensed to the Debtor, no other person or entity has any rights to any of the Debtor Intellectual Property. No person or entity is infringing, violating or misappropriating any of the Debtor Intellectual Property used in the businesses of the Debtor or any of its Subsidiaries, other than as set forth in Section 2.11(a) of the Debtor Disclosure Schedule.

(b)     Except as set forth in Section 2.11(b) of the Debtor Disclosure Schedule, the business, operations and activities of each of the Debtor and each of its Subsidiaries as presently conducted or as conducted at any time within the three years prior to the date of this Agreement have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any intellectual property rights of any other person or entity, other than such infringements, violations or misappropriations which would not in the aggregate materially impair the ability of the Debtor to consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and business of the Debtor and its Subsidiaries following the Closing. Neither the Debtor nor any of its Subsidiaries has received any written, or to the Debtor's knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 2.11(b) of the Debtor Disclosure Schedule.

(c)     Section 2.11(c) of the Debtor Disclosure Schedule sets forth each patent or trademark registration which has been issued to or is owned by the Debtor or any of its Subsidiaries with respect to any Debtor Intellectual Property, identifies each pending patent or trademark application or application for registration which the Debtor or any of its Subsidiaries has made or which the Debtor or any of its Subsidiaries owns with respect to any Debtor Intellectual Property, identifies, with respect to each such patent or trademark registration or application: (i) the jurisdiction or jurisdictions where such filings have been made; and (ii) an estimate of the aggregate application, renewal, continuation or other fees payable with respect to such patent or trademark registrations and applications within six months of the date of this Agreement, and identifies each license or other agreement pursuant to which the Debtor or any of its Subsidiaries has granted (other than in the Ordinary Course of Business) any rights to any third party with respect to any Debtor Intellectual Property. The Debtor and its Subsidiaries have delivered or otherwise made available to the Buyer true and complete copies of all such licenses and agreements (each as amended to date) and have made available to the Buyer true and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item, as well as all patents and trademark registrations and applications.

(d)     Section 2.11(d) of the Debtor Disclosure Schedule sets forth each item of Debtor Intellectual Property (other than licenses for commercially available software generally available to the public) used by the Debtor or any of its Subsidiaries in the operation of its businesses that is owned by a party other than the party using it. The Debtor has delivered or otherwise made available to the Buyer true and complete copies of all licenses, sublicenses or other agreements (each as amended to date) pursuant to which the Debtor or any of its Subsidiaries uses such Debtor Intellectual Property, all of which (other than licenses for commercially available software generally available to the public ("Routine Licenses")) are set forth in Section 2.11(d) of the Debtor Disclosure Schedule.

2.12     Real Property Leases. Section 2.12 of the Debtor Disclosure Schedule lists all material real property leased or subleased to the Debtor and its Subsidiaries, indicating, in each case, the term of the lease and any extension and expansion options and the rent payable under such lease. The Debtor has made available to the Buyer true and complete copies of all such leases and subleases (each as amended to date). With respect to each such lease and sublease, and assuming that the Required Waivers and Consents are obtained, except as set forth in Section 2.12 of the Debtor Disclosure Schedule:

(a)     the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of the Chapter 11 Proceeding;

(b)     if assumed pursuant to the Amended Plan (in the case of leases or subleases of the Debtor only), the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing;

(c)     except as set forth in Section 2.13(b) of the Debtor Disclosure Schedule, neither the Debtor nor any of its Subsidiaries, nor, to the Debtor's knowledge, any other party to the lease or sublease, is in breach or default, and no event (other than (i) the nonpayment of rent or other charges by the Debtor or any of its Subsidiaries with respect to periods prior to the Filing Date or (ii) the commencement of the Chapter 11 Proceeding) has occurred which, with notice or lapse of time, would constitute a breach or default by the Debtor or any of its Subsidiaries or, to the Debtor's knowledge, by any such other party, or permit termination, modification or acceleration thereunder; and to the knowledge of the Debtor, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(d)     neither the Debtor nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold other than to secure the DIP Credit Facility or leases and subleases to the Debtor, its Subsidiaries and Joint Venture Affiliates in the Ordinary Course of Business; and

(e)     other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Debtor or any of its Subsidiaries (except amounts owing for periods prior to the Filing Date).

      2.13     Material Contracts.

(a)     Section 2.13(a) of the Debtor Disclosure Schedule contains a list as of the date of this Agreement, of each Contract (as defined below) (each of which, together with the Real Property Leases described in Section 2.12, shall be deemed a "Material Contract"), to which the Debtor or any of its Subsidiaries is a party or to which the Debtor, any of its Subsidiaries or any of their respective properties is subject or by which any thereof is bound (provided; however, that Section 2.13(a) of the Debtor Disclosure Schedule shall list only the principal agreements relating to the applicable contractual arrangement and not every ancillary agreement or document executed or delivered in connection therewith) that:

(i)     relates to the provision of services pursuant to which the Debtor or any of its Subsidiaries expect to record revenue in excess of $100,000 during the fiscal year ending December 31, 2003;

(ii)     involves an obligation for borrowed money in excess of $100,000, or provides for a guaranty, surety or similar credit enhancement arrangement in an amount in excess of $100,000 by the Debtor or any of its Subsidiaries;

(iii)     involves commitments to make capital expenditures or purchases or sales of assets involving $50,000 or more individually or $200,000 in the aggregate;

(iv)     contains provisions restricting in any material respect the ability of the Debtor or any of its Subsidiaries to compete in a geographic area;

(v)     constitutes an agreement or contract with any officer, director or employee of the Debtor or a Subsidiary involving an obligation to make payments or provide benefits, on an annual basis, of in excess of $10,000 (other than employment agreements and Employee Benefit Plans);

(vi)     is a continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), or is an advertising agreement or contract that applies to all Assisted Living Facilities, in any such case, which provides for aggregate annual payments by the Debtor or any Subsidiary of the Debtor in excess of $100,000, other than contracts which are terminable by the Debtor or its Subsidiaries upon 60 days'notice or less without the payment of any termination fee or penalty;

(vii)     mortgages, pledges or otherwise creates an encumbrance with respect to an obligation in an amount in excess of $100,000 on any portion of the Debtor's and any of its Subsidiaries'assets;

(viii)     is a material license or other agreement relating in whole or in part to patents, registered trademarks, trade names, service marks or registered copyrights (including any license or other agreement under which the Debtor or any of its Subsidiaries has the right to use any of the same owned or held by a third party) other than Routine Licenses; or

(ix)     involves any other agreement, contract, lease, license, commitment or instrument to which the Debtor or any of its Subsidiaries is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability in excess of $100,000.

(b)     The Debtor has delivered or otherwise made available to the Buyer a true and complete copy of each Contract (each as amended to date) required to be listed in Section 2.13(a) of the Debtor Disclosure Schedule. For the purposes of this Agreement, the term "Contract" means any legally binding agreement, arrangement, bond, contract, mortgage, instrument, commitment, franchise, indenture or lease (whether or not written). With respect to each Contract so listed and assuming that the Required Waivers and Consents have been obtained: (i) as to a prepetition agreement of the Debtor susceptible of assumption, upon the assumption thereof by the Debtor pursuant to Section 365 of the Bankruptcy Code as specified in the Amended Plan, the Contract will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors'rights generally and except as the availability of equitable remedies may be limited by general principles of equity and (ii) neither the Debtor nor any of its Subsidiaries nor, to the Debtor's knowledge, any other party, is in material breach or default, and no event (other than (w) breaches or defaults with respect to which forbearance agreements listed in Section 2.13(b) of the Debtor Disclosure Schedule are in effect, (x) the failure by the Debtor to pay an amount due thereunder with respect to goods or services rendered prior to the Filing Date, (y) the failure by the Debtor to render goods or services thereunto prior to the Filing Date or (z) the commencement of the Chapter 11 Proceeding) has occurred which with notice or lapse of time would constitute a material breach or default by the Debtor or any of its Subsidiaries or, to the Debtor's knowledge, by any such other party, or permit termination, modification or acceleration, under the Contract. Neither the Debtor nor any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.13(a) of the Debtor Disclosure Schedule under the terms of this Section 2.13. Except for ordinary course geographic restrictions imposed by the terms of certain Real Property Leases, neither the Debtor nor any of its Subsidiaries is restricted by any arrangement from carrying on its business anywhere in the United States.

      2.14     Licenses and Authorizations.

(a)      The Debtor and its Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, asserting jurisdiction over the Debtor or any of its Subsidiaries or their businesses or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (collectively, the "Debtor Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of the Debtor to consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and businesses of the Debtor and its Subsidiaries following the Closing. Section 2.14(a) of the Debtor Disclosure Schedule contains a true and complete list of such Authorizations.

(b)     Section 2.14(b) of the Debtor Disclosure Schedule contains a true and complete list of all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Debtor or any of its Subsidiaries pending before any state authority (collectively, the "Debtor State Applications"). The Debtor Authorizations and the Debtor State Applications (collectively, the "Debtor Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Debtor and its Subsidiaries as presently conducted, other than such consents, permits, approvals or authorizations the absence of which could not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Debtor to either consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and businesses of the Debtor and its Subsidiaries following the Closing.

(c)      Except as set forth in Section 2.14(c) of the Debtor Disclosure Schedule, the Debtor Licenses and Authorizations are in full force and effect, and other than Security Interests in favor of secured creditors and lessors, have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and the Debtor and its Subsidiaries have operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect or materially impair the ability of the Debtor to consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and businesses of the Debtor and its Subsidiaries following the Closing. No event has occurred with respect to any of the Debtor Licenses and Authorizations which could reasonably be expected to permit, revocation or termination thereof or to result in any other material impairment of the rights of the holder of any such Debtor Authorizations. There is not pending any application, petition, objection or other pleading with any state authority or any similar body having jurisdiction or authority over the operations of the Debtor and its Subsidiaries which questions the validity of or contests any Debtor Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Debtor Authorization.

(d)     Except for approval by the Bankruptcy Court or as set forth in Section 2.14(d) of the Debtor Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity (each, an "Approval") is required to be obtained or made by the Debtor or any of its Subsidiaries in connection with the transfer or deemed transfer of the Debtor Licenses and Authorizations to the Buyer as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such Approval could not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Debtor to consummate the transactions contemplated hereby or the Surviving Corporation or its Subsidiaries to own and operate the properties, assets and businesses of the Debtor or its Subsidiaries following the Closing.

      2.15     Litigation. Except as to claims against the Debtor arising prior to the Filing Date that will be resolved in the Chapter 11 Proceeding upon entry of the Confirmation Order or by force of the discharge granted to the Debtor in connection with the Chapter 11 Proceeding and except as set forth in Section 2.15 of the Debtor Disclosure Schedule: (a) there is no action, suit, proceeding or investigation to which the Debtor or any of its Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the Debtor's knowledge, threatened before any court, arbitrational tribunal or other Governmental Entity, and, to the Debtor's knowledge, there is no basis for any such action, suit, proceeding or investigation, other than such actions, suits, proceedings or investigations that, if adversely determined, would not in the aggregate materially impair the ability of the Debtor to consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and business of the Debtor and its Subsidiaries following the closing; (b) neither the Debtor nor any of its Subsidiaries nor, to the Debtor's knowledge, any officer, director or employee of the Debtor or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or other Governmental Entity from engaging in or continuing to conduct the business of the Debtor or its Subsidiaries; and (c) no order, judgment or decree of any court or other Governmental Entity has been issued and is in effect in any proceeding to which the Debtor or any of its Subsidiaries is or was a party or, to the Debtor's knowledge, in any other proceeding, that enjoins or requires the Debtor or any of its Subsidiaries to take action of any kind with respect to its businesses, assets or properties which order, judgment or decree could reasonably be expected to materially impair the ability of the Debtor to consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and business of the Debtor and its Subsidiaries following the closing. Except for the regulatory matters addressed in Section 2.14, none of the actions, suits, proceedings or investigations listed in Section 2.15 of the Debtor Disclosure Schedule, if determined adversely to the interests of the Debtor or any of its Subsidiaries, could reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect.>

      2.16     Employees.

(a)     Section 2.16(a) of the Debtor Disclosure Schedule sets forth a true and complete list as of the most recent practicable date of all employment contracts or agreements relating to employment to which the Debtor or any of its Subsidiaries is a party which are not terminable by the Debtor or such Subsidiary without penalty upon less than 30 days'notice.

(b)     The Debtor has provided the Buyer a list that is true and complete of all corporate and Assisted Living Facility employees of the Debtor and its Subsidiaries (a) with an annual base salary of $75,000 or more or (b) that are residence directors or general managers (or the equivalent title) of any Assisted Living Facility ("Executive Employees") including for each such person his or her (i) name; (ii) job title; (iii) status as a full-time or part-time employee; (iv) base salary or wage rate; and (v) 2002 bonus. For the purposes of this Agreement, the term "Assisted Living Services Business" means the business of developing, owning, operating or managing or providing any health care, therapy, assisted living, nursing and related medical, residential, supportive and personal care services to the elderly or to residents with cognitive impairments, including Alzheimer's and other dementias, at an Assisted Living Facility; and "Assisted Living Facility" means any limited service or full service facility or community, including independent and/or assisted living facilities, nursing homes, congregate care facilities and other health care facilities providing residential, recreational, personal care, home care, assisted living, nursing care, other health care and like services, in any combination, to residents that is owned, operated or managed by the Debtor or any of its Subsidiaries.

(c)     There are no collective bargaining agreements to which the Debtor or any of its Subsidiaries is a party. Neither the Debtor nor any of its Subsidiaries has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Debtor's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Debtor, there is no reasonable basis to believe that the Surviving Corporation or any of its Subsidiaries will be subject to any labor strike or other organized work force disturbance following the Closing.

2.17     Employee Benefits.

(a)      Section 2.17(a) of the Debtor Disclosure Schedule contains a true and complete list of all Employee Benefit Plans (as defined below in this Section 2.17(a)) maintained, or contributed to, by the Debtor and its Subsidiaries or any ERISA Affiliate (as defined below in this Section 2.17(a)) of the Debtor and its Subsidiaries ("Debtor Employee Benefit Plans"). For purposes of this Agreement, the term "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect employee compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, the term "ERISA Affiliate" means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code). True and complete copies of (i) all Debtor Employee Benefit Plans that have been made available; (ii) written summaries of all unwritten Debtor Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Debtor Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Debtor Employee Benefit Plan; and (v) the most recent qualification letter issued by the IRS with respect to each Debtor Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Buyer. Each Debtor Employee Benefit Plan has been administered in accordance with its terms in all material respects, and the Debtor and its Subsidiaries and, to the Debtor's knowledge, each ERISA Affiliate of the Debtor and its Subsidiaries has in all material respects met its obligations (if any) with respect to each Debtor Employee Benefit Plan and has made all required contributions (if any) thereto. The Debtor and its Subsidiaries and all Debtor Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Debtor Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Debtor Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

      (b)     Except as set forth in Section 2.17(b) of the Debtor Disclosure Schedule, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Debtor Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Debtor Employee Benefit Plan or asserting any rights or claims to benefits under any Debtor Employee Benefit Plan.

      (c)       Neither the Debtor, nor any of its Subsidiaries, nor any ERISA Affiliate of the Debtor or any of its Subsidiaries has ever maintained a Debtor Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has the Debtor, any of its Subsidiaries or any ERISA Affiliate of the Debtor or any of its Subsidiaries been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Debtor Employee Benefit Plan that would subject the Debtor, any of its Subsidiaries or any ERISA Affiliate of the Debtor or any of its Subsidiaries to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (within the meaning of Sections 404 and 406 of ERISA) has occurred with respect to any Debtor Employee Benefit Plan that is subject to ERISA or the Code. No Debtor Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Debtor or any of its Subsidiaries from amending or terminating any such Debtor Employee Benefit Plan and any Debtor Employee Benefit Plan may be terminated without liability to the Debtor or any of its Subsidiaries or the Buyer, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 2.17(a) of the Debtor Disclosure Schedule beyond the month of the termination of his employment. No Debtor Employee Benefit Plan includes in its assets any securities issued by the Debtor or any of its Subsidiaries. No Debtor Employee Benefit Plan has been subject to tax under Section 511 of the Code.

      (d)     Section 2.17(d) of the Debtor Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Debtor or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Debtor or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive a payment from the Debtor or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or may constitute a "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Debtor or any of its Subsidiaries, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Debtor Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      (e)     Except as set forth in Section 2.17(e) of the Debtor Disclosure Schedule, there are no accrued or outstanding pension or retiree benefits (including "retiree benefits" as defined under section 1114 of the Bankruptcy Code), payable now or in the future, under any Debtor Employee Benefit Plan.

      2.18     Environmental Matters.

The Debtor represents and warrants as follows:

(a)     Each of the Debtor and its Subsidiaries is in material compliance with all applicable Environmental Laws (as defined below in this Section 2.18(a)). There is no pending or, to the Debtor's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law or any Materials of Environmental Concern (as defined below in Section 2.18(b)) involving the Debtor or any of its Subsidiaries or their respective assets and properties. Neither the Debtor nor any of its Subsidiaries is subject to any settlement agreement, order or consent decree which imposes ongoing obligations in connection with Environmental Law or any release of Materials of Environmental Concern (as defined below in this Section 2.18(b)). For purposes of this Agreement, the term "Environmental Law" means any foreign, federal, state or local law, statute, permit, order, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. For the purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the United States Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA").

(b)      Except as set forth in Section 2.18(b) of the Debtor Disclosure Schedule, there have been no releases of any Materials of Environmental Concern (as defined below in this Section 2.18(b)) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Debtor or any of its Subsidiaries for which the Debtor or any of its Subsidiaries may be liable under any Environmental Law of the jurisdiction in which such property or facility is located. With respect to any such releases of Materials of Environmental Concern, the Debtor or any of its Subsidiaries, as applicable, has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Buyer). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Debtor or any of its Subsidiaries that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Debtor or any of its Subsidiaries. For purposes of this Agreement, the term "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the United States Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law, except for normal office and cleaning products.

(c)     True and complete copies of all environmental reports, investigations and audits (whether conducted by or on behalf of the Debtor or any of its Subsidiaries or a third party, and whether done at the initiative of the Debtor or any of its Subsidiaries or directed by a Governmental Entity or other third party) that were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Debtor or any of its Subsidiaries which are in the possession of the Debtor (or can be obtained by the Debtor through reasonable efforts), have been delivered or otherwise made available to the Buyer.

(d)     The Debtor does not have any knowledge of any environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Debtor or any of its Subsidiaries.

(e)     The Debtor and its Subsidiaries hold all material Environmental Authorizations (as defined below in this Section 2.18(e)) that are legally required for the conduct of their businesses as currently conducted. For purposes of this Agreement, the term "Environmental Authorization" means any license, permit, certificate, identification number, or other authorization from a Governmental Entity under any applicable Environmental Law. Each of the Debtor and its Subsidiaries is and has been in material compliance with all such Environmental Authorizations.

(f)     None of the transactions contemplated by this Agreement or the Amended Plan will require the Debtor to comply with an Environmental Property Transfer Act (as defined below in this Section 2.18(f)). For purposes of this Agreement, the term "Environmental Property Transfer Act" means any applicable law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government that requires any notification or disclosure of environmental conditions in connection with the transfer, sale, lease or closure of any property.

(g)     No radon, lead paint, or lead in drinking water is present at any parcel of real property or any facility currently owned, operated or controlled by Debtor or any of its Subsidiaries at any level which is in violation of any Environmental Law or which could reasonably be expected to present a significant risk to human health or the structure within which such radon, lead paint, or lead is present. No underground storage tanks, PCBs, asbestos, or asbestos-containing materials are present at any parcel of real property or any facility currently owned, operated or controlled by Debtor or any of its Subsidiaries.

(h)     Except as set forth in Section 2.18(h) of the Debtor Disclosure Schedule, neither it nor any of its Subsidiaries has any mold-related liabilities (for remediation, third-party tort claims or otherwise), other than liabilities that could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect.

      2.19     Legal Compliance. Each of the Debtor and its Subsidiaries and the conduct and operation of its respective business is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Debtor and its Subsidiaries or their respective businesses, other than where the failure to be or to have been in compliance could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect or materially impair the ability of the Debtor to consummate the transactions contemplated hereby or the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and businesses of the Debtor and its Subsidiaries following the Closing.

      2.20     Capital Expenditures. The Debtor has previously delivered to the Buyer (i) a true and complete list of all capital expenditures in an amount in excess of $25,000 with respect to any single building incurred by the Debtor and its Subsidiaries during 2003, which list is attached as Section 2.20 of the Debtor Disclosure Schedule, (ii) a true and complete copy of the Debtor's 2003 capital expenditure budget, and (iii) a true and complete copy of the Debtor's current deferred capital expenditures budget.

      2.21     Permits.

(a)     Each of the Debtor and each of its Subsidiaries hold all Permits (as defined below) that are required by any Governmental Entity to permit it to conduct its respective businesses as now conducted and each such Permit is listed in Section 2.14(a) of the Debtor Disclosure Schedule. Except as set forth in Section 2.14(c) of the Debtor Disclosure Schedule, all such Permits are valid and in full force and effect, and each of the Debtor and each of its Subsidiaries has complied in all material respects with the requirements thereof, subject to the filings and approvals contemplated by Section 4.2, except where the failure to hold any such Permit or where the failure for such Permit to be in full force and effect or such non-compliance could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect. Except as set forth in Section 2.14(c) of the Debtor Disclosure Schedule, as of the date hereof, no suspension, cancellation or termination of any of such Permits is threatened or imminent that would reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect. For the purposes of this Agreement, the term "Permit" means any material license, approval, permit, franchise, certificate of authority or order or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity in connection with the ownership, operation, use or occupancy of the Assisted Living Facilities.

(b)      All Permits necessary for the operation of the applicable Assisted Living Facilities under applicable laws have been issued to the proper parties (the "Regulatory Permits"). Each Assisted Living Facility is being operated in compliance with all applicable laws, except for violations of applicable laws that could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect. The Debtor has delivered to the Buyer, or provided the Buyer with access to, true and complete copies of all Regulatory Permits, each of which is described in Section 2.14(a) of the Debtor Disclosure Schedule. None of such Regulatory Permits is, except as set forth in Sections 2.14(b) and 2.14(c) of the Debtor Disclosure Schedule, provisional or probationary or restricted in any material respect. The number of licensed beds, and their category of licensure (e.g., skilled nursing facility, assisted living facility, etc.) at each Assisted Living Facility, is set forth in Section 2.21 of the Debtor Disclosure Schedule. No material waivers of any applicable laws (including minimum square foot requirements per bed) are required for the Assisted Living Facilities to operate at the licensed bed capacities listed in Section 2.21 of the Debtor Disclosure Schedule, except as have been obtained and are in effect. Each Reimbursement Contract (as defined below) applicable to the Assisted Living Facilities is valid, binding and in full force and effect according to its terms. For the purposes of this Agreement, the term "Reimbursement Contracts" means all third party reimbursement contracts for the Assisted Living Facilities with respect to residents or patients qualifying for coverage under the same, including Medicare, Medicaid (each defined below) and private insurance agreements, and any successor program or other similar reimbursement program and/or private insurance agreements. Each of the Debtor and its Subsidiaries, as applicable, is in good standing in connection with all applicable Governmental Entities, Regulatory Permits, Medicare certifications and/or Medicaid certifications. Each of the Debtor and its Subsidiaries is current in the payment of all so-called provider specific or other assessments with respect to any Reimbursement Contracts, except to the extent such failure to be in good standing or to be current could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect. There is no pending or, to the Debtor's knowledge, threatened revocation, suspension, termination, probation, material restriction or limitation, or nonrenewal by any Governmental Entity, insurance program or third-party payor of any Reimbursement Contract relating to any Assisted Living Facility or any property relating thereto. All Medicaid and Medicare cost reports and financial reports submitted by each of the Debtor and its Subsidiaries, as applicable, with respect to each Assisted Living Facility are materially accurate and complete. For the purposes of this Agreement, the term "Medicare" shall have the meaning provided in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder. For the purposes of this Agreement, the term "Medicaid" shall have the meaning provided in Title XIX of the Social Security Act (42 U.S.C. §§  1396 et seq.), and the regulations promulgated thereunder.

      2.22      Bank Accounts; Powers of Attorney; Minute Books.

(a)     The Debtor has provided the Buyer with a complete and correct list of all bank accounts and safe deposit boxes of the Debtor and its Subsidiaries and persons authorized to sign or otherwise act with respect thereto as of the date hereof and Section 2.22(a) of the Debtor Disclosure Schedule sets forth a complete and correct list of all persons holding a general or special power of attorney granted by the Debtor and its Subsidiaries.

(b)     The minute books of the Debtor and its Subsidiaries contain records of meetings and other corporate actions taken by the board of directors and stockholders of the Debtor and its Subsidiaries, respectively, that are true and complete in all material respects. At the Closing, the Debtor and each of its Subsidiaries (or counsel to the Debtor) will have possession of their respective minute books.

      2.23      No Other Business. Except as set forth in Section 2.23 of the Debtor Disclosure Schedule, neither the Debtor nor any of its Subsidiaries engages in any businessother than the Assisted Living Services Business and activities incidental and in furtherance thereof.

      2.24      Resident Agreements; Patient Injury Claims.

      (a)     The Debtor has delivered or made available to the Buyer true and correct copies of the principal forms of occupancy, residency, lease, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Assisted Living Facilities (the "Resident Agreements"). No Resident Agreement currently in effect with respect to any Assisted Living Facility contains any material deviations from such forms delivered or made available to the Buyer which could have a Debtor Material Adverse Effect. Neither the Debtor nor any of its Subsidiaries is in breach of or default under any of its obligations under any Resident Agreement, except for any such default or breach that could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect.

      (b)     The Debtor has made available at Debtor's headquarters to the Buyer copies of all incident reports prepared by the Debtor relating to actual Patient Injury Claims (as defined below) or potential Patient Injury Claims for the two-year period ending prior to the date hereof. Such incident reports accurately reflect all such actual and potential Patient Injury Claims for such period, and the Debtor possesses adequate insurance or cash reserves (exclusive of the amount referenced in Section 5.2(g)) to cover any costs or liabilities with respect to such actual or potential Patient Injury Claims. Except as set forth in Section 2.24(b) of the Debtor Disclosure Schedule, all amounts of insurance premium charges and loss reserves allocated by the Debtor and its Subsidiaries to the Assisted Living Facilities with respect to actual or potential Patient Injury Claims (including but not limited to estimated loss costs and other non-loss costs such as fronting fees, risk transfer excess costs, claims administration, broker fees and risk management fees) that have not been finally determined represent fair and reasonable estimates of the cost of such actual or potential Patient Injury Claims. For the purposes of this Agreement, the term "Patient Injury Claims" mean any and all injury or damage claims made by Assisted Living Facility residents (or their representatives) relating to any event, accident or occurrence, or series of events, accidents or occurrences in connection with any service provided to Assisted Living Facility residents incidental to their residency.

      2.25      Health Care Laws and Regulations.

(a)     Fraud and Abuse. Except as set forth in Section 2.25(a) of the Debtor Disclosure Schedule, the Debtor and its Subsidiaries, and, to the knowledge of the Debtor, their respective officers, directors, employees, shareholders and providers, have not knowingly engaged in any activities that are prohibited under (i) statutes, 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or similar or related state or local statutes or regulations or (ii) by rules of professional conduct or which otherwise constitute fraud, including the following: (w) making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment; (x) making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (y) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (z) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Federal Health Care Programs (as defined below) or any private payor source or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by the Federal Health Care Programs or any private payor source. For the purposes of this Agreement, the term "Federal Health Care Programs" means the Medicare program, the Medicaid program and the TRICARE program.

(b)     Third-Party Payors. All contracts with third-party payors were entered into by the Debtor and its Subsidiaries in the ordinary course of business. The Debtor and its Subsidiaries have properly charged and billed in accordance with the terms of those contracts, including, where applicable, billing and collection of all deductibles and co-payments, except to the extent that any failure to be in compliance or properly charge and bill could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect.

(c)     Compliance with the Federal Health Care Programs. The Debtor and its Subsidiaries have timely and accurately filed all claims and other reports required to be filed in connection with all Federal Health Care Programs in which the Debtor and its Subsidiaries participate, which claims and other reports were, to the Debtor's knowledge, accurate in all material respects when filed. As of the date hereof, there are no actions pending or, to the knowledge of the Debtor, threatened or scheduled before any Governmental Entity, including any intermediary, carrier, or any state or other federal agency with respect to any Medicare, Medicaid, TRICARE or other federal claim filed by the Debtor or its Subsidiaries, or program compliance matters. The Debtor has made available to the Buyer accurate and complete copies of any claims, actions or appeals listed in Section 2.25(c) of the Debtor Disclosure Schedule. Except for routinely scheduled reviews pursuant to the Debtor's and its Subsidiaries'Federal Health Care Programs Contracts, no program integrity review of the Debtor or its Subsidiaries has been conducted by any Governmental Entity in connection with the Federal Health Care Programs and no such review is scheduled, or to the knowledge of the Debtor, pending or threatened against the Debtor or its Subsidiaries.

(d)     HIPAA Compliance. The Debtor and its Subsidiaries are in compliance with the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and all regulations promulgated pursuant to HIPAA, including the Transaction Code Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164, except to the extent that any failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect.

      2.26     Joint Venture Affiliates. Section 2.26 of the Debtor Disclosure Schedule sets forth: (1) the name of each Joint Venture Affiliate (as defined below in this Section 2.26); (2) the type and percentage ownership or investment interest of the Debtor or its Subsidiaries therein; (3) the classification for federal income tax purposes of each Joint Venture Affiliate; (4) the states in which each Joint Venture Affiliate files tax returns; (5) to the extent permitted without violating any obligation of confidentiality, the name of each other equity owner or investor therein and the type and percentage ownership or other investment interest therein held by such person; and (6) whether such Joint Venture Affiliate owns, leases, manages or operates an Assisted Living Facility, and, if so, which one(s). Except as set forth in Section 2.26 of the Debtor Disclosure Schedule, neither the Debtor nor any of its Subsidiaries is a party to any partnership, joint venture or other similar agreement other than limited partnerships and limited liability companies that are wholly-owned, directly or indirectly, by the Debtor or any of its Subsidiaries (a "Joint Venture Agreement") relating to the formation, creation, operation,management or control of any Joint Venture Affiliate. Each of the Debtor and its Subsidiaries indicated in Section 2.26 of the Debtor Disclosure Schedule as owning an interest in one or more of the Joint Venture Affiliates owns such interest free and clear of any encumbrances, other than encumbrances arising as a result of the terms of the applicable Joint Venture Agreement and liens in favor of secured creditors. True, correct and complete copies of all Joint Venture Agreements have been made available to the Buyer. To the knowledge of the Debtor, none of the Joint Venture Affiliates as to which the Debtor or any of its Subsidiaries holds a controlling interest has received written notice alleging a breach or default under any material provision of the Joint Venture Agreements or other constitutive documents. For the purposes of this Agreement, the term "Joint Venture Affiliates" means all corporations, joint ventures, partnerships, limited liability companies and other legal entities (other than the Debtor and its Subsidiaries) in which any of the Debtor and its Subsidiaries holds a direct equity or profit interest, or a direct or indirect right to vote at least 10% of the outstanding equity interests and which own, lease, manage or operate one or more of the Assisted Living Facilities.

      2.27      Indebtedness. Section 2.27 of the Debtor Disclosure Schedule sets forth all Indebtedness (as defined below) of the Debtor or any of its Subsidiaries, and indicates, in each case, the term, applicable interest rate, and any prepayment rights and penalties. "Indebtedness" means, as at any date of determination, any of the following items of the Debtor and its Subsidiaries, without duplication: (i) obligations of the Debtor or any of its Subsidiaries created, issued or incurred for borrowed money, including all fees and obligations thereunder (including any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination); (ii) obligations of the Debtor or any of its Subsidiaries to pay the deferred purchase price or acquisition price of property, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business; (iii) the face amount of all letters of credit issued for the account of the Debtor or any of its Subsidiaries and all drafts thereunder; (iv) capital lease obligations of the Debtor or any of its Subsidiaries; and (v) any obligations of the Debtor or any of its Subsidiaries guaranteeing any Indebtedness of any other person.

      2.28     Assisted Living Facilities.

(a)     Other than any of the following that could not reasonably be expected to result in a Debtor Material Adverse Effect, each Assisted Living Facility:

(i)     is free from material structural defects;

(ii)     is free of insect and rodent infestation;

(iii)     is free of roof leaks;

(iv)     is serviced by mechanical and utility systems in good condition, proper working order and free of material defects;

(v)     is an independent unit that does not rely on any facilities (other than the facilities of public sewer and water and other utility companies or facilities of a companion campus Assisted Living Facility) for structural support or the furnishing of any essential building systems or utilities;

(vi)     has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electricity connections and other public utilities necessary for operation as an Assisted Living Facility; and no fact or condition exists that would reasonably be expected to result in the termination or reduction of the current access from the Assisted Living Facilities to the existing roads and highways or to sewer or other utility services presently serving the Assisted Living Facilities; and

(vii)     does not currently require any capital expenditures except as set forth in Section 2.20 of the Debtor Disclosure Schedule.

(b)     Except as set forth in Section 2.28 of the Debtor Disclosure Schedule, no unit within any Assisted Living Facility is leased or reserved for lease as an affordable housing unit, or for low or moderate-income residents, pursuant to a presently existing agreement or requirement of law.

      2.29     Divestiture Agreements. Except as set forth in Section 2.29 of the Debtor Disclosure Schedule, true copies of the Divestiture Agreements (as defined below) identified in Section 2.29 of the Debtor Disclosure Schedule, including all amendments, waivers and modifications thereto but excluding proprietary pricing or technical information in the possession of the Debtor or its Subsidiaries as of the date of this Agreement, have been delivered to the Buyer. Except for the Divestiture Agreements identified in Section 2.29 of the Debtor Disclosure Schedule, no business or assets owned, operated or leased by the Debtor or any of its Subsidiaries are currently under contract to be sold or otherwise disposed of to a third party as of the date hereof. For the purposes of this Agreement "Divestiture Agreements" means any agreement by which any business, or assets with a value in excess of $100,000 owned, operated or leased by the Debtor or any of its Subsidiaries are to be sold or otherwise disposed of to a third party.

      2.30      Neither the Debtor nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except for Cohen & Steers Advisors LLC and Silverman Consulting and true and correct copies of the Debtor's engagement letters (and any amendments or supplements thereto) have been furnished to the Buyer.

      2.31     Insurance.

(a)     All material fire and casualty, general liability, business interruption, professional liability, and sprinkler and water damage insurance policies maintained by the Debtor and its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks associated with the Assisted Living Services Business of the Debtor and its Subsidiaries and their respective properties and assets, and are in character and amount consistent with past practices of the Debtor and its Subsidiaries, except for any such failures to maintain insurance policies that could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect. The Debtor has previously provided to the Buyer a true, correct and complete list of, and true, correct and complete copies of, all material insurance policies and fidelity bonds or binders containing the terms thereof relating to the assets, business, operations, employees, officers or directors of the Debtor and its Subsidiaries (the "Policies").

(b)     Except as set forth in Section 2.31(b) of the Debtor Disclosure Schedule, (i) there is no material claim pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Policies or in respect of which such underwriters have reserved their rights; (ii) all premiums owed have been paid, and all premiums which will become due and payable prior to the Effective Date will be timely paid; (iii) neither the Debtor nor any of its Subsidiaries has given or received any notice of cancellation, termination or nonrenewal of any such Policy; (iv) no material breaches or defaults exist under any of the Policies; and (v) none of the Policies will terminate or be adversely affected by the transactions contemplated by this Agreement or the Amended Plan.

      2.32     Retained Debt. Upon satisfaction of the condition set forth in clause (ii) of Section 5.2(d), no default or event of default shall exist under any of the agreements set forth in Section 5.2(d)(ii) of the Debtor Disclosure Schedule.

      2.33      Disclosure. No representation or warranty by the Debtor contained in this Agreement, and no statement contained in the Debtor Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Debtor or any of its Subsidiaries pursuant to this Agreement, contains or will as of the Effective Date contain any untrue statement of a material fact or omits or will as of the Effective Date omit to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE MERGER SUBSIDIARY

      The Buyer and the Merger Subsidiary represent and warrant to the Debtor that the statements contained in this Article III are true and complete, except as set forth in the disclosure schedule of the Buyer delivered to the Debtor simultaneously with the execution and delivery hereof (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any section or paragraph of the Buyer Disclosure Schedule shall qualify other sections or paragraphs in this Article III only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Buyer Material Adverse Effect" shall mean a material adverse effect (or any condition, change, event or state of facts, arising or existing before or after that date of this Agreement, that could reasonably be expected to result in material adverse effect), in any one or more fiscal periods of the Buyer, or the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income or prospects of the Buyer and its Subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Buyer conducts its business.

      3.1     Organization, Qualification, Corporate Power and Authority. Each of the Buyer and the Merger Subsidiary is a corporation, limited liability company or limited partnership duly organized (or duly formed, as applicable), validly existing and in good standing under the laws of its jurisdiction of organization (or formation). Each of the Buyer and the Merger Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Each of the Buyer and the Merger Subsidiary has made available to the Debtor true and complete copies of its respective charters and by-laws (or comparable organizational documents), each as amended and in effect on the date hereof. Each of the Buyer and the Merger Subsidiary has at all times complied with, and is not in default under or in violation of, any provision of its charter or by-laws (or comparable organizational documents), other than where the failure to so comply and such defaults and violations could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      3.2     Noncontravention. Except for the applicable requirements of the Exchange Act, any applicable state and foreign securities laws, the HSR Act, if applicable, the Bankruptcy Code, the Confirmation Order and the Amended Plan, neither the execution and delivery of this Agreement by the Buyer and the Merger Subsidiary nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of the charter or by-laws (or comparable organizational documents) of the Buyer or the Merger Subsidiary; or (b) require on the part of the Buyer or the Merger Subsidiary any filing with, or any permit, authorization, consent or approval of, a Governmental Entity, other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect

      3.3     No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of the Buyer or the Merger Subsidiary or their affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions arising in connection with this Agreement or such transactions.

      3.4     Financing. The Buyer and the Merger Subsidiary currently have or have access to immediately available funds in cash or cash equivalents, and at the Closing will have immediately available funds in cash, sufficient to pay the Merger Consideration and to pay any other amounts payable by them pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

      3.5     Disclosure. No representation or warranty by the Buyer or the Merger Subsidiary contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer or the Merger Subsidiary pursuant to this Agreement, contains or will as of the Effective Date contain any untrue statement of a material fact or omits or will as of the Effective Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

COVENANTS

      4.1     Reasonable Efforts. Except to the extent required by Bankruptcy-Related Requirements (as defined in Section 4.5), each Party shall use all reasonable efforts to cause the transactions contemplated by this Agreement and the Amended Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use all reasonable efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required to be obtained or effected by such Party in connection with this Agreement and the Amended Plan and the transactions contemplated hereby and thereby and, in the case of the Debtor, to assist the Buyer in the preparation and entry of the Confirmation Order, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of it in order to consummate the transactions contemplated hereby and thereby

      4.2     Approvals; Consents. The Debtor shall obtain and maintain and shall cause each of its Subsidiaries to obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required, except where the failure to do so would not materially impair the ability of the Debtor or its Subsidiaries to consummate the transactions contemplated hereby or the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and businesses of the Debtor and its Subsidiaries following the Closing. Without limiting the generality of the foregoing, each of the Debtor and its Subsidiaries shall maintain its respective authorizations in full force and effect, shall not take any action which could reasonably be expected to have a material adverse effect on such authorizations or any licenses and authorizations, shall diligently pursue all applications and shall, prior to the expiration date of any material authorization, timely file for the renewal of any such authorization. Neither the Debtor nor any of its Subsidiaries shall make any material commitments to any Governmental Entity relating to any Approval without the prior written consent of the Buyer. The Debtor shall consult with the Buyer as to the approach to be taken with any Governmental Entity with respect to obtaining any necessary consent to the transactions contemplated hereby and by the Amended Plan, and the Debtor shall keep the Buyer fully informed as to the status of any such communications with any Governmental Entity. Without limiting the generality of the foregoing, to the extent required, the Buyer and the Debtor shall make the necessary preliminary filings under the HSR Act no later than ten days following the date of this Agreement and shall seek early termination of all applicable waiting periods. Nothing herein shall require the Buyer to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of the Buyer's or the Debtor's businesses. The Debtor shall promptly reimburse the Buyer for one-half of the filing fees paid by the Buyer in connection with the HSR Act in the event that such filing is made (the "Buyer HSR Reimbursement").

      4.3     Buyer Not To Control. Pending the consummation of the transactions contemplated hereby, the Buyer shall not obtain actual (de facto) or legal (de jure) control over the Debtor or any of its Subsidiaries. Specifically, the responsibility for the operation of the Debtor and its Subsidiaries shall, pending the consummation of the transactions contemplated hereby, reside with the boards of directors of the Debtor (subject to the jurisdiction of the Bankruptcy Court) and its Subsidiaries, including, but not limited to, responsibility for the following matters: access to and the use of the facilities of and equipment owned, operated, managed or leased by the Debtor and its Subsidiaries; control of the daily operation of the Debtor and its Subsidiaries; creation and implementation of policy decisions; employment and supervision of employees; payment of financing obligations and expenses incurred in the operation of the Debtor and its Subsidiaries; receipt and distribution of monies and profits derived from the operation of the Debtor and its Subsidiaries; and execution and approval of all contracts and applications prepared and filed before regulatory agencies. Notwithstanding the foregoing,  the Debtor shall comply with each of its agreements and covenants contained in this Agreement.

      4.4      Bankruptcy Covenants.

(b)     As soon as practicable following the execution of this Agreement (and in no event later than the Bankruptcy Court hearing scheduled for July 23, 2003), the Debtor shall seek entry of an order (the "Sale Order") by the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, including the Break-Up Fee and Buyer Expense Amount ( each as defined in Section 4.8), any Buyer HSR Reimbursement and the Exclusivity Provisions (as defined in Section 4.7(b)), such Sale Order to be in form and substance reasonably acceptable to the Buyer.

(c)     As soon as practicable following the execution of this Agreement (and in no event later than July 23, 2003), the Debtor shall file with the Bankruptcy Court the Amended Plan. As soon as practicable following the filing of the Amended Plan (and in no event later than three Business Days thereafter), the Debtor shall file with the Bankruptcy Court a Disclosure Statement related thereto in form and substance that is reasonably acceptable to the Buyer (the "Disclosure Statement"). Thereafter, without the prior written consent of the Buyer, the Debtor shall not amend or modify any provision of the Amended Plan or the Disclosure Statement in a manner adverse to the Buyer or withdraw the Amended Plan or file any other plan of reorganization of the Debtor. In addition, without the prior written consent of the Buyer (which shall not be unreasonably withheld), the Debtor shall not otherwise amend or modify any such provision.

(d)     The Debtor shall promptly provide the Buyer with drafts of all substantive documents, motions, orders, filings or pleadings that the Debtor proposes to file with the Bankruptcy Court which relate to the assumption or rejection of any executory contract or lease, the settlement of any claim against the Debtor, the restructuring or refinancing of any debt or lease of it or any Subsidiary, or the appointment in the Chapter 11 Proceeding of a trustee or examiner or the consummation or approval of the Amended Plan, this Agreement or any provision therein or herein, and will provide the Buyer with reasonable opportunity to review such filings. The Debtor shall consult and cooperate with the Buyer, and consider in good faith the views of the Buyer with respect to all such filings.

(d)     The Debtor shall not, without the prior written consent of the Buyer, seek or consent to the conversion of the Chapter 11 Proceeding to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner with managerial powers under Bankruptcy Code Section 1104, or do any of the following:

(i)     Consent to any relief from the automatic stay under Section 362 of the Bankruptcy Code that would reasonably be likely to result in, individually or in the aggregate, a Debtor Material Adverse Effect;

(ii)nbsp;    Consent to the reduction of the exclusivity period under Bankruptcy Code Section 1121 for the filing of a plan or reorganization (the "Exclusivity Period") or fail timely to file motions seeking to obtain orders of the Bankruptcy Court extending the Exclusivity Period, if necessary;

(iii)      Authorize, or commit or agree to take, any of the foregoing actions.

      4.5     Operation of Business. Except as otherwise contemplated by this Agreement, the Amended Plan, the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee, or any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Proceeding during the period prior to the Closing (collectively, "Bankruptcy-Related Requirements"), the Debtor and each of its Subsidiaries shall conduct its operations in the Ordinary Course of Business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all Taxes (all post-petition Taxes in the case of the Debtor) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having businessdealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, and, except to the extent required by any Bankruptcy-Related Requirements as to the Debtor, the Debtor shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Buyer and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Debtor Disclosure Schedule:

(i)     except for assets, rights or liabilities not in excess of $250,000 in aggregate fair market value, sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose (collectively, "Dispose") of any of its assets, rights or liabilities other than in the Ordinary Course of Business;

(ii)     except for borrowings under the existing DIP Credit Facility in an aggregate amount outstanding up to a maximum of $15 million and lessor commitments to fund capital expenditures not exceeding in the aggregate $1 million, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person except for any transactions between the Debtor or any of its Subsidiaries and Joint Venture Affiliates that are entered into in the Ordinary Course of Business;

(iii)     except for (A) severance agreements pursuant to the severance program approved by the Bankruptcy Court by its order dated March 13, 2003 and (B) the proposed severance and retention program described in the Debtor's motion filed on or about July 22, 2003, enter into, adopt or amend any Debtor Employee Benefit Plan or any written employment agreement or written or oral severance agreement or arrangement, in either case of the type described in Section 2.17, or increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit to employees generally not required by the terms in effect on the date hereof of any existing Debtor Employee Benefit Plan;

(iv)     change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(v)     pay any pre-petition liability of the Debtor other than critical vendor payments not exceeding $200,000 in the aggregate and liabilities of Subsidiaries that are also liabilities of the Debtor and liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that the Debtor is authorized to pay by the Bankruptcy Court;

(vi)     change or amend either its or any one of its Subsidiaries'certificate of incorporation, by-laws or other comparable organizational documents;

(vii)     sell, assign, transfer or license any material Licenses and Authorizations or Debtor Intellectual Property, other than in the Ordinary Course of Business;

(viii)     enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Debtor Licenses and Authorizations, or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 2.13(a) of the Debtor Disclosure Schedule;

(ix)     with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, make or commit to make any capital expenditure not set forth in the capital expense budget set forth as Section 4.5 to the Debtor Disclosure Schedule, other than expenditures that are necessary to address life and safety issues or to repair premises damaged by forces of nature after the date of this Agreement;

(x)     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock, other than advances and distributions among Debtor and each of its Subsidiaries and Joint Venture Affiliates in the Ordinary Course of Business, (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares other than as contemplated by Section 5.2(d)(ix);

(xi)     issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

(xii)     settle or compromise any material Tax liability or any pending or threatened suit or action other than consistent with the Debtor's practice since the Filing Date or pursuant to the terms of the Amended Plan or make any material Tax election;

(xiii)     establish, or transfer any assets to, a trust for purposes of funding any Debtor Employee Benefit Plan, including, without limitation, a so-called "rabbi trust" except as required by applicable law;

(xiv)     settle or compromise any claim or liability in excess of $250,000;

(xv)     make any material modification to any debt or lease arrangement;

(xvi)     terminate or fail to use reasonable efforts to renew or preserve any Permits or Regulatory Permits except where the failure to hold any such Permit or Regulatory Permit would not reasonably be expected to have a Debtor Material Adverse Effect;

(xvii)     make any investment in any other person other than as contemplated by Section 4.5(x);

(xviii)     take any action or omit to take any action that would result in any of the Debtor's representation and warranties set forth in Article II not being true and correct in all material respects; or

(xix)     agree or make any commitment, in writing or otherwise, to take any actions prohibited by this Section 4.5.

       4.6     Notice of Breaches. Each Party shall promptly deliver to the other Parties written notice of any state of facts, event or development that could reasonably be expected to (a) render any statement, representation or warranty of such Party in this Agreement (including its respective Disclosure Schedule) inaccurate or incomplete in any respect, or (b) constitute or result in a breach by such Party of, or a failure by such Party to comply with, any agreement orcovenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

      4.7     Exclusivity.

     The Debtor shall not, nor shall it permit any of its Affiliates or any of their respective directors, officers, employees, financial or other advisors, representatives or agents to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger or consolidation of, sale of material assets (other than pursuant to Divestiture Agreements listed in Section 2.29 of the Debtor Disclosure Schedule or transfers permitted by Section 4.5 of the Debtor Disclosure Schedule) by, or tender offer for, recapitalization of or accumulation or acquisition of securities issued by, the Debtor or any of its Subsidiaries, or any proxy solicitation or other business combination involving the Debtor or any of its Subsidiaries (collectively, "Debtor Acquisition Proposals") or (ii) provide any non-public information concerning the business, properties or assets of the Debtor or any of its Subsidiaries to any person or entity (other than in the Ordinary Course of Business or to the Buyer or to the Debtor's or its Subsidiaries'creditors in accordance with confidentiality arrangements existing as of the date of this Agreement). The Debtor shall, and shall cause each of its Affiliates and their respective directors, officers, employees, financial or other advisors, representatives or agents to, immediately cease any and all existing activities, discussions or negotiations with any person other than the Buyer with respect to any Debtor Acquisition Proposal. The Debtor shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature as are prohibited by the first sentence of this Section 4.7. The provisions of this Section 4.7 are referred to in this Agreement as the "Exclusivity Provisions". For the purposes of this Agreement an "Affiliate" of a specified person means any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified person, within the meaning of Rule 12b-2 under the Exchange Act.

      4.8     Break-Up Fee and Buyer Expenses. In the event that (i) the Buyer terminates this Agreement pursuant to Section 6.1(b) or Section 6.1(f) or (ii) the Buyer or the Debtor terminates this Agreement pursuant to Section 6.1(c) or Section 6.1(d), respectively (in either case as a result of the failure of the condition set forth in Section 5.1(e) to be satisfied due to (A) the failure of the creditors of the Debtor entitled to vote on the Amended Plan to vote in favor of the Amended Plan, (B) the withdrawal of the Amended Plan by the Debtor, the filing of any other plan of reorganization by the Debtor, or the material modification or amendment of any material provision of the Amended Plan by the Debtor, in any case without the prior written consent of the Buyer, or (C) the confirmation of any other plan of reorganization filed by any person other than the Debtor), or (iii) except as set forth in Sections 2.29 or 4.5 of the Debtor Disclosure Schedule, the Debtor or any of its Subsidiaries sells or otherwise transfers (other than to the Buyer) all or any substantial portion of their respective assets as part of a sale approved pursuant to Section 363 of the Bankruptcy Code or otherwise, then the Debtor shall pay to the Buyer as promptly as practicable thereafter (but in no event later than the next business day thereafter (the "Payment Date")) $3,000,000 in immediately available funds (the "Break-Up Fee"), and shall concurrently reimburse to the Buyer the Buyer's out-of-pocket expenses in connection with the transactions contemplated by this Agreement, including all fees and expenses of counsel, accountants, consultants and advisors of the Buyer (collectively, the "Buyer Expense Amount"); provided, however, that the Buyer Expense Amount shall not exceed $1,000,000. The claims of the Buyer to the Break-Up Fee and the Buyer Expense Amount shall constitute first priority administrative expenses under 11 U.S.C. §§ 503(b)(1) and 507(a)(1). This Section 4.8 shall be effective only from and after the time the Sale Order is approved by the Bankruptcy Court.

      4.9     Delivery of Financial Statements. As promptly as possible following the last day of each month after the date of this Agreement until the Effective Date, and in any event within 30 days after the end of each such month, the Debtor shall deliver to the Buyer its unaudited consolidated monthly operating statements for the one-month period then ended, all certified by its chief financial officer to the effect that such monthly operating statements are prepared on a basis consistent with past practice and fairly present the results of operations of the Debtor as of the date thereof and for the period covered thereby (collectively, the "Interim Monthly Financial Statements"). As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, the Debtor shall deliver to the Buyer its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for such quarter and for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis as with the Audited Debtor Financial Statements, which comply as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (collectively, the "Unaudited Quarterly Financial Statements"). The Debtor shall promptly furnish the Buyer with all information (including the Audited Debtor Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request.

      4.10     Full Access. The Debtor shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Debtor and its Subsidiaries. The Debtor shall cause both of its and its Subsidiaries'officers and management to cooperate fully with the representatives, agents and counsel of the Buyer and shall cause such officers and management to make themselves available to the extent necessary to complete the due diligence process and the consummation of the transactions contemplated hereby. The Debtor shall, at the request of the Buyer, introduce the Buyer to its and its Subsidiaries'principal suppliers and employees to facilitate discussions between such persons and the Buyer in regard to the conduct of the businesses of the Surviving Corporation following the Closing.

      4.11     Disclosure Statement, Etc. The Buyer shall furnish the Debtor with all information concerning the Buyer as the Debtor may reasonably request in connection with the Disclosure Statement. The Debtor shall consult with the Buyer and its counsel in connection with, and shall permit the Buyer and its counsel to participate in, the preparation and Bankruptcy Court approval process of the Disclosure Statement and any amendments or supplements thereto.

      4.12     Indemnification; Director and Officers Insurance.

(a)     The Buyer agrees that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification for and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Debtor as provided in its charter or by-laws (or comparable organization documents) and any indemnification agreements of the Debtor shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of one year from the Effective Time and the obligations of the Debtor in connection therewith shall be assumed by the Buyer.

(b)     The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director or officer of the Debtor or its Subsidiaries (except for such persons who are not entitled to indemnification as provided for in the Amended Plan) and such director's or officer's heirs and personal representatives and shall be binding on all successors and assigns of the Buyer and the Surviving Corporation.

      4.13     State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Buyer and the Debtor and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

      4.14     Employees.

(a)      Buyer's Benefits for Affected Employees. Following the Effective Time, the Buyer shall maintain, or shall cause the Surviving Corporation and its Subsidiaries to maintain, until at least the first anniversary of the Effective Time, for any employee of the Debtor or any of the Debtor's Subsidiaries who becomes an employee of the Buyer or any of its Subsidiaries as a result of the Merger (collectively, the "Affected Employees") compensation and employee benefits plans and arrangements that are generally comparable, in the aggregate, to those provided for under the compensation arrangements and Debtor Employee Benefit Plans as in effect on the date hereof or are generally comparable, in the aggregate to those in the Debtor'industry generally. Notwithstanding the foregoing, the Buyer shall have the right, following the Effective Time, in the exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment or any rights to any employee benefits or compensation other that such benefits and compensation provided for in contracts assumed by the Debtor.

(b)      Honoring Accrued Vacation. Without limiting the generality of the foregoing subsection, and to the extent permitted by law, the Buyer and the Surviving Corporation shall honor all vacation, holiday, sickness and personal days accrued by Affected Employees as of the Effective Time.

(c)           Participation in Benefit Plans. Affected Employees shall be given credit, to the extent permitted by law, for all service with the Debtor and its Subsidiaries that is credited under the Debtor Employee Benefit Plans for purposes of eligibility, vesting, and level of participant contributions (but subject to an offset, if necessary, to avoid duplication of benefits) under any Employee Benefit Plans correctly maintained by Buyer or its Affiliates in which they become participants. The Buyer shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee. The Buyer agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of the Buyer and the Buyer Subsidiaries.

      4.15     Accuracy of Information. Each Party shall cause all documents required to be filed by such Party or any of such Party's Affiliates with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement to comply in all material respects with the provisions of applicable law.

      4.16     Litigation; Notice of Material Events.

(a)     The Debtor shall promptly notify the Buyer of any litigation or other action that after the date hereof is commenced against the Debtor or any of its Subsidiaries or, if known to Debtor, against any director, officer, employee, consultant, agent or shareholder thereof with respect to the affairs of the Debtor or any of its Subsidiaries.

(b)     The Buyer and the Debtor shall promptly notify and keep each other advised as to:

(i)     any representation or warranty made by such party in this Agreement that is qualified as to materiality becoming untrue in any respect or any other representation or warranty made by such party in this Agreement becoming untrue in any material respect;

(ii)     any notice or other communication received by such party from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement (other than the Required Waivers and Consents); and

(iii)     any event of which such party becomes aware that could reasonably be expected to cause or otherwise result in any of the conditions in Article V not being satisfied at Closing.

      4.17     Patient Injury Claims. The Debtor shall use commercially reasonable efforts to cause each Assisted Living Facility to report promptly to the Debtor all Patient Injury Claims and potential Patient Injury Claims.

      4.18     Rights Agreement. The Debtor shall not amend the Rights Agreement dated December 10, 1998, as amended to the date hereof, between the Debtor and American Stock Transfer and Trust Company (the "Rights Agreement"), or take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Rights (as defined in the Rights Agreement)) with the purpose of facilitating any Debtor Acquisition Proposal. The Debtor shall cause the Rights Agreement to terminate effective as of the business day next preceding the Effective Date.

      4.19     Application of the Merger Consideration. The Debtor shall apply the Merger Consideration in the manner, at the time and in the amounts specified in the Amended Plan.

ARTICLE V
CONDITIONS TO CLOSING

      5.1     Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by such Party, of the following conditions:

(a)     no statute, rule, order or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits or restricts the consummation of any of the transactions contemplated hereby and all consents, orders and approvals from all Governmental Entities required in connection with the consummation of all such transactions shall have been obtained and shall be in full force and effect;

(b)      there shall be no order, decree or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of any of the transactions contemplated hereby;

(c)      all Approvals required by applicable law to be obtained from any Governmental Entity to consummate the transactions contemplated hereby shall have been obtained, and the expiration or early termination of any waiting period under the HSR Act shall have occurred;

(d)     no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by the Buyer, the Debtor or any of their respective Affiliates in connection with this Agreement or the confirmation of the Amended Plan;

(e)     the Confirmation Order, in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (ii) the Confirmation Order shall have become a Final Order (as defined in the Amended Plan); and

(f)     the Effective Date (as defined in the Amended Plan) shall have occurred.

      5.2     Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

(a)     Representations and Warranties. Each of the representations and warranties of the Debtor contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the date of the Closing as if made on and as of such date (unless such representation or warranty addresses matters only as of a certain date, in which case such representation or warranty shall be true and correct as of such certain date) and each of the representations and warranties of the Debtor that is not so qualified shall be true and correct in all material respects at and as of the date of the Closing as if made on and as of such date (unless such representation or warranty addresses matters only as of a certain date, in which case such representation or warranty shall be true and correct in all material respects as of such certain date) except in circumstances in which the failure of such representation or warranty to be true and correct (without giving effect to any limitations as to materiality or "Debtor Material Adverse Effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a Debtor Material Adverse Effect and does not, and could not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Debtor to consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and businesses of the Debtor and its Subsidiaries following the Closing;

(b)     the Debtor shall have performed or complied in all material respects with each of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)     since the Agreement Date there shall not have occurred a Debtor Material Adverse Effect;

(d)      the Buyer shall have received evidence reasonably satisfactory to it to the effect that (either pursuant to an order of the Bankruptcy Court, treatment in the Chapter 11 Proceeding pursuant to the Amended Plan or pursuant to written amendments, waivers, consents or other written instruments executed by the applicable third party (referred to as the "Required Waivers and Consents")):

(i)     with respect to each agreement set forth in Section 5.2(d)(i) of the Debtor Disclosure Schedule, the party specified in such Section as the "lender" under such agreement has agreed to forebear, until the date specified for such agreement in such Section, from exercising any remedies available to such party under such agreement or by law with respect to any defaults or events of default, other than a payment default, under such agreement;

(ii)      each agreement set forth in Section 5.2(d)(ii) of the Debtor Disclosure Schedule has been amended, on terms reasonably satisfactory to the Buyer, such that, immediately following the Effective Time, there will be no defaults or events of default thereunder (or the Debtor shall have received a permanent binding waiver or consent with respect to any such default or event of default from the lender under such agreement), including each of the amendments (or waivers or consents) set forth in Section 5.2(d)(ii) of the Debtor Disclosure Schedule with respect to such agreement;

(iii)      the Debtor has no liabilities or obligations of any kind in connection with the agreements set forth in Section 5.2(d)(iii) of the Debtor Disclosure Schedule, including with respect to any guarantees issued by the Debtor in connection therewith other than operating, managing, and winding down the Assisted Living Facilities serving as collateral for such indebtedness to the extent that the Debtor is required pursuant to applicable federal, state or local law to do so until the earlier of the date such Assisted Living Facilities are transitioned to a new manager or operator or the date such Assisted Living Facilities may be closed in accordance with applicable federal, state and local law;

(iv)     immediately following the Effective Time, there will be no default or event of default under any lease set forth in Section 5.2(d)(iv) of the Debtor Disclosure Schedule and the Debtor shall have (a) received an estoppel certificate dated within ten business days of the Effective Time reasonably satisfactory to the Buyer from the respective lessors under such leases or (b) provided Buyer with such other evidence with respect thereto reasonably satisfactory to Buyer;

(v)      each lease or sublease set forth in Section 5.2(d)(v) of the Debtor Disclosure Schedule has been "rejected" in the Chapter 11 Proceeding by the Debtor, or such lease or sublease has been assigned by the Debtor or one of its Subsidiaries, as applicable, to a third party that is not an Affiliate of the Debtor on terms that are either (a) as to the Debtor, substantially equivalent or more favorable than would be the case were the Debtor to have "rejected" such lease or sublease in the Chapter 11 Proceeding or (b) reasonably satisfactory to the Buyer;

(vi)      each lease set forth in Section 5.2(d)(vi) of the Debtor Disclosure Schedule has been "rejected" in the Chapter 11 Proceeding by the Debtor, or such lease has been assigned by the Debtor or one of its Subsidiaries, as applicable, to a third party that is not an Affiliate of the Debtor on terms that are either (a) as to the Debtor, substantially equivalent or more favorable than would be the case were the Debtor to have "rejected" such lease or sublease in the Chapter 11 Proceeding or (b)  reasonably satisfactory to the Buyer;

(vii)     each lease or sublease set forth in Section 5.2(d)(vii) of the Debtor Disclosure Schedule has been "rejected" in the Chapter 11 Proceeding by the Debtor;

(viii)     the Debtor or one of its Subsidiaries has duly given notice to the applicable landlord of its exercise of its purchase option with respect to the real property underlying the lease set forth in Section 5.2(d)(viii) of the Debtor Disclosure Schedule;

(ix)      with respect to each of the joint ventures described in Section 5.2(d)(ix) of the Debtor Disclosure Schedule, the Debtor shall provide evidence reasonably satisfactory to the Buyer that either: (i) the lease or sublease (with the Debtor or one of its Subsidiaries, as lessor or sublessor) pursuant to which such joint venture operates an assisted living residence has been terminated or rejected in the Bankruptcy Case; (ii) the equity interests of all parties having an equity interest in such joint venture (other than the Debtor) (the "Third Party Equity Interests") will be extinguished pursuant to the Amended Plan or final order of the Bankruptcy Court on terms reasonably acceptable to Buyer; or (iii) the Debtor or one or more of its Subsidiaries has acquired all the Third Party Equity Interests in such joint venture on terms reasonably acceptable to Buyer; and

(x)      at the Buyer's option exercised by giving written notice thereof to the Debtor prior to the date of filing of the Plan Supplement (as defined in the Amended Plan), each lease set forth in Section 5.2(d)(x) of the Debtor Disclosure Schedule either: (A) has been "rejected" in the Chapter 11 Proceeding by the Debtor, or (B) immediately following the Effective Time, there will be no default or event of default under any lease set forth in Section 5.2(d)(x) of the Debtor Disclosure Schedule and the Debtor shall have (a) received an estoppel certificate dated within ten business days of the Effective Time reasonably satisfactory to the Buyer from the respective lessors under such leases or (b) provided Buyer with such other evidence with respect thereto reasonably satisfactory to Buyer.

      (e)      the Debtor shall have delivered to the Buyer a certificate signed by the chief executive officer or the president of the Debtor (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this Section 5.2 is satisfied in all respects; provided, however, that such certificate shall be given with the express qualification that the affiant shall have no personal liability to the Buyer or any other party or person arising out of his delivering such certificate to Buyer;

      (f)     rights governed by the Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement;

      (g)     the Debtor shall have established a general liability and professional liability insurance program for its Assisted Living Services Business with insurance companies, coverage amounts and deductibles and other material terms that conform with the description of such program in Section 5.2(g) of the Debtor Disclosure Statement (the "New Insurance Program"), which New Insurance Program shall be in effect upon funding the initial payment described in Section 5.2(g) of the Debtor Disclosure Statement using a portion of the Merger Consideration;

(h)     the Buyer shall have received evidence reasonably satisfactory to it to the effect that the Closing Working Capital shall not be less than negative $5,000,000; and

(i)     none of the Debtor's Subsidiaries shall have filed a voluntary petition for relief under the Bankruptcy Code or shall have commenced any other similar state proceedings, without the prior written consent of the Buyer.

      5.3     Conditions to Obligations of the Debtor. The obligations of the Debtor to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by the Debtor, of the following conditions:

(a)     Representations and Warranties. Each of the representations and warranties of the Buyer and the Merger Subsidiary contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the date of the Closing as if made on and as of such date (unless such representation or warranty addresses matters only as of a certain date, in which case such representation or warranty shall be true and correct as of such certain date) and each of the representations and warranties of the Buyer and the Merger Subsidiary that is not so qualified shall be true and correct in all material respects at and as of the date of the Closing as if made on and as of such date (unless such representation or warranty addresses matters only as of a certain date, in which case such representation or warranty shall be true and correct in all material respects as of such certain date) except in circumstances in which the failure of such representation or warranty to be true and correct (without giving effect to any limitations as to materiality or "Buyer Material Adverse Effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and does not, and could not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Buyer to consummate the transactions contemplated hereby.

(b)     the Buyer shall have performed or complied in all material respects with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing; and

(c)     the Buyer shall have delivered to the Debtor a certificate of an officer of the Buyer (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.3 is satisfied in all respects; provided, however, that such certificate shall be given with the express qualification that the affiant shall have no personal liability arising out of his delivering such certificate to Debtor.

ARTICLE VI
TERMINATION

      6.1     Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Date only as provided below:

(a)     the Parties may terminate this Agreement by mutual written consent;

(b)      either the Buyer or the Debtor may terminate this Agreement by giving written notice to the other in the event the other is in breach (i) (A) in any material respect of any of its representations or warranties contained in this Agreement that is not qualified as to materiality or (B) of any of its representations or warranties contained in this Agreement that is qualified as to materiality, or (ii)  in any material respect of any of its covenants or agreements contained in this Agreement, and in either case such breach is not remedied within five business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach) and, in the case of any breach of the Debtor's representations and warranties, such breach has had, or could reasonably be expected to have (x) either a Debtor Material Adverse Effect or (y) the effect of materially impairing the ability of the Debtor to consummate the transactions contemplated hereby or of the Surviving Corporation and its Subsidiaries to own and operate the properties, assets and business of the Debtor and its Subsidiaries following the Effective Date;

(c)     after December 31, 2003, the Buyer may terminate this Agreement by giving written notice to the Debtor if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Buyer of any of its representations, warranties or covenants contained in this Agreement);

(d)     after December 31, 2003, the Debtor may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Debtor of any of its representations, warranties or covenants contained in this Agreement);

(e)      the Buyer may terminate this Agreement by giving written notice to the Debtor if the Sale Order has not been approved by the Bankruptcy Court on or prior to July 23, 2003;

(f)     the Buyer may terminate this Agreement by giving written notice to the Debtor if the Debtor breaches any of its covenants set forth in Section 4.4 or 4.7; and

(g)     the Buyer may terminate this Agreement upon any appointment in the Chapter 11 Proceeding of a trustee or examiner.

      6.2      Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party for willful or intentional breaches of this Agreement (in which event the other parties shall retain all rights to exercise all available remedies at law or in equity), and except for the Debtor's obligation to pay the Break-Up Fee and the Buyer Expense Amount, if applicable, pursuant to Section 4.8, which shall survive any such termination; provided that Article VII shall also survive any such termination. After entry of the Sale Order as to any covenant or agreement contained herein and referred to therein, and after entry of the Confirmation Order, as to all other covenants and agreements contained herein, any claims arising out of or in connection with the Debtor's breach of any covenant or agreement herein shall constitute first priority administrative expenses under 11 U.S.C. §§ 503(b)(1) and 507(a)(1) of the Bankruptcy Code of the Debtor's bankruptcy estate.

ARTICLE VII
GENERAL PROVISIONS

      7.1     Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it determines in good faith, after consultation with counsel, is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure and consider in good faith the views of the other Parties in connection therewith).

      7.2     No Third Party Beneficiaries. Except as otherwise expressly provided in Section 4.12(b), this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      7.3     Entire Agreement. This Agreement and the exhibits and schedules attached hereto, including the Amended Plan constitute the entire agreement among the Parties and supersede any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof or thereof.

      7.4     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permittedassigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that without the approval of the Debtor, prior to August 15, 2003, the Buyer may assign it rights and interests under this Agreement to one or more of its Affiliates; provided, however, that no such assignment shall release the Buyer from any liability or obligation under this Agreement.

      7.5     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.6      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.7     Notices. All notices, requests, demands, approvals, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

If to the debtor: Alterra Healthcare Corporation 10000 Innovation Drive Milwaukee, WI 53226 Attention: President Facsimile: (414) 918-5055	Copy to: Rogers & Hardin 2700 International Tower 229 Peachtree Street, N.E. Atlanta, GA 30303 Attn: Alan C. Leet Facsimile: (404) 457-4971

With a copy to: Young Conaway Stargatt & Taylor LLP The Brandywine Building 1000 West Street, 17th Floor Wilmington, DE 19801 Attn: James L. Patton, Jr. Facsimile: (302) 571-1253

If to the Buyer: Fortress Investment Group LLC 1251 Avenue of the Americas, 16th Fl New York, NY 10019 Attn: Randal Nardone Facsimile: (212) 798-6120	Copy to: Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, NY 10019 Attn: Scott M. Freeman Facsimile: (212) 839-5599

Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      7.8     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

      7.9     Amendments and Waivers. The Parties may mutually amend, and any Party may waive the obligations of another Party under, any provision of this Agreement only by a written instrument signed by all the Parties, or by such Party, as the case may be. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      7.10     Severability. If any court of competent jurisdiction determines that any material provision of this Agreement is invalid or unenforceable, then, only to the extent the Parties agree, such provision shall be severable and null and void, and, only to such extent, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Agreement.

      7.11     Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall bear its or their own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

      7.12      Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which such other Parties may be entitled, at law or in equity.

      7.13     Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including", when used herein, shall be deemed to mean "including, without limiting the generality of the foregoing". When a reference is made in this Agreement to an Article, a Section, a Schedule or an Exhibit, such reference shall be to an article of this Agreement, a section of this Agreement, a schedule attached to this Agreement or an Exhibit attached to this Agreement, respectively, unless otherwise indicated. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The transactions contemplated by this Agreement include the conduct of the business of the Debtor and its Subsidiaries after the Effective Date by the Surviving Corporation.

      7.14     Knowledge. For purposes of this Agreement, the term "knowledge" of the Debtor and the Buyer shall mean the knowledge, after due inquiry, of the officers of the Debtor and each of its Subsidiaries and the Buyer and each of its Subsidiaries.

ARTICLE VIII

DEFINITIONS

      For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
Affected Employees	4.14(a)
Affiliate	4.7
affiliated group	2.8(b)
Agreement	Introduction

Defined Term	Section
Agreement Date	Introduction
Allowed Administrative Claim	1.10
Allowed Claims	Preliminary Statement
Allowed DIP Credit Facility Claim	1.10
Allowed Tax Claim	1.10
Amended Plan	Preliminary Statement
Approval	2.14(d)
Assisted Living Facility	2.16(b)
Assisted Living Services Business	2.16(b)
Audited Debtor Financial Statements	2.5(a)
Bankruptcy Code	2.1(a)
Bankruptcy Court	Preliminary Statement
Bankruptcy-Related Requirements	4.5
Break-Up Fee	4.8
Business Entity	2.4(a)
Buyer	Introduction
Buyer Disclosure Schedule	Article III
Buyer Expense Amount	4.8
Buyer HSR Reimbursement	2.8(b)
Buyer Material Adverse Effect	Article III
CERCLA	2.18(a)
Certificate of Merger	1.1
Chapter 11 Proceeding	Preliminary Statement
Closing	1.2
Closing Working Capital	1.10(a)
Code	2.8(b)
Confirmation Order	Preliminary Statement
Contract	2.13(b)
Debtor	Introduction
Debtor Acquisition Proposals	4.7
Debtor Affiliated Group	2.8(b)
Debtor Affiliated Period	2.8(b)
Debtor Authorizations	2.14(a)
Debtor Balance Sheet Date	2.5(a)
Debtor Business Entity	2.4(a)
Debtor Disclosure Schedule	Article II
Debtor Employee Benefit Plans	2.17(a)
Debtor Financial Statements	2.5(a)
Debtor Group	2.8(b)
Debtor Intellectual Property	2.11(a)
Debtor Licenses and Authorizations	2.14(b)
Debtor Material Adverse Effect	Article II
Debtor State Applications	2.14(b)
Debtor Stock	1.5(b)
DGCL	1.1

-48

Defined Term	Section
DIP Credit Facility	1.9
Disclosure Statement	4.4(a)
Dispose	4.5(i)
Divestiture Agreements	2.8(b)
Dormant Entities	2.1(a)
Effective Time	1.1
Employee Benefit Plan	2.17(a)
employee welfare benefit plan	2.17(a)
environment	2.18(a)
Environmental Authorization	2.18(e)
Environmental Law	2.18(a)
Environmental Property Transfer Act	2.18(f)
ERISA	2.17(a)
ERISA Affiliate	2.17(a)
Estimated Working Capital	1.10(a)
Estimated Working Capital Assets	1.10(a)
Estimated Working Capital Liabilities	1.10(a)
Exchange Act	2.3. 2.3
Exclusivity Period	4.4(d)(ii)
Exclusivity Provisions	4.7
Executive Employees	2.16(b)
Federal Health Care Programs	2.25(a)
Filing Date	2.4(b)
GAAP	2.5(a)
Governmental Entity	2.3
HIPAA	2.25(d)
HSR Act	2.3
Indebtedness	2.27
Interim Monthly Financial Statements	4.9
IRS	2.8(b)
Joint Venture Affiliates	2.26
Joint Venture Agreement	2.26
knowledge	7.14
Material Contract	2.8(b)
Materials of Environmental Concern	2.18(b)
Medicaid	2.21(b)
Medicare	2.21(b)
Merger	1.1
Merger Consideration	1.3
Merger Subsidiary	Introduction
multiemployer plan	2.17(c)
New Insurance Program	5.2(g)
NOLs	2.8(f)
Ordinary Course of Business	2.3
parachute payment	2.17(b)

Defined Term	Section
Parties	Introduction
Patient Injury Claims	2.24(b)
Payment Date	4.8
Permit	2.21(a)
Prior Plan	Preliminary Statement
Pro Forma Debtor Balance Sheet	2.5(b)
Regulatory Permits	2.21(b)
Reimbursement Contracts	2.21(b)
release	2.18(a)
Required Waivers and Consents	5.2(d)
Resident Agreements	2.24(a)
Rights Agreement	4.18
Routine Licenses	2.11(d)
SEC	2.5(a)
Securities Act	2.4(c)
Security Interest	2.3
Subsidiary	2.1(a)
Surviving Corporation	1.1
Tax Returns	2.8(a)
Taxes	2.8(a)
Third Party Equity Interests	5.2(d)(ix)
Unaudited Debtor Balance Sheet	2.7
Unaudited Debtor Financial Statements	2.5(a)
Unaudited Quarterly Financial Statements	4.9
Working Capital Assets	1.10
Working Capital Liabilities	1.10
2001 Schedule L Balance Sheet	2.5(c)

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FEBC-ALT INVESTORS INC.
By: /s/ Daniel R. Baty
Name: Daniel R. Baty
Title: President and Chief Executive Officer

FEBC-ALT ACQUISITION INC.
By: /s/ Daniel R. Baty
Name: Daniel R. Baty
Title: President and Chief Executive Officer

SUBJECT TO ENTRY OF THE SALE ORDER AS TO THE PROVISIONS HEREOF COVERED THEREBY AND TO THE RECEIPT OF THE CONFIRMATION ORDER FROM THE BANKRUPTCY COURT WITH RESPECT TO THE AMENDED PLAN AS DESCRIBED HEREIN WITH RESPECT TO THE REMAINING PROVISIONS HEREOF:

ALTERRA HEALTHCARE CORPORATION
By: /s/ Mark Ohlendorf
Name: Mark Ohlendorf
Title: President

Exhibit

Exhibit A to Agreement and Plan of Merger

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

ALTERRA HEALTHCARE CORPORATION,	Case No. 03-10254 (MFW)

Debtor.

FIRST AMENDED PLAN OF REORGANIZATION
OF ALTERRA HEALTHCARE CORPORATION

YOUNG CONAWAY STARGATT & TAYLOR, LLP
James L. Patton, Jr.
Robert S. Brady
Edmon L. Morton
Joseph A. Malfitano
Joseph M. Barry
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600

Counsel to Debtor and Debtor-in-Possession

Dated: •, 2003

Exhibit A to Agreement and Plan of Merger

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

ALTERRA HEALTHCARE CORPORATION,	Case No. 03-10254 (MFW)

Debtor.

FIRST AMENDED PLAN OF REORGANIZATION
OF ALTERRA HEALTHCARE CORPORATION

YOUNG CONAWAY STARGATT & TAYLOR, LLP
James L. Patton, Jr.
Robert S. Brady
Edmon L. Morton
Joseph A. Malfitano
Joseph M. Barry
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600

Counsel to Debtor and Debtor-in-Possession

Dated: •, 2003

i

ARTICLE VII. CONFIRMABILITY OF PLAN AND CRAMDOWN		45
ARTICLE VIII. PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND EQUITY INTERESTS		45
Section 8.01.	Voting of Claims	45
Section 8.02.	Method of Distributions Under the Plan	46
Section 8.03.	Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments	47
Section 8.04.	Failure to Surrender Cancelled Instrument	47
Section 8.05.	Undeliverable or Unclaimed Distributions	48
Section 8.06.	Disputed Claims; Reserve and Estimations	48
Section 8.07.	Setoffs	49
ARTICLE IX. RETENTION OF JURISDICTION		50
ARTICLE X. MISCELLANEOUS PROVISIONS		51
Section 10.01.	Exemption From Transfer Taxes	51
Section 10.02.	Payment of Statutory Fees	52
Section 10.03.	Modification or Withdrawal of the Plan	52
Section 10.04.	Governing Law	52
Section 10.05.	Filing or Execution of Additional Documents	52
Section 10.06.	Withholding and Reporting Requirements	52
Section 10.07.	Waiver of Rule 62(a) of the Federal Rules of Civil Procedure	52
Section 10.08.	Headings	53
Section 10.09.	Exhibits and Schedules	53
Section 10.10.	Notices	53
Section 10.11.	Conflict	54
Section 10.12.	Successors And Assigns	54
Section 10.13.	Saturday, Sunday Or Legal Holiday	54
Section 10.14.	Post-Effective Date Effect Of Evidences Of Claims Or Equity Interests	54
Section 10.15.	Severability Of Plan Provisions	55
Section 10.16.	Balloting	55
Section 10.17.	No Admissions or Waiver of Objections	55
Section 10.18.	Survival of Settlements	55
Section 10.19.	Plan Supplement	55

ii

ARTICLE I.

INTRODUCTION

          Alterra Healthcare Corporation (“Alterra” or the “Debtor”) hereby proposes the following First Amended Plan of Reorganization of Alterra Healthcare Corporation (defined herein as the “Plan”) for the resolution of its outstanding Claims and Equity Interests. Reference is made to the Disclosure Statement Accompanying First Amended Plan of Reorganization for Alterra Healthcare Corporation, under Chapter 11 of the United States Bankruptcy Code dated as of •, 2003 (defined herein as the “Disclosure Statement”) for a discussion of the Debtor’s history, business, properties and results of operations, and for a summary of the Plan and certain related matters.

          All holders of Claims are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. No materials, other than the Disclosure Statement, the exhibits and schedules attached thereto or referenced therein, have been approved by the Debtor for use in soliciting acceptances or rejections of the Plan.

          THE PLAN IS THE RESULT OF A THOROUGH MARKETING EFFORT AND BANKRUPTCY COURT APPROVED PROCEDURES FOR THE SOLICITATION AND SELECTION OF A LIQUIDITY TRANSACTION, WHICH PROCESS HAS RESULTED IN THE EXECUTION BY THE DEBTOR, SUBJECT TO BANKRUPTCY COURT APPROVAL, OF THE MERGER AGREEMENT (AS HEREAFTER DEFINED). THE DEBTOR BELIEVES THE PLAN, WHICH IS BASED ON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, REPRESENTS THE BEST POSSIBLE RETURN TO HOLDERS OF CLAIMS AND EQUITY INTERESTS. THE DEBTOR STRONGLY URGES YOU TO READ THE DISCLOSURE STATEMENT AND VOTE IN FAVOR OF THE PLAN.

          Notwithstanding anything herein to the contrary, all statements in this Plan and the accompanying Disclosure Statement concerning the history of the Debtor’s business, the past or present financial condition of the Debtor, transactions to which the Debtor was or is party, or the effect of confirmation of the Plan on secured creditors, unsecured creditors or equity security holders are attributable exclusively to the Debtor and not to any other party.

ARTICLE II.

DEFINITION OF TERMS AND RULES OF INTERPRETATION

Section 2.01 Definition of Terms

          Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

Administrative Claim	means any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified under section 503(b) and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtor, any actual and necessary costs and expenses of operating the businesses of the Debtor, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its businesses, including, without limitation, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of Title 28 of the United States Code.

Allowed	means a Claim against in the Debtor to the extent that:

a.	a proof of the Claim

	i.	was timely Filed and served upon the Debtor and no objection to the Claim is Filed within the time fixed by the Court for such objections; or

	ii.	is deemed Filed under applicable law (e.g., filed on the Schedules as noncontingent, nondisputed and liquidated) or pursuant to a Final Order of the Court and no objection to the Claim is Filed within the time fixed by the Court for such objections; or

	iii.	is Allowed pursuant to subparagraph b of this definition; or

	iv.	is Allowed under the Plan.

b If the Debtor files an objection to a proof of Claim within a time fixed by the Court, the Claim shall be Allowed to the extent of

i.	any amount of such Claim to which the Debtor did not object; or

ii.	any amount otherwise authorized by Final Order or the Plan.

Allowed Administrative Claim, Allowed Priority Tax Claim, Allowed Secured Claim, Allowed Trade Claim, Allowed DIP Credit Facility Claim, Allowed Resident Deposit Account Claim, Allowed Senior Indebtedness Claim, Allowed Guaranty Claim, Allowed Subordinated Indebtedness Claim and Allowed General Unsecured Claim	have correlative meanings.

Allowed Class [ ] Claim	means an Allowed Claim in the particular Class described.

ALS Kansas Order	means the Agreed Order for Adequate Protection and Relief from the Automatic Stay (Fannie Mae), dated May 12, 2003.

Alterra	Alterra Healthcare Corporation, a Delaware corporation.

Amended Alterra Bylaws	means the amended and restated bylaws of Reorganized Debtor that will be effective on the Effective Date, in substantially the form annexed to the Plan Supplement as Exhibit B.

Amended Alterra Certificate	means the amended and restated certificate of incorporation of Reorganized Alterra that will be effective on the Effective Date, in substantially the form annexed to the Plan Supplement as Exhibit C.

Ballots	means each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim or Impaired Equity Interest (other than to holders of Impaired Equity Interests deemed to have rejected the Plan or otherwise not entitled to vote on the Plan), upon which is to be indicated, among other things, acceptance or rejection of the Plan.

Bankruptcy Code	means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as in effect on the date hereof or hereafter amended if such amendments are made applicable to the Chapter 11 Case.

Bankruptcy Rules	means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code.

Business Day	means any day on which commercial banks are open for business, and not authorized to close, in the City of New York, New York, except any day designated as a legal holiday in Bankruptcy Rule 9006(a).

Buyer	means FEBC-ALT Investors Inc., as the “Buyer” under the Merger Agreement.

Capitalized Lease Obligation	means the indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles, including financing leases; the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with such principles.

Cash	means legal tender of the United States of America and equivalents thereof.

Capmark Modification and Extension Agreement	means the agreement between Alterra, ALS Venture I, Inc., and Capmark Services, L.P., annexed as Exhibit A hereto.

Centre Re Agreement	means the Sixth Master Amendment Agreement by and among Alterra, Pita General Corporation, ZC Specialty Insurance Company, Centre Reinsurance (US) Limited, LaSalle Bank National Association, AHC Tenant, Inc., AHC Acquisition Co., Selco Service Corporation, and Bank One, National Association, dated December 27, 2002 and annexed hereto as Exhibit A.

Claim	means a claim against the Debtor, whether or not asserted or Allowed, as defined in section 101(5) of the Bankruptcy Code.

Claims Objection Deadline	means the last day for Filing objections to Claims, to be established by order of the Bankruptcy Court.

Class	means a class of Claims or Equity Interests designated pursuant to the Plan.

Class 5 Pro Rata Share	means a proportionate share so that the ratio of the consideration distributed on account of an Allowed Claim in Class 5 to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class, after giving effect to the Subordination Provisions.

Class 7 Pro Rata Share	means a proportionate share so that the ratio of the consideration distributed on account of an Allowed Claim in Class 7 to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class, after giving effect to the Subordination Provisions.

Class 8 Pro Rata Share	means a proportionate share so that the ratio of the consideration distributed on account of an Allowed Claim in Class 8 to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class, after giving effect to the Subordination Provisions.

Clerk	means the Clerk of the Court.

Collateral	means any property or interest in property of the Debtor’s Estate subject to a Lien to secure the payment or performance of a Claim as of the Commencement Date, which Lien is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

Commencement Date	means January 22, 2003, the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

Confirmation	means the conclusion of the Confirmation Hearing.

Confirmation Date	means the date on which the Confirmation Order is entered on the Docket.

Confirmation Hearing	means the hearing pursuant to section 1128 of the Bankruptcy Code to consider confirmation of the Plan.

Confirmation Order	means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Court	means, (a) the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Case; (b) to the extent there is no reference pursuant to section 157 of Title 28 of the United States Code, the United States District Court for the District of Delaware; and (c) any other court having jurisdiction over the Chapter 11 Case.

Creditors’ Committee	means the official unsecured creditors’ committee appointed in the Chapter 11 Case by the Office of the United States Trustee, as its composition may be changed from time to time by the addition, resignation and/or removal of its members.

Debentures	means, collectively, the 5.25% Debentures, the 6.75% Debentures, and the 7% Debentures.

Debtor	shall have the meaning ascribed to it in the Article I of the Plan.

Debtor Claims	means any claims or causes of action held or asserted by the Debtor, including claims and causes of action arising under Chapter 5 of the Bankruptcy Code.

Debtor in Possession	means the Debtor in its capacity as a debtor in possession in the Chapter 11 Case pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

DIP Credit Facility	means the Credit Agreement dated as of January 22, 2003 by and between the Debtor and the five (5) lenders that are party thereto, as approved by orders of the Court authorizing and governing such facility.

DIP Credit Facility Claims	means any Claims arising under the DIP Credit Facility and any orders of the Court related thereto.

Disbursing Agent	means the Person responsible for making Distributions under the Plan. Reorganized Alterra or a designee will serve as Disbursing Agent.

Disclosure Statement	means the Disclosure Statement Accompanying First Amended Plan of Reorganization for Alterra Healthcare Corporation Under Chapter 11 of the United States Bankruptcy Code, that relates to this Plan, as approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified or supplemented from time to time.

Disputed Claim	means any Claim which has not been Allowed pursuant to the Plan or a Final Order, and

a. If no proof of claim has been filed by the applicable deadline, (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated, or (ii) a Claim that has been or hereafter is listed on the Schedules but not specifically listed as disputed, contingent or unliquidated, but as to which the Debtor or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order, or as to which a party in interest has requested the Filing of an amendment to the Schedules; or

b. If a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtor or any other party in interest which has not been withdrawn or determined by a Final Order.

Distributable Amount	means $17,300,000, as may be adjusted pursuant to the Merger Agreement, the consideration from or as a result of the Merger that is allocated for Distribution to holders of Allowed Claims in Classes 5, 6, 7, 8 and 9, which is the balance available following payment of the $5,700,000 consent fee upon assumption of the Centre Re Agreement.

Distribution	means a distribution to a holder of an Allowed Claim pursuant to this Plan.

Distribution Record Date	means the date that is 10 days prior to the date of the Confirmation Hearing.

Docket	means the docket in the Chapter 11 Case maintained by the Clerk.

Effective Date	means eleven days following entry of the Confirmation Order, subject to the conditions set forth herein. If the Court enters an Order making Bankruptcy Rule 7062 inapplicable to the proceedings respecting the Confirmation Order or otherwise determining that the Effective Date may occur immediately following Confirmation, and the Debtor and Buyer so agree, then the Effective Date will be one business day after the Confirmation Date. If (1) a stay of the Confirmation Order is in effect and/or (2) all conditions to the Effective Date have not been satisfied or, if waivable, not waived by the party for whose benefit such condition exists, the Effective Date shall be extended to the first Business Day on which no such stay is in effect and/or all such conditions have been satisfied or waived, as applicable; provided, that in no event shall the Effective Date be later than December 31, 2003, unless such date is extended by agreement of the Debtor and the Buyer.

Elderly Living Settlement Agreement	means the agreement between Alterra and certain of its joint venture partners dated December 2002 and annexed hereto as Exhibit A.

Equity Interest	means any equity interest in the Debtor of any kind or nature, including, without limitation, any interest represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in the Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest.

Estate	means the estate created in the Debtor’s Chapter 11 Case under section 541 of the Bankruptcy Code.

File or Filed	means filed with the Court in the Chapter 11 Case.

Final Distribution Date	means, in the event there exists on the Initial Distribution Date any Disputed Claims classified in Classes 5, 6, 7, 8 and 9, twenty (20) Business Days after the date that there are no longer any such Disputed Claims. In the event that no such Disputed Claims exist on the Effective Date, such term shall mean the Initial Distribution Date.

Final Order	means an order or judgment of the Court as entered on the Docket in the Chapter 11 Case, or other court of competent jurisdiction, the operation or effect of which has not been stayed, reversed or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

Final Unsecured Pro Rata Share	means, as to any Allowed Claim in Class 5, 6, 7, 8 or 9, as of the date that is five Business Days prior to the Final Distribution Date, a fraction (i) the numerator of which is the amount of such Allowed Claim and (ii) the denominator of which is the aggregate amount of all Allowed Claims in Classes 5, 6, 7, 8 and

9.

General Unsecured Claim	means any Claim that is not a DIP Credit Facility Claim, Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim, Resident Deposit Account Claim, Senior Indebtedness Claim, Note Claim, Subordinated Indebtedness Claim, Subordinated Junior Note Claim, Intercompany Claim, Other Subordinated Claim or a Securities Claim.

Guaranty Claim	means any Guaranty Debt Claim or Guaranty Lease Claim.

Guaranty Debt Claim	means any Claim arising from a guaranty executed by the Debtor in connection with a debt obligation of one of its subsidiaries or affiliates.

Guaranty Lease Claim	means any Claim arising from a guaranty executed by the Debtor in connection with a leasehold obligation of one of its subsidiaries or affiliates.

Guaranty Bank Modification and Extension Agreement	means the agreement between Alterra, ALS West, Inc., and Guaranty Bank, f/k/a Guaranty Federal Bank, F.S.B., dated July 26, 2002 and annexed as Exhibit A hereto.

Health Care REIT Master Lease Agreement	means the master lease between Alterra Healthcare Corporation and Health Care REIT, Inc., HCRI North Carolina Properties, LLC, HCRI Tennessee Properties, Inc., HCRI Texas Properties, Ltd., HCRI Indiana Properties, LLC, and HCRI Wisconsin Properties, LLC, dated July 1, 2001.

Holder	means the holder of a Claim or Equity Interest.

Impaired	means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Indebtedness	means any Claim relating to liabilities and obligations, contingent or otherwise, of Alterra

(i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) in respect of Capitalized Lease Obligations, or (iv) evidenced by a letter of credit or a reimbursement obligation of Alterra with respect to any letter of credit; but excluding obligations (other than written guaranties) arising out of operating leases and contingent liabilities incurred in the ordinary course of business.

Initial Distribution Date	means the fifth Business Day after the date on which the Closing Working Capital (as defined in the Merger Agreement) has been finally determined pursuant to section 1.10(b) of the Merger Agreement.

Initial Unsecured Pro Rata Share	means, with respect to any Distribution on account of an Allowed Claim in Class 5, 6, 7, 8 or 9 on the Initial Distribution Date or such later date (prior to the Final Distribution Date) as such Claim becomes Allowed, a fraction (i) the numerator of which is the amount of all such Allowed Claims as of the Effective Date and (ii) the denominator of which is the sum of (x) the amount of all Allowed Claims in Classes 5, 6, 7, 8 and 9 as of the Effective Date, (y) the amount, as set forth in any timely proof of claim or on the Schedules, of all Disputed Claims as of the Effective Date, and (z) a good faith estimate by the Debtor of the aggregate amount of Claims arising from the rejection of executory contracts and unexpired leases that are anticipated to become Allowed Claims, provided, that if no Disputed Claims exist on the Initial Distribution Date, the term “Initial Unsecured Pro Rata Share” shall have the meaning give to the term Final Unsecured Pro Rata Share.

Instrument	means any share of stock, security, promissory note or other “instrument,” within the meaning of that term, as defined in section 9-105 of the Uniform Commercial Code as in effect in any applicable jurisdiction.

Intercompany Claims	means all Claims asserted against the Debtor by any Non-Debtor Subsidiary or Non-Debtor Affiliate of the Debtor.

Lien	has the meaning set forth in section 101(37) of the Bankruptcy Code.

Local Bankruptcy Rules	means the local rules of the Court, as applicable from time to time in the Chapter 11 Case.

Merger	means the merger of a subsidiary of Buyer with and into the Debtor in accordance with the Merger Agreement and Delaware General Corporation Law.

Merger Agreement	means the Merger Agreement with the Buyer dated as of June 5, 2003, and all related documents, whereby the Buyer will contribute $76,000,000 in cash, subject to reduction as set forth in the Merger Agreement, as the “Merger Consideration” (under and as defined in the Merger Agreement), and the Merger will be consummated.

Merger Sub	means FEBC-ALT Acquisition Inc., as the “Merger Subsidiary” under the Merger Agreement.

National Settlement Agreement	means the agreement among Alterra, ALS National, Inc., Key Corporate Capital, Inc., and a syndicate of lenders, dated June 25, 2002 annexed as Exhibit A hereto.

NHP Master Lease	means the master lease between Nationwide Health Properties, Inc., NH Texas Properties Limited Partnership, NHP Silverwood Investments, Inc., NHP Westwood Investments, Inc., MLD Delaware Trust, MLD Properties, LLC and Alterra, dated April 9, 2002.

Non-Debtor Affiliates	means any and all affiliates of the Debtor, but not the Non-Debtor Subsidiaries, including those on the list attached to this Plan as Exhibit B.

Non-Debtor Subsidiaries	means any and all subsidiaries of the Debtor, including those on the list attached to this Plan as Exhibit C.

Notes	means each of the Series A Notes, Series B Notes, Series C Notes and PIK Notes issued pursuant to the Note Indenture which by their terms are expressly subordinated to Senior Indebtedness.

Note Claims	means the principal, premium, if any, and interest due and payable on the Notes.

Note Indenture	means that certain indenture, dated May 31, 2000, as amended, by which the Series A Notes, Series B Notes and Series C Notes were issued.

Old Alterra Common Stock	means all authorized and issued shares of common stock of Alterra, and all rights, contractual or otherwise, to acquire any common shares of Alterra, excluding the Old Stock Rights, existing prior to the Commencement Date.

Old Alterra Preferred Stock	means all authorized and issued shares of preferred stock of Alterra, and all rights, contractual or otherwise, to acquire any preferred shares of Alterra, excluding the Old Stock Rights, existing prior to the Commencement Date.

Old Indentures	means, collectively, the 5.25% Debenture Indenture, 6.75% Debenture Indenture, the 7% Debenture Indenture and the Note Indenture.

Old Rights Plan	means the Debtor’s Rights Agreement dated December 10, 1998, as amended, and all rights issued thereunder, all of which are to be deemed cancelled pursuant to this Plan on the day preceding the Effective Date.

Old Securities	means, collectively, (i) any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtor as of the Commencement Date, (ii) the Notes and (iii) the Debentures.

Old Stock Option Plans	means the stock option plan or plans in effect on or before the Petition Date for certain employees of Alterra.

Old Stock Rights	means, collectively, any warrants, stock options, and any other rights, to purchase or otherwise acquire Old Securities, including any arising under Old Stock Option Plans or the Old Rights Plan or any other stock appreciation or similar rights relating to Old Securities, existing prior to the Commencement Date.

Omega Settlement Agreement	means the settlement agreement between Alterra, AHC Properties, Inc., ALS-Clare Bridge, Inc., Omega Healthcare Investors, Inc. and Omega (Kansas), Inc., approved by Order dated June 23, 2003.

Order	means an order or judgment of the Court as entered on the Docket.

Other Priority Claim	means any Claim, other than a DIP Credit Facility Claims, Administrative Claim or a Tax Priority Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Subordinated Claims	means Claims, other than Subordinated Indebtedness Claims and Securities Claims, but including any Claim based on a contractual agreement with a joint venture partner requiring Alterra to purchase the joint venture partner’s interest in the joint venture, that are subordinated pursuant to section 510(b) of the Bankruptcy Code.

Person	means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders, or other entity (as defined in the Bankruptcy Code).

Petition Date	shall have the same meaning as Commencement Date.

PIK Notes	means the additional Notes issued by Alterra on each interest payment date under the Note Indenture in lieu of cash interest, in an aggregate principal amount equal to the amount of such cash interest that otherwise would be due.

Plan	means this Chapter 11 plan of reorganization as it may be amended or modified from time to time, together with all addenda, exhibits, schedules, supplements or other attachments, if any.

Plan Supplement	means the forms of documents specified in Section 10.19 of the Plan.

Postpetition Tax Claims	means Administrative Claims and other Claims by a governmental unit for taxes against the Debtor (and for interest and/or penalties related to such taxes) for any tax year or period, which occurs or falls within the period from and including the Commencement Date through and including the Effective Date, but excluding any Priority Tax Claim.

Priority Claim	means an Allowed Claim entitled to priority under sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code.

Priority Tax Claim	means any unsecured Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Reinstated	means, with respect to a Claim, (i) the Debtor shall cure any default with respect to such Claim that occurred before the Commencement Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such

Holder will not otherwise be altered.

Reorganized Alterra or Reorganized Debtor	means Alterra, as reorganized pursuant to this Plan, on and after the Effective Date, and shall also mean the Surviving Corporation, as defined in the Merger Agreement, upon consummation of the Merger.

Resident Deposit Accounts Claim(s)	means any Claim by a resident of any residence operated or managed by any of the Debtor, Non-Debtor Subsidiaries, or Non-Debtor Affiliates against the Debtor for, and limited in amount to, any funds remitted to Debtor by said resident to be held in trust for the benefit of the resident or otherwise placed in a resident trust account or its functional equivalent.

Scheduled	means set forth on the Schedules.

Schedules	means the schedules of assets and liabilities filed by the Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and modifications thereto through the Confirmation Date.

Secured Claim	means any Claim secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

Securities Claims	means (a) any Claim arising from rescission of a purchase or sale of Old Securities, or any other securities or for damages arising from the purchase or sale of Old Securities, or any other securities, or (b) any Claim for reimbursement or contribution on account of any such Claim.

Senior Indebtedness Claims	means the principal, premium, if any, and unpaid interest, fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect to Indebtedness of Alterra; provided, that Senior Indebtedness shall not include (A) Indebtedness owed to a Non-Debtor Subsidiary, (B) Note Claims and Indebtedness of Alterra which is expressly pari passu to the Note Claims, (C) Subordinated Indebtedness Claims, (D) Subordinated Junior Note Claims, or (E) notes issued by Alterra which, by their express terms, are not Senior Indebtedness, as defined by the Old Indentures.

Series A Notes	means those series A 9.75% convertible pay-in-kind debentures due 2007 issued pursuant to the Note Indenture.

Series B Notes	means those series B 9.75% convertible pay-in-kind debentures due 2007 issued pursuant to the Note Indenture.

Series C Notes	means those series C 9.75% convertible pay-in-kind debentures due 2007 issued pursuant to the Note Indenture.

Settlement Agreement(s)	means those agreements annexed hereto as Exhibit A and referenced and defined individually herein.

Subordinated Indebtedness Claims	means the principal, premium, if any, and interest due and payable on the 5.25% Debentures, the 6.75% Debentures and the 7% Debentures and any other Indebtedness of Alterra which by its terms is expressly subordinated in right of payment to the Senior Indebtedness Claims and the Note Claims.

Subordinated Junior Note	means the $2 million principal face amount 9.0% promissory note issued on October 4, 2002 with a maturity of December 31, 2008.

Subordinated Junior Note Claims	means the principal, premium, if any, and interest due and payable on the Subordinated Junior Note, which by its terms is expressly subordinated in right of payment to the Senior Indebtedness Claims, Note Claims and Subordinated Indebtedness Claims.

Subordination Provisions	means the subordination provisions of the Old

Indentures.

Tort Claim	means any Claim related to personal injury, property damage, products liability, wrongful death, employment litigation, or other similar Claims against the Debtor which allegedly arose out of events which occurred, in whole or in part, prior to the Commencement Date, whether or not such Claim has been reported, Filed or asserted against the Debtor.

TPI Settlement Agreement	means the settlement agreement between Alterra, Third Party Investors I, LLC, Key Corporate Capital, Inc., Fleet National Bank and Huntington National Bank, dated March 6, 2002 annexed as Exhibit A hereto.

Trade Claim	means any unsecured pre-petition Claim against the Debtor that arises from the provision to the Debtor of goods and services in the ordinary course of the Debtor’s business to the extent a Holder has agreed in writing to provide the Debtor with commercially reasonable trade terms for at least one (1) year after the Effective Date.

Transaction Proceeds	means the consideration from or as a result of the Merger to the extent such is available for Distribution to Holders of Allowed Claims.

Unimpaired	means, with reference to a Class of Claims, that the Class is not Impaired. An Unimpaired Class is not entitled to vote on the Plan.

Unsecured Guaranty Claim	means any Guaranty Claim that is not a Secured Claim.

Unsecured JV Notes	means the $10.0 million aggregate principal face amount of 9.0% promissory notes due in December 2006 and the $1.0 million principal face amount 9.0% promissory note due October 2007 issued in connection with the restructuring of certain of Alterra’s joint venture arrangements.

US Bank Stipulation	means the stipulation of Alterra Healthcare

Corporation and U.S. Bank National Association providing for the disposition of certain properties and for relief from the automatic stay, approved by Order dated June 24, 2003.

Voting Agent	means Bankruptcy Services, LLC.

Voting Deadline	means the date on which Ballots must be received by the Voting Agent. For purposes of the Plan, the Voting Deadline is • 2003 or, if the Voting Deadline is extended by Court Order, the latest date on which a Ballot will be accepted.

WaMu Collateral Disposition Agreement	means the agreement between Alterra, ALS Holdings, Inc., ALS Wisconsin Holdings, Inc., Washington Mutual Bank, FA (successor by merger to Bank United), U.S. Bank National Association (f/k/a Firstar Bank Milwaukee, N.A.) and AmSouth Bank, dated October 8, 2002, annexed as Exhibit A hereto.

WaMu Forbearance Agreement	means the agreement between Alterra, ALS Holdings, Inc., ALS Wisconsin Holdings, Inc., Washington Mutual Bank, FA (successor by merger to Bank United), U.S. Bank National Association (f/k/a Firstar Bank Milwaukee, N.A.) and AmSouth Bank, dated November 1, 2001, annexed as Exhibit A hereto.

5.25% Debentures	means the 5.25% Subordinated Debentures, approximately $112,000,000, in outstanding principal, due December 15, 2002, issued pursuant to the 5.25% Debenture Indenture.

6.75% Debentures	means the 6.75% Convertible Subordinated Debentures, approximately $34,900,000, in outstanding principal, due June 30, 2006 issued pursuant to the 6.75% Debenture Indenture.

7% Debentures	means the 7% Convertible Subordinated Debentures, approximately $40,400,000, in outstanding principal, due June 1, 2004 issued pursuant to the 7% Debenture Indenture.

5.25% Debenture Indenture	means that certain Indenture, dated as of December 19, 1997, between Alternative Living Services, Inc. (N/K/A Alterra) as issuer and United States Trust Company of New York, as Trustee, or any successor trustee, pursuant to which the 5.25% Debentures were issued, together with any amendments or supplements thereto.

6.75% Debenture Indenture	means that certain Indenture, dated as of May 23, 1996, between Sterling House Corporation (N/K/A Alterra) as issuer and Fleet National Bank, as Trustee, or any successor trustee, pursuant to which the 6.75% Debentures were issued, together with any amendments or supplements thereto.

7% Debenture Indenture	means that certain Indenture, dated as of May 21, 1997, between Alternative Living Services, Inc., (N/K/A Alterra) and IBJ Schroder Bank & Trust Company, as Trustee, or any successor trustee, pursuant to which the 7% Debentures were issued, together with any amendments or supplements thereto.

Section 2.02 Interpretation And Computation Of Time

          (a) Defined Terms.

          Any term used in the Plan that is not defined in the Plan, either in Article II (Definitions) or elsewhere, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

          (b) Rules Of Interpretation.

          For purposes of the Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and any reference to gender shall include both genders; (b) the word “including”, when used herein, shall mean “including, and not limiting the generality of the foregoing”; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or to the extent otherwise permitted, hereafter may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, Articles and Exhibits are references to paragraphs, Articles and Exhibits of or to the Plan; (e) the words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) all exhibits to the Plan, including documents Filed as part of the Plan Supplement, are incorporated into the Plan, and shall be deemed to be included in the Plan, provided that they are Filed no later than the commencement of the Confirmation Hearing.

          (c) Time Periods.

          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

          The following is a designation of the Classes of Claims and Equity Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Class or Classes. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Equity Interest that is not an Allowed Claim or Allowed Equity Interest is not in any Class. A Disputed Claim or Disputed Equity Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Equity Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no Distribution shall be made on account of any Claim or Equity Interest that is not an Allowed Claim or an Allowed Equity Interest.

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

—	DIP Credit Facility Claim (up to $15 million)	On the Effective Date, to the extent that there are any amounts outstanding under the DIP Credit Facility, the Debtor shall pay such amount in Cash on the Effective Date. Once such payments have been made, the DIP Credit Facility shall be deemed terminated and the lenders under the DIP Credit Facility shall take all reasonable action necessary to confirm the removal of any claims and liens on the properties and assets of the Debtor or Reorganized Alterra securing the DIP Credit Facility Claim.	100%

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

—	Administrative Claims The total amount of Administrative Claims is estimated to be $0 as they are to be paid in the ordinary course of business.	Paid in full in Cash on the Effective Date or as soon as practicable thereafter, or in accordance with the terms and conditions of transactions or agreements relating to obligations incurred in the ordinary course of business during the pendency of the Chapter 11 Case, or assumed by Reorganized Alterra.	100%

—	Priority Tax Claims The total amount of Priority Tax Claims is estimated to be $0 as they are to be paid as and when due.	At the option of Reorganized Alterra either (i) Reinstated, (ii) paid in full in Cash on the Effective Date or as soon as practicable thereafter, or (iii) paid over a six-year period from the date of assessment, as provided in section 1129(a)(9)(C) of the Bankruptcy Code with interest payable at a rate of 4.25% per annum or as otherwise established by the Court.	100%

1A et seq	Secured Claims	Holders of the Class 1A, Et Seq. Secured Claims shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claims, receive, as set forth for each Subclass identified below, the following treatment: either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claims entitle the Holders; (b) (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the Commencement Date, (ii) the maturity of such Claims shall be Reinstated as such maturity existed before any such default, (iii) the Holders of such Claims shall be compensated for any damages incurred as a result of any reasonable reliance by the Holders on any right to accelerate their Claims, and (iv) the legal, equitable, and contractual rights of such Holders will not otherwise be altered; (c) such Claims will receive treatment provided for in the applicable Settlement Agreement; (d) the applicable collateral will be returned to the Holder of the Secured Claim(s); or (e) such Claims shall receive such other treatment to which the Holders shall consent, in each case, as specified below.	100%

1A	Secured Guaranty Claim of Key Corporate Capital, Inc., Bank of America, N.A., Fleet National Bank, Bank One Texas, N.A., Comerica Bank and US Bank National Association related to construction loan to Third Party Investors I, LLC	Impaired; Holders of this Claim will receive the treatment afforded under the Plan pursuant to the terms of the TPI Settlement Agreement.	unknown but less than 100%

1B	Secured Guaranty Claim of Key Corporate Capital, Inc., Huntington National Bank and Fleet National Bank related to construction loan to ALS National, Inc.	Impaired; Holders of this Claim will receive the treatment afforded under the Plan pursuant to the terms of the National Settlement Agreement.	unknown but less than 100%

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

1C	Secured Guaranty Claim of Washington Mutual Bank, FA, U.S. Bank National Association (f/k/a Firstar Bank Milwaukee, N.A.) and AmSouth Bank related to loan agreement with ALS Holdings, Inc., and ALS Wisconsin Holdings, Inc.	Impaired; Holders of this Claim will receive the treatment afforded under the Plan pursuant to the terms of the WaMu Collateral Disposition Agreement and the WaMu Forbearance Agreement.	unknown but less than 100%

1D	Secured Guaranty Claim of Guaranty Bank related to loan to ALS West, Inc.	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consent(s) to the conditions and treatment set forth in the Merger Agreement.	100%

1E	Secured Guaranty Claim of Key Corporate Capital, Inc. related to loans to AHC Niagara LLC/Niagara Nash Road, LLC, AHC Exchange Corporation/Ithaca Bundy Road, LLC, AHC Exchange Corporation/Ithaca Trumansburg Road, LLC, AHC Exchange Corporation/Niagara SC Wheatfield, LLC, AHC Exchange Corporation/Clinton Brookside Drive, LLC, AHC Exchange Corporation/Rockland Veteran’s Memorial Drive LLC	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consent(s) to the conditions and treatment set forth in the Merger Agreement.	100%

1F	Secured Guaranty Claim of Capmark Services, L.P. related to loan to ALS Venture I, Inc.	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consent(s) to the conditions and treatment set forth in the Merger Agreement.	100%

1G	Secured Guaranty Claim of LaSalle Bank National Association, as trustee for the registered holders of GMAC Commercial Mortgage Asset Corporation, Mortgage Pass-Through Certificates, Series 2000-FL-F related to loan to AHC Purchaser, Inc.	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consent(s) to the conditions and treatment set forth in the Merger Agreement.	100%

1H	Secured Guaranty Claim of LaSalle Bank National Association, as trustee for GMAC Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 1998-C2 related to loan to ALS Financing, Inc.	Impaired if Holder(s) of Claim consent(s) to the conditions and treatment set forth in the Merger Agreement.	undetermined

1I	Secured Guaranty Claim of FMAC related to loan to ALS Financing II, Inc.	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holder of this Claim; Impaired if Holder(s) of Claim consent(s) to the conditions and treatment set forth in the Merger Agreement.	100%

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

1J	Secured Guaranty Claim of FNMA related to loan to ALS Kansas, Inc.	Impaired; the Holder of this Claim will receive the treatment afforded under the Plan pursuant to the terms of the ALS Kansas Order.	unknown but less than 100%

1K	Secured Guaranty Claim of GE Capital Corporation (f/k/a Heller Healthcare Finance, Inc.) related to loan to AHC Borrower I, Inc.	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consent(s) to the conditions and treatment set forth in the Merger Agreement.	100%

1L	Secured Guaranty Claim of certain affiliates of Senior Housing Properties Trust related to Master Lease with AHC Trailside, Inc. and loan to Pomacy Corporation	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim.	100%

1M	Secured Claim of US Bank related to loan to and letters of credit issued on behalf of Alterra.	Impaired; the Holder of this Claim will receive the treatment afforded under the Plan pursuant to the terms of the US Bank Stipulation.	unknown but less than 100%

1N	Secured Claim of Nationwide Health Properties, Inc., NH Texas Properties Limited Partnership, NHP Silverwood Investments, Inc., NHP Westwood Investments, Inc., MLD Delaware Trust and MLD Properties, LLC related to NHP Master Lease with Alterra and secured claim of Nationwide Health Properties, Inc. related to individual leases of six (6) residences and secured claim of Nationwide Health Properties, Inc. as assignee of the sublandlord’s interest under the sublease from 2010 Union Limited Partnership to Alterra.	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consent(s) to alternative treatment. The Debtor intends to assume the NHP Master Lease, the six individual NHP leases and the 2010 Union sublease pursuant to Section 4.01 of the Plan subject to the conditions set forth in the Merger Agreement.	100%

1O	Secured Claim of JER/NHP Senior Living Texas, L.P., JER/NHP Senior Living Wisconsin, LLC, JER/NHP Senior Living Kansas, Inc. and JER/NHP Senior Living Acquisition, LLC, related to Guaranty by Alterra of a Master Lease dated April 9, 2002 with ALS Leasing, Inc. and Assisted Living Properties, Inc., and of JER/NHP Senior Living Acquisition, LLC related to Master Lease Agreement dated October 8, 2002 with ALS Leasing, Inc. guaranteed by Alterra.	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Buyer exercises its rejection designation right or if Holder(s) of this Claim consent(s) to alternative treatment.	undetermined

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

1P	Secured Claim of Health Care REIT, Inc., HCRI North Carolina Properties, LLC, HCRI Tennessee Properties, Inc., HCRI Texas Properties, Ltd., HCRI Indiana Properties, LLC and HCRI Wisconsin Properties, LLC related to Master Lease Agreement with Alterra	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consents to alternative treatment. The Debtor intends to assume the Health Care REIT Master Lease Agreement pursuant to Section 4.01 of the Plan subject to the conditions set forth in the Merger Agreement.	100%

1Q	Secured Claim of Omega Healthcare Investors, Inc. related to a Guaranty by Alterra of a Master Lease agreement originally dated June 14, 1999, as amended, with AHC Properties, Inc., and Omega (Kansas), Inc. related to an additional Master Lease Agreement, originally dated June 14, 1999, as amended, with AHC Properties, Inc.	Impaired; Holders of this Claim will receive the treatment afforded under the Plan pursuant to the terms of the Omega Settlement Agreement.	unknown but less than 100%

1R	Secured Claim of C&T Stutchman, Inc. related to lease with Alterra	Lease will be rejected pursuant to Section 4.01 of the Plan, and, after application of any available remaining security deposit, this Claim will be treated in Class 6 under the Plan.	undetermined

1S	Secured Claim of RDVEPCO, LLC, Holiday Retirement 2000, LLC, The Toronto-Dominion Bank and HBK Master Fund, L.P. related to Bridge Loan to Alterra	Unimpaired; the Plan leaves unaltered the legal, equitable and contractual rights to which such Claim entitles the Holders.	100%

1T	Secured Claim of Elderly Living related to two secured notes issued on December 12, 2001	Impaired; Holders of this Claim will receive the treatment afforded under the Plan pursuant to the terms of the Elderly Living Settlement Agreement.	undetermined

1U	Secured Claim of McMinnville Center, LLC related to lease agreement dated April 9, 1997 with Alterra	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of this Claim; Impaired if Holder(s) of Claim consent(s) to alternative treatment. The Debtor intends to assume this lease pursuant to Section 4.01 of the Plan.	unknown but less than 100%

1V	Secured Claim of GMAC Commercial Mortgage Corporation related to a Guaranty of a promissory note dated April 25, 1996, owing by ALS-Olathe I, Inc., as assignee of Sterling House of Olathe, LLC.	Impaired; the Debtor intends to reject the agreement.	undetermined

2A et seq.	Miscellaneous Secured Claims	Unimpaired; the Plan leaves unaltered the legal and equitable rights of the Holders of these Claims; Impaired if Holder(s) of Claim consents to alternative treatment.	100%

3	Resident Deposit Account Claims	Unimpaired; at the option of Reorganized Alterra or Buyer, paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter.	100%

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

4	Priority Claims	Unimpaired; paid in full on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between Alterra and the Holder of such Claim	100%

5	Senior Indebtedness Claims, including Unsecured Guaranty Debt Claims and Unsecured JV Notes	Impaired; each Holder of an Allowed Class 5 Claim will receive, (i) on the Initial Distribution Date or such later date on which such Claim becomes an Allowed Claim, (A) its Initial Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 5 Pro Rata Share of the Distribution otherwise allocated for Holders of Note Claims, Holders of Subordinated Indebtedness Claims and Holders of Subordinated Junior Note Claims until such time as all Allowed Senior Indebtedness Claims have been paid in full or there is no further Distribution allocated to Holders of Note Claims, Subordinated Indebtedness Claims and Subordinated Junior Note Claims and (ii) on the Final Distribution Date to the extent such Claim has not been paid in full prior thereto, (A) its Final Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 5 Pro Rata Share of the Distribution otherwise allocated for Holders of Note Claims, Holders of Subordinated Indebtedness Claims and Holders of Subordinated Junior Note Claims until such time as all Allowed Senior Indebtedness Claims have been paid in full or there is no further Distribution allocated to Holders of Note Claims, Subordinated Indebtedness Claims and Subordinated Junior Note Claims.	50-100%

6	General Unsecured Claims	Impaired; each Holder of an Allowed Class 6 Claim will receive, (i) on the Initial Distribution Date or as soon as practicable thereafter, its Initial Unsecured Pro Rata Share of the Distributable Amount, and (ii) on the Final Distribution Date, its Final Unsecured Pro Rata Share of the Distributable Amount.	unknown but less than 100%

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

7	Note Claims	Impaired; each Holder of an Allowed Class 7 Claim will receive, (i) on the Initial Distribution Date (A) its Initial Unsecured Pro Rata Share of the Distributable Amount, net of any portion thereof allocated to Class 5 Claims pursuant to the Subordination Provisions until such Class 5 Claims are paid in full; and (B) giving effect to the Subordination Provisions, each Holder will receive its Class 7 Pro Rata Share of the Distribution otherwise allocated for Holders of Subordinated Indebtedness Claims and Subordinated Junior Note Claims until such time as all Allowed Note Claims have been paid in full or there is no further Distribution allocated to Holders of Subordinated Indebtedness Claims and Subordinated Junior Note Claims, net of any portion thereof allocated to the Class 5 Claims pursuant to the Subordination Provisions until such Class 5 Claims are paid in full, and (ii) on the Final Distribution Date to the extent such Claim has not been paid in full prior thereto, (A) its Final Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 7 Pro Rata Share of the Distribution otherwise allocated for Holders of Subordinated Indebtedness Claims and Holders of Subordinated Junior Note Claims until such time as all Allowed Note Claims have been paid in full or there is no further Distribution allocated to Holders of Subordinated Indebtedness Claims and Subordinated Junior Note Claims, in each case, net of any portion thereof allocated to the Class 5 Claims pursuant to the Subordination Provisions until such Class 5 Claims are paid in full.	undetermined

8	Subordinated Indebtedness Claims	Impaired; each Holder of an Allowed Class 8 Claim will receive, (i) on the Initial Distribution Date, (A) its Initial Unsecured Pro Rata Share of the Distributable Amount, net of any portion thereof allocated to Class 5 and 7 Claims pursuant to the Subordination Provisions until such Class 5 and Class 7 Claims are paid in full; and (B) giving effect to the Subordination Provisions, each Holder will receive its Class 8 Pro Rata Share of the Distribution otherwise allocated to Holders of Subordinated Junior Note Claims until such time as all Allowed Subordinated Claims have been paid in full or there is no further Distribution allocated to Holders Subordinated Junior Note Claims until such Class 5 and Class 7 Claims are paid in full, and (ii) on the Final Distribution Date to the extent such Claim has not been paid in full prior thereto, (A) its Final Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 8 Pro Rata Share of the Distribution otherwise allocated for Holders of Subordinated Junior Note Claims until such time as all Allowed Subordinated Indebtedness Claims have been paid in full or there is no further Distribution allocated to Holders of Subordinated Junior Note Claims, in each case, net of any portion thereof allocated to the Class 5 and Class 7 Claims pursuant to the Subordination Provisions until such Class 5 and Class 7 Claims are paid in full.	undetermined

	Type of Allowed Claim or Equity		Estimated
Class	Interest	Treatment	Recovery

9	Subordinated Junior Note Claims	Impaired; each Holder of an Allowed Class 9 Claim will receive (i) on the Initial Distribution Date, its Initial Unsecured Pro Rata Share of the Distributable Amount, net of any portion thereof allocated to Class 5, 7 and 8 Claims pursuant to the Subordination Provisions until such Class 5, 7 and 8 Claims are paid in full, and (ii) on the Final Distribution Date, its Final Unsecured Pro Rata Share of the Distributable Amount, net of any portion thereof allocated to Class 5, 7 and 8 Claims pursuant to the Subordination Provisions until such Class 5, 7 and 8 Claims are paid in full.	Estimated at 0%

10	Intercompany Claims	Impaired; it is estimated that the Holders of Allowed Intercompany Claims will not receive or retain any property or interest.	Estimated at 0%

11	Other Subordinated Claims	Impaired; it is estimated that the Holders of Allowed Subordinated Claims will not receive or retain any property or interest.	Estimated at 0%

12	Old Alterra Common Stock, Old Alterra Preferred Stock, and Securities Claims.	Impaired; it is estimated that Holders will not receive or retain any property or interest.	Estimated at 0%

13	Old Stock Rights	Impaired; it is estimated that Holders will not receive or retain any property or interest.	Estimated at 0%

GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.01 Unclassified Claims.

          (a) DIP Credit Facility Claims.

          On the Effective Date, to the extent that there are any amounts outstanding under the DIP Credit Facility, the Debtor shall pay such amounts in Cash on the Effective Date. Once such payments have been made, the DIP Credit Facility shall be deemed terminated and the lenders under the DIP Credit Facility shall take all reasonable action necessary to confirm the removal of any claims and liens on the properties of the Debtor or Reorganized Alterra securing the DIP Credit Facility Claim.

          (b) Administrative Claims.

               (i) General

          Subject to (x) the bar date provisions herein and (y) additional requirements for professionals and certain other entities set forth below, Reorganized Alterra shall pay to each holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Claim on the Effective Date or as soon as practicable thereafter, unless the holder agrees or shall have agreed to other treatment of such Claim (in which event such agreement shall govern). Payment on an Administrative Claim that arose in the ordinary course of the Debtor’s business will not be made until such payment would have become due in the ordinary course of the Debtor’s business or under the terms of the Claim in the absence of the Chapter 11 Case.

               (ii) Payment of Statutory Fees.

          On or before the Effective Date, all fees payable pursuant to 28 U.S.C. § 1930, as determined by the Court at the hearing on Confirmation, shall be paid in Cash in an amount equal to the Allowed amount of such Administrative Claim.

               (iii) Bar Date For Administrative Claims.

                    1) General Provisions.

          Except for (i) non-tax liabilities incurred in the ordinary course of business by the Debtor, (ii) claims of professionals, and (iii) Postpetition Tax Claims (all of which are provided for below), requests for payment of Administrative Claims incurred on or prior to the Confirmation Date must be Filed and served on counsel for Reorganized Alterra no later than (x) thirty (30) days after the Effective Date, or (y) such later date, if any, as the Court shall order upon application made prior to the end of such 30-day period. Holders of Administrative Claims (including, without limitation, professionals and the holders of Postpetition Tax Claims) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtor, Reorganized Alterra, or any of their respective properties.

                    2) Professionals.

          All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Chapter 11 Case) shall File and serve on the Reorganized Debtor an application for final allowance of compensation and reimbursement of expenses no later than (i) thirty (30) days after the Effective Date, or (ii) such later date as the Court shall order upon application made prior to the end of such 30-day period. Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on Reorganized Debtor and the professionals to whose application the objections are addressed on or before (i) sixty days after such application is Filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 60-day period or upon agreement between the Reorganized Debtor and the affected professional. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtor subsequent to the Effective Date may be paid by the Reorganized Debtor without application to or Order of the Court.

                    3) Ordinary Course Liabilities.

          Holders of Administrative Claims based on liabilities incurred post-petition in the ordinary course of the Debtor’s business (other than Postpetition Tax Claims) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be paid by Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

                    4) Post-Petition Tax Claims.

          All requests for payment of Postpetition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) sixty (60) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against the Debtor, the Reorganized Debtor or any of their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date. The Debtor is paying all Postpetition Tax Claims as they come due; however, certain taxing authorities conduct audits which may result in a postpetition tax liability of which the Debtor is currently unaware.

          (c) Priority Tax Claims.

          Except as otherwise agreed to by Reorganized Debtor and the applicable taxing agency, Reorganized Debtor shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on June 1 and December 1, with the first installment due on June 1 or December 1 after the latest of: (a) the Effective Date, (b) 30 days after the date on which an Order allowing such Priority Tax Claim becomes a Final Order, and (c) such other time or times as may be agreed to by the holder of such Claim and Reorganized Debtor. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of 4.25% or as otherwise established by the Court; provided, that Reorganized Debtor shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

Section 3.02 Treatment of Classified Claims Against and Equity Interests in Alterra.

          Alterra Class 1A, Et Seq. – Secured Claims. Each identified Class 1A, Et Seq., Secured Claim is described in detail in the accompanying Disclosure Statement. Generally, on the Effective Date, or as soon as practicable thereafter, the Holders of the Class 1A, Et Seq. Secured Claims (the “Class 1 Secured Claims”) shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claims, receive (in the sole discretion of the Debtor as set forth in Article III above), the following treatment: either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claims entitle the Holders; (b) (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the Commencement Date, (ii) the maturity of such Claims shall be Reinstated as such maturity existed before any such default, (iii) the Holders of such Claims shall be compensated for any damages incurred as a result of any reasonable reliance by the Holders on any right to accelerate their Claims, and (iv) the legal, equitable, and contractual rights of such Holders will not otherwise be altered; (c) such Claims will receive treatment provided for in the applicable Settlement Agreement; (d) the applicable collateral will be returned to the Holder of the Secured Claim(s); or (e) such Claims shall receive such other treatment to which the Holders shall consent. The Holders of the Class 1 Secured Claims which are treated as set forth in clause (a) or (b) of this paragraph will be Unimpaired and deemed to have voted for the Plan; any Class 1 Secured Claims which are treated as set forth in clause (c), (d) or (e) of this paragraph shall be Impaired and entitled to vote on the Plan.

          Alterra Class 2A, Et Seq. – Miscellaneous Secured Claims. Class 2 consists of all other Secured Claims against the Debtor. This Class will be further divided into subclasses designated by letters of the alphabet (Class 2A, Class 2B, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtor will file a schedule of each Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Secured Claim in Class 2 will be treated as follows: either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the Commencement Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; (c) the applicable collateral will be returned to the Holder of the Secured Claim(s); or (d) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Secured Claim in Class 2 which is treated as set forth in clause (a) or (b) of this paragraph will be Unimpaired and shall be conclusively presumed to have accepted the Plan; any treatment under clause (c) or (d) of this paragraph will render the Claim Impaired and the Holder thereof shall be entitled to vote on the Plan.

          Alterra Class 3 – Resident Deposit Account Claims. Class 3 is Unimpaired and therefore the Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan. Holders of Class 3 Claims are not entitled to vote on the Plan.

          At the option of the Debtor or Reorganized Alterra, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Claim either payment in full in Cash or Reinstatement on the Effective Date or as soon as practicable thereafter. Allowed Claims in Class 3 are not Impaired under the Plan and the Holders of Allowed Claims in Class 3 are conclusively presumed to have accepted the Plan.

          Alterra Class 4 – Priority Claims. Class 4 is Unimpaired and therefore is presumed to accept the Plan. Holders of Class 4 Claims are not entitled to vote on the Plan.

          A Priority Claim is a Claim for an amount entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code, and does not include any Administrative Claim or Priority Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Commencement Date, to the extent of $4,650 per employee; (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Commencement Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,650, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the Estate on behalf of such employees to any other employee benefit plan.

          The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 4 will be paid the Allowed Amount of such Claim in full in Cash by Reorganized Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor or Reorganized Alterra and the Holder of such Claim. Allowed Claims in Class 4 are Unimpaired under the Plan and the Holders of Allowed Claims in Class 4 shall be conclusively presumed to have accepted the Plan.

          Alterra Class 5 – Senior Indebtedness Claims, including Unsecured Guaranty Debt Claims and Claims under the Unsecured JV Notes. Class 5 Claims are impaired and entitled to vote on the Plan.

          On the Initial Distribution Date, or as soon as practicable thereafter, or such later date on which such Claim becomes an Allowed Claim, each Holder of an Allowed Class 5 Claim will receive, (A) its Initial Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 5 Pro Rata Share of the Distribution otherwise allocated for Holders of Note Claims, Holders of Subordinated Indebtedness Claims and Holders of Subordinated Junior Note Claims until such time as all Allowed Senior Indebtedness Claims have been paid in full or there is no further Distribution allocated to Holders of Note Claims, Subordinated Indebtedness Claims and Subordinated Junior Note Claims. On the Final Distribution Date to the extent such Claim has not been paid in full prior thereto, (A) its Final Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 5 Pro Rata Share of the Distribution otherwise allocated for Holders of Note Claims, Holders of Subordinated Indebtedness Claims and Holders of Subordinated Junior Note Claims until such time as all Allowed Senior Indebtedness Claims have been paid in full or there is no further Distribution allocated to Holders of Note Claims, Subordinated Indebtedness Claims and Subordinated Junior Note Claims.

          Alterra Class 6 – General Unsecured Claims. Class 6 Claims are impaired and entitled to vote on the Plan.

          On the Initial Distribution Date, or as soon as practicable thereafter, each Holder of an Allowed Class 6 Claim will receive, (i) its Initial Unsecured Pro Rata Share of the Distributable Amount, and (ii) on the Final Distribution Date, its Final Unsecured Pro Rata Share of the Distributable Amount.

          Alterra Class 7 – Note Claims. Class 7 Claims are impaired and entitled to vote on the Plan.

          Class 7 Claims shall be Allowed Claims in the amount of $•.

          Each Holder of an Allowed Class 7 Claim will receive, (i) on the Initial Distribution Date, or as soon as practicable thereafter or such later date on which such Claim becomes an Allowed Claim (A) its Initial Unsecured Pro Rata Share of the Distributable Amount; and (B) giving effect to the Subordination Provisions, each Holder will receive its Class 7 Pro Rata Share of the Distribution otherwise allocated for Holders of Subordinated Indebtedness Claims and Subordinated Junior Note Claims until such time as all Allowed Note Claims have been paid in full or there is no further Distribution allocated to Holders of Subordinated Indebtedness Claims and Subordinated Junior Note Claims, in each case, net of any portion thereof allocated to the Class 5 Claims pursuant to the Subordination Provisions until such Class 5 Claims are paid in full, and (ii) on the Final Distribution Date to the extent such Claim has not been paid in full prior thereto, (A) its Final Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 7 Pro Rata Share of the Distribution otherwise allocated for Holders of Subordinated Indebtedness Claims and Holders of Subordinated Junior Note Claims until such time as all Allowed Note Claims have been paid in full or there is no further Distribution allocated to Holders of Subordinated Indebtedness Claims and Subordinated Junior Note Claims, in each case, net of any portion thereof allocated to the Class 5 Claims pursuant to the Subordination Provisions until such Class 5 Claims are paid in full.

          Alterra Class 8 – Subordinated Indebtedness Claims. Class 8 Claims are impaired and entitled to vote on the Plan.

          Class 8 Claims shall be Allowed Claims in the amount of $•.

          Each Holder of an Allowed Class 8 Claim will receive, (i) on the Initial Distribution Date, or such later date on which such Claim becomes an Allowed Claim, (A) its Initial Unsecured Pro Rata Share of the Distributable Amount; and (B) giving effect to the Subordination Provisions, each Holder will receive its Class 8 Pro Rata Share of the Distribution otherwise allocated to Holders of Subordinated Junior Note Claims until such time as all Allowed Subordinated Claims have been paid in full or there is no further Distribution allocated to Holders Subordinated Junior Note Claims, in each case, net of any portion thereof allocated to the Class 5 and 7 Claims pursuant to the Subordination Provisions until such Class 5 and Class 7 Claims are paid in full, and (ii) on the Final Distribution Date to the extent such Claim has not been paid in full prior thereto, (A) its Final Unsecured Pro Rata Share of the Distributable Amount, and (B) giving effect to the Subordination Provisions, its Class 8 Pro Rata Share of the Distribution otherwise allocated for Holders of Subordinated Junior Note Claims until such time as all Allowed Subordinated Indebtedness Claims have been paid in full or there is no further Distribution allocated to Holders of Subordinated Junior Note Claims, in each case, net of any portion thereof allocated to the Class 5 and Class 7 Claims pursuant to the Subordination Provisions until such Class 5 and Class 7 Claims are paid in full.

          Alterra Class 9 – Subordinated Junior Note Claims. Class 9 Claims are impaired and entitled to vote on the Plan.

          Class 9 Claims shall be Allowed Claims in the amount of $•.

          Each Holder of an Allowed Class 9 Claim will receive (i) on the Initial Distribution Date, its Initial Unsecured Pro Rata Share of the Distributable Amount, net of any portion thereof allocated to Class 5, 7 and 8 Claims pursuant to the Subordination Provisions until such Class 5, 7 and 8 Claims are paid in full, and (ii) on the Final Distribution Date, its Final Unsecured Pro Rata Share of the Distributable Amount, net of any portion thereof allocated to Class 5, 7 and 8 Claims pursuant to the Subordination Provisions until such Class 5, 7 and 8 Claims are paid in full.

          Alterra Class 10 - Intercompany Claims. Class 10 Claims are Impaired under the Plan and deemed to have voted to reject the Plan. The votes of holders of Class 10 Claims are not being solicited.

          It is anticipated that each holder of an Allowed Class 10 Claim will not receive or retain any property under the Plan on account of such Claim.

          Alterra Class 11 – Other Subordinated Claims. Class 11 Claims, if any, are Impaired under the Plan and deemed to have voted to reject the Plan. The votes of holders of Class 11 Claims are not being solicited.

          It is anticipated that each holder of an Allowed Class 11 Claim will not receive or retain any property under the Plan on account of such Claim.

          Alterra Class 12 – Old Alterra Common Stock, Old Alterra Preferred Stock, Old Securities, and Securities Claims. Class 12 Claims and Equity Interests are Impaired under the Plan and deemed to have voted to reject the Plan. The votes of Holders of Class 12 Claims and Equity Interests (if any) are not being solicited.

          It is anticipated that each Holder of an Allowed Class 12 Claim or Equity Interest will not receive or retain any property under the Plan on account of such Claim or Equity Interest.

          Alterra Class 13 - Equity Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Class 13 Claims and Equity Interests are Impaired under the Plan and deemed to have voted to reject the Plan. The votes of holders of Class 13 Claims or Equity Interests are not being solicited. The Debtor currently does not believe any such Holders exist.

          It is anticipated that each Holder of an Allowed Class 13 Claim or Equity Interest will not receive or retain any property under the Plan on account of such Claim or Equity Interest.

ARTICLE IV.
TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

Section 4.01 General Treatment of Executory Contracts and Unexpired Leases

          The Plan constitutes a motion to assume or reject all executory contracts and nonresidential real property leases, except for those executory contracts and nonresidential real property leases (a) that have already been assumed or rejected pursuant to an earlier Order of the Court, or (b) that are the subject of a motion for such an Order pending as of the Confirmation Hearing.

          Exhibit A to the Plan Supplement lists all executory contracts and nonresidential real property leases to be rejected, as identified in section 5.2(d) of the Merger Agreement. Any contract or lease not on Exhibit A to the Plan Supplement, and not otherwise the subject of a prior order or pending motion to reject, shall be deemed assumed by the Reorganized Debtor as of the Effective Date. Exhibit E to the Plan Supplement reflects all such executory contracts and non-residential real property leases to be assumed, together with the cure amount related thereto. Any party to an executory contract or non-residential real property lease that objects to the cure amount on Exhibit E to the Plan Supplement must File its objection, and serve it on the Debtor and the Buyer, no later than the date of the Confirmation Hearing.

          The Reorganized Debtor, except as otherwise agreed by the non-debtor party to any executory contract or unexpired lease, will cure any and all undisputed defaults within 30 days after the Effective Date under any executory contract or unexpired lease assumed or assumed and assigned pursuant to the Plan, in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days after the entry of a Final Order determining the amount, if any, of the Debtor’s, the Reorganized Debtor’s or Buyer’s liability with respect thereto, or as may be agreed otherwise by the parties.

          All such assumed contracts and unexpired leases, franchises, permits, and any contracts or unexpired leases assumed by the Debtor by order of the Bankruptcy Court prior to the Confirmation Date, shall be vested in and continue in effect for the benefit of Reorganized Alterra.

          Any Claim for damages arising from the rejection of an executory contract or unexpired lease must be Filed and served on counsel for the Debtor and Creditors’ Committee within thirty (30) days after the order of the Court (which order may be the Confirmation Order) approving such rejection becomes a Final Order or be (i) forever barred and unenforceable against the Debtor, its Estate, the Reorganized Debtor, and their respective property, and (ii) barred from receiving any Distribution under the Plan. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims.

Section 4.02 Indemnification Obligations

     Any obligation of the Debtor to indemnify its current and former directors, officers, employees, and any officer, director or employee serving as a fiduciary of any employee benefit plan or program, pursuant to charter, by-laws, or applicable state law may be deemed to be, and may be treated as though they are, executory contracts. For the purposes of the Plan, except as limited hereinafter, executory contracts are to be treated in accordance with the preceding section. To the extent that the Debtor’s indemnification obligations are deemed executory contracts and are included among those to be assumed, they shall survive the confirmation of this Plan and remain unaffected thereby (subject to any defenses thereto), irrespective of whether indemnification is owed in connection with a Pre-Petition Date or Post-Petition Date occurrence.

Section 4.03 Post-Petition Contracts and Leases

          All contracts and leases entered into by the Debtor after the Petition Date, but excluding the DIP Credit Facility, shall be deemed assigned by the Debtor to Reorganized Alterra on the Effective Date.

ARTICLE V.
MEANS FOR EXECUTION
IMPLEMENTATION OF THE PLAN

Section 5.01 Overview of Plan Implementation

          The Plan will be implemented through the consummation of the Merger Agreement on the Effective Date. All Cash necessary for Reorganized Alterra to make payments pursuant to the Plan will be obtained from the Merger Consideration received from the Buyer, Reorganized Alterra’s cash balances, and/or cash generated from the operation of Reorganized Alterra.

Section 5.02 Merger Agreement

          On the Effective Date but subject to the occurrence thereof, the Merger shall be consummated in accordance with the Merger Agreement and all related agreements. Pursuant to the Merger Agreement, the Buyer will invest $76,000,000 in consideration (the “Merger Consideration”) in Reorganized Alterra. It is anticipated that Transaction Proceeds received as a result of the Merger shall be used to satisfy Allowed DIP Credit Facility Claims, Allowed Secured Claims (if the Debtor elects such treatment), Allowed Priority Tax Claims, Allowed Administrative Claims and Allowed Priority Claims. The Distributable Amount shall be distributed to Allowed Claims in Classes 5, 6, 7, 8 and 9 in accordance with this Plan.

          Cash or other financing provided by the Buyer pursuant to the Merger Agreement will also provide Reorganized Alterra with Cash or debt financing sufficient to fund Reorganized Alterra’s Liability Insurance program, deferred capital expenditures and working capital needs. Any Merger Consideration not distributed pursuant to this Plan shall be used to fund working capital needs for Reorganized Alterra.

Section 5.03 Equity in Reorganized Debtor

          As of the Effective Date, each share of common stock, $0.01 per value per share, of the Merger Subsidiary issued and outstanding immediately prior to the closing under the Merger Agreement shall remain issued and outstanding and shall evidence one share of common stock, $0.01 per value per share, of the Reorganized Debtor.

Section 5.04 [Reserved]

Section 5.05 Distribution

          Subject to the provisions of the Plan, and except as otherwise provided herein, property to be distributed hereunder to an Impaired Class shall be distributed on or as soon as practicable after the later of (i) the Initial Distribution Date, to each holder of a Claim in that Class that is an Allowed Claim as of the Effective Date, and (ii) the date the Order of the Court allowing such Claim becomes a Final Order, to each holder of an Allowed Claim of that Class that is Allowed after the Effective Date, to the extent allowed, in accordance with Section 8.02 hereof. Property to be distributed under the Plan to a Class that is not Impaired or on account of a Claim of a kind described in Bankruptcy Code section 507(a)(1) shall be distributed on the later of (x) the date specified in the preceding clauses (i) and (ii) applicable to the Claims and (y) the date on which the Distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Chapter 11 Case. Notwithstanding any other provision of the Plan, the Debtor, Reorganized Debtor or Plan Agent shall not be obligated to make any Distribution with respect to any unclassified Claim, or any Allowed Claim, other than those in the hands of the Holders shown on the books and records of the Debtor as of the Confirmation Hearing unless otherwise identified on a Filed proof of claim.

Section 5.06 The Creditors’ Committee

          On the Effective Date, the Creditors’ Committee shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Case. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date.

Section 5.07 Vesting Of Assets

          Except as otherwise provided in any provision of the Plan, on the Effective Date, all property of the Estate, to the full extent of section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtor of every kind and nature, shall vest in Reorganized Debtor free and clear of all Claims, Liens, encumbrances and Equity Interests. From and after the Effective Date, Reorganized Debtor may operate its business and use, acquire, and dispose of property and settle and compromise Claims arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

Section 5.08 Preservation Of Causes Of Action

          Except in any contract, instrument, release, or other agreement entered into in connection with the Plan or as otherwise provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain all Debtor Claims that the Debtor or the Estate may hold against any Person. All Debtor Claims shall remain the property of Reorganized Alterra. Nothing contained in the Plan shall constitute a waiver of rights, if any, of the Debtor or Reorganized Alterra to a jury trial with respect to any Debtor Claim or objection to any Claim or Equity Interest. A schedule of the Debtor Claims, other than avoidance actions, is annexed to the Plan Supplement as Exhibit F.

Section 5.09 Certificate Of Incorporation And Bylaw Amendments

          On the Effective Date, Reorganized Debtor shall adopt the Amended Alterra Certificate and the Amended Alterra Bylaws pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code. The Amended Alterra Certificate and Amended Alterra Bylaws will, among other provisions: (i) reflect the issuance of the common stock of the

Reorganized Debtor; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended Alterra Certificate and Amended Alterra Bylaws will become effective upon the occurrence of the Effective Date subject to consummation of the Merger.

Section 5.10 Corporate Action

          The adoption of the Amended Alterra Certificate and Amended Alterra Bylaws, the selection of the Persons who will serve as the initial directors and officers of Reorganized Debtor as of the Effective Date, and other matters under the Plan involving the corporate structure of the Debtor or corporate action by the Debtor, shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the stockholders or directors of the Debtor. Without limiting the foregoing, upon entry of the Confirmation Order by the Clerk, the filing by the Reorganized Debtor of the Amended Alterra Certificate with the Delaware Secretary of State and the adoption of the Amended Alterra Bylaws shall be authorized and approved in all respects. On the Effective Date, pursuant to applicable law, the Amended Alterra Bylaws shall be the bylaws of Reorganized Debtor.

Section 5.11 Management Of Reorganized Debtor

          The directors and officers of the Debtor will continue to serve in such capacities until and through the Effective Date. As of the Effective Date, the directors of the Debtor will be deemed to have resigned. Immediately thereafter, the new board of directors of Reorganized Debtor shall consist of those members identified in Exhibit D to the Plan Supplement. The Board of Directors of Reorganized Debtor shall select senior management of the Reorganized Debtor.

Section 5.12 Disbursing Agent

          Reorganized Debtor (or its designee) shall act as the Disbursing Agent for the purpose of making all Distributions provided for under the Plan. The Disbursing Agent shall serve without bond. The Reorganized Debtor shall be entitled to hire such professionals as it deems necessary to assist in making disbursements.

Section 5.13 Discharge Of Debtor And Injunction

          Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Equity Interest based on such debt or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Equity Interest based on such debt or Equity Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim or Equity Interest based on such debt or Equity Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against the Debtor, the Reorganized Debtor, the Buyer, or their respective successors, assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtor at any time obtained to the extent that it relates to a Claim discharged.

          All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Equity Interest or other right of an equity security holder, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, the Buyer, the Creditors’ Committee, and professional persons retained by the Debtor, the Reorganized Debtor, the Buyer, the Creditors’ Committee, and each of their respective affiliates, members, current or former officers, directors, agents, employees, professionals and representatives; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Reorganized Debtor, the Buyer, the Creditors’ Committee and professional persons retained by them and each of their respective affiliates, members, current or former officers, directors, agents, employees and representatives; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, the Buyer, the Creditors’ Committee (including present and former members), and professional persons retained by them and each of their respective affiliates, members, current or former officer, directors, agents, employees and representatives; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to the Debtor, the Reorganized Debtor, the Buyer, the Creditors’ Committee and professional persons retained by them and each of their respective affiliates, members, current or former officer, directors, agents, employees and representatives; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

Section 5.14 No Liability For Solicitation Or Participation

          As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

Section 5.15 Limitation Of Liability

          Neither (a) the Debtor, the Reorganized Debtor, the Buyer nor any of their respective members, employees, officers, directors, agents, representatives, affiliates, attorneys or any other professional persons employed by any of them, nor (b) the Creditors’ Committee, nor any of its respective members, agents, employees, directors, officers representatives, attorneys or other professional advisors, in each case, shall have or incur any liability to any holder of any Claim or Equity Interest or any other entity for any act or omission in connection with or arising out of the Chapter 11 Case, negotiating, formulating, implementing, confirming, or consummating the Plan, or any other act or omission in connection with the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan; provided, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely on the advice of counsel with respect to their duties and responsibilities in connection with the Plan.

Section 5.16 Objections to Claims

          No later than the Claims Objection Deadline (unless extended by an order of the Court), the Debtor, the Committee or the Reorganized Debtor, as the case may be, shall file objections to Claims with the Court and serve such objections upon the Holders of the Claims to which objections are made; provided, that the Debtor, the Committee or Reorganized Debtor shall not object to Claims expressly deemed Allowed pursuant to the Plan. Nothing contained herein shall limit a party’s right to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtor, the Committee or the Reorganized Debtor, as applicable, shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment (in the Court or such other court having jurisdiction) the validity, nature and/or amount thereof.

Section 5.17 Other Documents And Actions

          The Debtor or the Reorganized Debtor may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

Section 5.18 Retiree Benefits

          There are no retiree benefits, as the term “retiree benefits” is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtor, and the Reorganized Debtor will not be obligated to pay any retiree benefits on or after the Effective Date.

ARTICLE VI.

CONFIRMATION AND EFFECTIVE DATE CONDITIONS

Section 6.01 Conditions To Confirmation

          The conditions to Confirmation shall be the following:

          (a) The satisfaction of the requirements of 11 U.S.C. § 1129;

          (b) The Court shall have entered a Final Order acceptable in form and substance to the Debtor and Buyer that expressly approves, and authorizes the Debtor to enter into, the Merger Agreement;

          (c) The Confirmation Order shall (i) be acceptable in form and substance to the Debtor and Buyer and (ii) expressly authorize and direct the Debtor to perform the actions that are conditions to the effectiveness of the Plan; and

          (d) Each of the events and actions required by the Plan to occur or to be taken prior to Confirmation shall have occurred or have been taken, or the Debtor or the party whose obligations are conditioned by such occurrences and/or actions, as applicable, shall have waived such occurrences or actions.

Section 6.02 Conditions To Effective Date

          The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived: (1) the Confirmation Order shall have become a Final Order; (2) all authorizations, consents and regulatory approvals (including, without limitation, any approvals required under regulations relating to the change in ownership of the Debtor upon the Effective Date) required (if any) for the Plan’s effectiveness shall have been obtained; (3) the Debtor and Buyer shall have satisfied all conditions and implemented and consummated the Merger; provided, that if the Merger is contingent upon the occurrence of the Effective Date of the Plan, the Effective Date shall be deemed to have occurred immediately prior to the consummation of the Merger; and (4) all other actions and documents necessary to implement the treatment of creditor Claims shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

Section 6.03 Waiver of Conditions

          The Debtor may waive any or all of the other conditions to its obligation set forth in the Plan without leave of or order of the Court and without any formal action other than consent of the Buyer. The Debtor reserves the right to amend or revoke the Plan, subject to the terms of Section 4.4(b) of the Merger Agreement and section 1127 of the Bankruptcy Code.

Section 6.04 Effect of Failure of Conditions

          In the event that the Effective Date does not occur, upon notification submitted by the Debtor to the Court: (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, (d) the Debtor shall comply with its obligations under section 4.8(a) of the Merger Agreement, and (e) the Debtor’s obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

Section 6.05 Vacatur of Confirmation Order

          If an order denying Confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtor; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtor; (c) prejudice in any manner any right, remedy or claim of the Debtor; (d) prejudice in any manner any right, remedy or claim of the Buyer under the Merger Agreement to the extent previously approved by the Bankruptcy Court; or (e) be deemed an admission against interest by the Debtor.

ARTICLE VII.

CONFIRMABILITY OF PLAN AND CRAMDOWN

          In the event at least one Impaired Class of Claims votes to accept the Plan, the Debtor shall request the Court to confirm the Plan under the cramdown provisions of the Bankruptcy Code as to those Classes of Claims and Equity Interests that vote to reject the Plan or are deemed to have rejected the Plan. A complete description of such provisions is located in the Disclosure Statement.

ARTICLE VIII.
PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
UNDER THE PLAN AND TREATMENT OF DISPUTED,
CONTINGENT AND UNLIQUIDATED CLAIMS AND EQUITY INTERESTS

Section 8.01 Voting of Claims

          Each holder of an Allowed Claim in an Impaired Class of Claims receiving a Distribution under the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court. An Impaired Class receiving no Distribution shall be deemed to have rejected the Plan.

Section 8.02 Method of Distributions Under the Plan

          (a) Distributions Under the Plan

          On the Effective Date or as soon as practicable thereafter to the extent that the Plan provides for Distributions on account of Allowed Claims in the applicable Class on the Effective Date, or in the case of Classes 5, 6, 7, 8 and 9, the Initial Distribution Date, each Holder of an Allowed Claim on such date will receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class on such date. Thereafter, Distributions will be made semi-annually on • 1 and • 1 of each year, beginning • 1, 200•, to (a) Holders of Claims to whom a Distribution has become deliverable during the preceding calendar quarter and (b) to Holders of Disputed Claims in any such Class whose Claims were Allowed during the preceding calendar quarter. Such semi-annual Distributions will be in the full amount that the Plan provides for Allowed Claims in the applicable Class as of the date of such Distribution, without interest.

          Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan will be obtained from the Debtor’s existing cash balances, the operations of the Debtor or Reorganized Debtor, the Transaction Proceeds or from any post Effective Date borrowings, as applicable.

          The Reorganized Debtor, or such Person(s) as the Reorganized Debtor may employ in its sole discretion, will serve as Disbursing Agent. The Disbursing Agent will make all Distributions of cash and securities required to be distributed under the applicable provisions of the Plan. The Disbursing Agent will serve without bond, and the Disbursing Agent, if a Person other than the Reorganized Debtor, will receive, without further Court approval, reasonable compensation for Distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor on negotiated terms.

          Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a bank selected by the Reorganized Debtor, or by wire transfer from a bank, at the option of Reorganized Debtor. Cash payments to foreign creditors, if any, may be made, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

          (b) Timing and Compliance with Tax Requirements

               (i) Compliance with Tax Requirements

          In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

          Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim that is to receive a Distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution; and (ii) no Distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to the Plan.

               (ii) Distribution Record Date

          As of the close of business on the Distribution Record Date, the transfer registers for any Old Securities maintained by the Debtor, or its respective agents, will be closed. The Disbursing Agent and the respective agents of the Debtor or Reorganized Debtor will have no obligation to recognize the transfer of the Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by Reorganized Debtor or a designee to the holders of Allowed Administrative Claims and Allowed Claims at the addresses set forth on the Schedules, unless such addresses are superseded by addresses listed on proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001, or at the last known address of such holders if Reorganized Debtor has been notified in writing of a change of address.

               (iii) Surrender of Cancelled Debt Instruments or Securities

          As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Claim evidenced by the Instruments canceled pursuant to the Plan, the Holder of such Claim shall tender the applicable Instruments evidencing such Claim to the Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any Cash to be distributed pursuant to the Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable Distribution pursuant to the Plan.

Section 8.03 Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments

          In addition to any requirements under the Bylaws of the Debtor, any Holder of a Claim evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim evidenced by such an Instrument will, for all purposes under the Plan, be deemed to have surrendered an Instrument, as applicable.

Section 8.04 Failure to Surrender Cancelled Instrument

          Any Holder of an Instrument that fails to surrender or be deemed to have surrendered such Instrument within one year after the Effective Date will have its Claim for a Distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor, Buyer or their property. In such cases, any Cash held for Distribution on account of such Claim will be disposed of pursuant to the provisions of the Plan.

Section 8.05 Undeliverable or Unclaimed Distributions

          Any Person that is entitled to receive a cash Distribution under the Plan but that fails to cash a Distribution check within ninety (90) days after its issuance and delivery (or attempted delivery) shall be entitled to receive a reissued check from the Reorganized Debtor for the amount of the original check, without any interest, if such person requests to the Disbursing Agent that it reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, provided that such request occurs prior to the first anniversary of the Effective Date. If a Person fails to cash a check within ninety (90) days after its issuance and fails to request reissuance of such check prior to the first anniversary of the Effective Date, such Person shall not be entitled to receive any Distribution under this Plan. In the event that interim Distributions are made under this Plan, any Person who fails to cash an interim Distribution check within ninety (90) days after its issuance and delivery (or attempted delivery) shall be entitled to receive a reissued check from the Reorganized Debtor for the amount of the original check, without any interest, if such Person requests to the Disbursing Agent that it reissue such interim Distribution check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such interim Distribution check, provided that such request occurs prior to the first anniversary of the Effective Date. A Person failing to cash an interim Distribution check within ninety (90) days after its issuance and failing to request from the Disbursing Agent reissuance of such check within the time period described above, shall forfeit all right to any subsequent Distributions, including final Distributions, under the Plan. Undeliverable Distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a Distribution becomes deliverable, but in no event for a period longer than one year following the Effective Date. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. The Disbursing Agent will hold undeliverable cash in a manner consistent with Reorganized Debtor’s investment and deposit guidelines. Any Distribution which is not claimed within one year after the Effective Date shall be deemed property of Reorganized Debtor without further notice to any party or further order of the Court.

Section 8.06 Disputed Claims; Reserve and Estimations

          (a) Treatment of Disputed Claims

          Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim, until such Claim becomes an Allowed Claim. Reorganized Debtor may, at any time, request that the Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether Reorganized Debtor previously objected to such Claim or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in the Plan, Reorganized Debtor may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Case had not been commenced, subject to any applicable discharge and limitations on amounts of claims and remedies available under bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by Reorganized Debtor without further order of the Court.

          (b) Creation of Disputed Claims Reserve

          The Disbursing Agent or the Reorganized Debtor shall establish an appropriate reserve for Disputed Claims by withholding 100% of Distributions to which holders of Disputed Claims would be entitled under the Plan if such Disputed Claims were Allowed Claims.

          On, or as soon as practicable after, the initial Distribution date, the Reorganized Debtor shall transmit to the Disbursing Agent, and the Disbursing Agent shall reserve for the account of each holder of a Disputed Claim, any Transaction Proceeds or Distributable Amount which would otherwise be distributable to such holder on such date in accordance with the Plan were such Disputed Claim an Allowed Claim on such date, in the face amount thereof. Transaction Proceeds and a portion of the Distributable Amount shall be set aside and segregated by Class of Claims in accounts to be established and maintained by the Disbursing Agent pending resolution of such Disputed Claims.

          (c) Distributions on Account of Disputed Claims Once They Are Allowed

          Within 30 days after the end of each calendar quarter following the Effective Date and after an initial Distribution has been made to undisputed and Allowed Claims, the Disbursing Agent will make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, without interest. Such Distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

Section 8.07 Setoffs

          Except with respect to claims of Reorganized Debtor released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with, contemplated by or assumed in connection with the Plan, the Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Reorganized Debtor may hold against the Holder of such Allowed Claim; provided, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by Reorganized Debtor of any such claims, rights and causes of action that Reorganized Debtor may possess against such Holder.

ARTICLE IX.

RETENTION OF JURISDICTION

          Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Court will retain such jurisdiction over the Chapter 11 Case after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

          (a) Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Equity Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

          (b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

          (c) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

          (d) Ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

          (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor, Reorganized Alterra, or the Chapter 11 Case that may be pending on the Effective Date;

          (f) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

          (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity’s rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

          (h) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, including the Merger Agreement, modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Court Order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code and the Merger Agreement, if applicable;

          (i) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          (j) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          (k) Determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

          (l) Determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, and to determine any tax claims that may arise against the Debtor or Reorganized Alterra as a result of the transactions contemplated by this Plan; and

          (m) Enter an Order concluding the Chapter 11 Case.

          The foregoing list is illustrative only and not intended to limit in any way the Court’s exercise of jurisdiction. If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Case, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.01 Exemption From Transfer Taxes

          Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment or any lease or sublease, or the making or delivery of any deed or other instrument of transfer or assignment and/or assumption under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

Section 10.02 Payment of Statutory Fees

          All fees payable on or before the Effective Date pursuant to section 1930 of Title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

Section 10.03 Modification or Withdrawal of the Plan

          The Plan may be amended, modified, supplemented or withdrawn by the Debtor with the consent of the Buyer in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Court may otherwise direct. Prior to the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims under the Plan, Reorganized Alterra may institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

Section 10.04 Governing Law

          Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

Section 10.05 Filing or Execution of Additional Documents

          On or before the Effective Date, the Debtor shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 10.06 Withholding and Reporting Requirements

          In connection with the Plan and all instruments issued in connection therewith and Distributions thereon, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions thereunder shall be subject to any such withholding and reporting requirements.

Section 10.07 Waiver of Rule 62(a) of the Federal Rules of Civil Procedure

          The Debtor may request that the Confirmation Order include (a) a finding the Rule 62(a) of the Federal Rules of Bankruptcy Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtor to consummate the Plan immediately after the entry of the Confirmation Order.

Section 10.08 Headings

          Headings used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any purpose.

Section 10.09 Exhibits and Schedules

          All Exhibits and Schedules to the Plan and Disclosure Statement are incorporated into and constitute a part of the Plan as if set forth herein.

Section 10.10 Notices

          All notices, requests and demand hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

          (a) If to Debtor:

ALTERRA HEALTHCARE CORPORATION 10000 Innovation Drive Milwaukee, Wisconsin 53226 Attn: Patrick Kennedy, Chief Executive Officer Facsimile No. 414-918-5055

With a copy to:

YOUNG CONAWAY STARGATT & TAYLOR, LLP The Brandywine Building 1000 West Street, 17th Floor P.O. Box 391 Wilmington, Delaware 19899-0391 Attn: Robert S. Brady Facsimile No. 302-571-1253

With a copy to:

ROGERS & HARDIN 2700 International Tower 229 Peachtree Street, N.E. Atlanta, Georgia 30303 Attn: Alan C. Leet Facsimile No. 404-525-2224

          (b) If to Buyer:

FEBC-ALT Investors, Inc. 1251 Avenue of the Americas, 16th Floor New York, New York 10020 Attn: Randall Nardone Facsimile No. 212-798-6120

With a copy to:

SIDLEY AUSTIN BROWN & WOOD LLP 787 Seventh Avenue New York, New York 10019 Attn: Lee S. Attanasio Facsimile No. 212-839-5599

          (c) If to the Creditors’ Committee:

ANDREWS & KURTH, LLP 805 Third Avenue, 7th Floor New York, New York 10022 Attn: Paul Silverstein, Esq. Facsimile No. 212-850-2929

Section 10.11 Conflict

          The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

Section 10.12 Successors And Assigns

          The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

Section 10.13 Saturday, Sunday Or Legal Holiday

          If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

Section 10.14 Post-Effective Date Effect Of Evidences Of Claims Or Equity Interests

          Notes, bonds, stock certificates and other evidences of Claims against or Equity Interests in the Debtor, and all Instruments and Securities of the Debtor (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the Distributions contemplated by the Plan.

Section 10.15 Severability Of Plan Provisions

          If, prior to Confirmation, any term or provision of the Plan that does not govern the treatment of Claims or Equity Interests provided for herein or the conditions to the Effective Date is held by the Court to be invalid, void, or unenforceable, the Court shall have the power, subject to the rights of the Buyer under the Merger Agreement, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide, that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 10.16 Balloting

          Each holder of Allowed Claim entitled to vote on the Plan will receive a ballot. The ballot will contain two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan. Any executed Ballot that indicates both acceptance and rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan.

Section 10.17 No Admissions or Waiver of Objections

          Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification. The Debtor is not bound by any statements herein or in the Disclosure Statement as judicial admissions.

Section 10.18 Survival of Settlements

          All Court-approved settlements shall survive consummation of the Plan, except to the extent that any provision of any such settlement is inconsistent with the Plan, in which case the provisions of the Plan shall supersede such inconsistent provision of such settlement.

Section 10.19 Plan Supplement

          Forms of documents relating to the Rejection Schedule, Amended Alterra Bylaws, Amended Alterra Certificate, and the Board of Directors of Reorganized Alterra shall be contained in the Plan Supplement and filed with the Clerk of the Court at least ten (10) days prior to the date of the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel to the Debtor.

Dated: • 2003	ALTERRA HEALTHCARE CORPORATION

By:
Its:

EXHIBITS TO PLAN

Exhibit A – Settlement Agreements

Exhibit B – List of Non-Debtor Affiliates

Exhibit C – List of Non-Debtor Subsidiaries

EXHIBITS TO PLAN SUPPLEMENT

Exhibit A – Rejection Schedule

Exhibit B – Amended Alterra Bylaws

Exhibit C – Amended Alterra Certificate

Exhibit D – Board of Directors of Reorganized Alterra

Exhibit E – Assumption and Cure Schedule

Exhibit F – Debtor Claims (Other than Avoidance Actions)

Section 5.2(d)

Section 5.2(d)(i) Forbearance - Agreements

1.       Loan Agreement dated as of April 7, 2000, as amended, between Capmark Services, as lender, and ALS Venture I, Inc, as borrower.

Forbearance Date:
December 11, 2003

2.     Loan Agreement dated as of December 30, 2000, as amended, between GE Capital (formerly Heller Healthcare Finance, Inc.), as lender, and AHC Borrower I, Inc., as borrower.

Forbearance Date:
December 31, 2003

Section 5.2(d)(ii) Amended - Agreements

1.       Loan Agreement dated as of March 23, 1999, between FMAC, as lender, and ALS Financing II, Inc., as borrower.

(a)      Consent of the lender, Erie County Industrial Development Authority ("Erie IDA"), and Schenectady County Industrial Development Authority ("Schenectady IDA") to the Debtor's post-confirmation liability insurance program ("Post-Confirmation Liability Insurance Program") and waiver of compliance with liability insurance requirements through the date such Post-Confirmation Liability Insurance Program becomes effective.

(b)     Waiver of the lender of (i) any failure to give lender notice of any default and/or to specify any defaults in compliance certificates filed with the lender, and (ii) any failure to pay and/or disclose pre-petition charges, claims for labor and other obligations which have subsequently been paid or for which the time-frame to file liens has expired.

(c)     Consent of the lender and Erie IDA to the debtor bankruptcy and waiver of any breaches related to the Debtor's bankruptcy/insolvency/failure to pay debts as they become due.

(d)     Waiver of the lender of all material adverse changes in financial condition or prospects of the Debtor and of any conditions constituting a material impairment to its ability to operate.

(e)     Consent of the lender to any "transfer" that may arise pursuant to the confirmation of the Debtor's plan of reorganization and the resulting issuance of shares of Debtor capital stock in connection therewith.

(f)     Waiver of Erie IDA of any defaults of the Debtor's or the borrower's obligations to the lender.

(g)     If determined to be applicable or necessary by the Debtor at or prior to the confirmation of the Debtor'plan of reorganization and closing of the exit financing transaction (based on the facts as they exist at that time), the waiver by the Lender, with respect to the residences financed by the lender, of: (i) any material failure to comply with laws; (ii) any failure to provide notice to the lender of any incident reported to any public health or safety provider or any claim referred to the borrower's liability insurance provider; (iii) the filing of, and any failure to disclose, liens with respect to pre-petition claims which have subsequently been released or are being released; (iv) any prior participation in Medicare/Medicaid programs without the prior written consent of the lender; (v) any imposition of a ban on new admissions generally, and (vi) any failure to keep residences in good repair.

2. Loan Agreement dated as of January 28, 2000, between GMAC Commercial Mortgage Corporation as assigned to LaSalle Bank National Association (as trustee for the registered holders of GMAC Commercial Mortgage Asset Corporation, Mortgage Pass-Through Certificates, Series 2000-FL-F), as lender, and AHC Purchaser, Inc., as borrower.

(a)     Acknowledgment of cure of payment defaults.

(b)     Consent of the lender to the Debtor's Post-Confirmation Liability Insurance Program and waiver of compliance with liability insurance requirements through the date such program becomes effective.

(c)     Waiver of the lender of (i) any failure to give the lender notice of any default and/or to specify any defaults in compliance certificates filed with the lender and, (ii) any failure to pay and/or disclose pre-petition charges, claims for labor and other obligations which have subsequently been paid or for which the time-frame to file liens has expired.

(d)     Consent of the lender to the Debtor's bankruptcy and waiver of any breaches related to the Debtor bankruptcy/insolvency/failure to pay debts as they become due.

(e)     Waiver of the lender of all material adverse changes in financial condition or prospects of the Debtor and of any pre-petition conditions constituting a material impairment to its ability to operate.

(f)     Consent of the lender to any "transfer" that may arise pursuant to the confirmation of the Debtor's plan of reorganization and the resulting issuance of share of Debtor capital stock in connection therewith.

(g)     If determined to be applicable or necessary by the Debtor at or prior to the confirmation of the Debtor's plan of reorganization and closing of the exit financing transaction (based on the facts as they exist at that time), the waiver by the lender, with respect to the residences financed by the lender, of: (i) any material failure to comply with laws; (ii) any failure to provide notice to the lender of any incident reported to any public health or safety provider or any claim referred to the borrower's liability insurance provider; (iii) the filing of, and any failure to disclose liens with respect to, pre-petition claims which have subsequently been released or are being released; (iv) any prior participation in Medicare/Medicaid programs without the prior written consent of the lender; (v) any ban or new admissions generally, and (vi) any failure to keep residences in good repair.

3.       Amended and Restated Notes dated December 21, 2000, as amended, between Key Corporate Capital, Inc., as lender, and certain Alterra Healthcare Corporation subsidiaries, as borrower.

(a)     Acknowledgment of acceptability of the Debtor's existing liability insurance and Post-Confirmation Liability Insurance Program.

(b)     Consent of the lender to modification removing cross-default to the Key Corporate Capital, Inc./ Third Party Investors I, LLC and Key Corporate Capital, Inc./ALS National Credit Agreements.

(c)     Acknowledgment of the lender that Rockland Note's release provision with respect to excess land applies to second mortgage as well as first mortgage.

(d)     Consent of the lender to the Debtor's bankruptcy and waiver of any breaches related to the Debtor's bankruptcy/insolvency/failure to pay debts as they become due.

(e)     If New York regulators prevail in efforts to require licensure of Niagara Nash Road, Ithaca Bundy Road and Ithaca Trumansburg Road residences, consent of the lender to any lease amendments required by regulators.

(f)     Consent of the lender to any discontinuance of existence of the Debtor resulting from confirmation of the Debtor's plan of reorganization and the resulting issuance of shares of the Debtor's capital stock in connection therewith.

4.       Loan Agreement dated May 31, 2000, as amended, between Guaranty Bank, as lender, and ALS West, Inc., as borrower.

(a)     Waiver by the lender of failure to promptly pay pre-petition charges for labor and other obligations which have subsequently been paid or for which the time frame to file liens has expired.

(b)     Consent of the lender to any liquidation, merger or consolidation of the Debtor with or into another entity (unless the Debtor is a surviving entity in such merger or acquisition) that may arise pursuant to the confirmation of the Debtor's plan of reorganization and the resulting issuance of shares of Debtor capital stock in connection therewith.

(c)     If determined to be applicable or necessary by the Debtor at or prior to the confirmation of the Debtor's plan of reorganization and closing of the exit financing transaction (based on the facts as they exist at that time), the waiver by the lender, with respect to the residences financed by the lender, of (i) any material failure to comply with laws; (ii) the filing of any liens with respect to the pre-petition claims which have subsequently been released or are being released; (iii) any failure to keep the residences in good repair, and (iv) any prior participation in Medicare/Medicaid programs.

(d)     Waiver of subordinate security interests in joint venture interests in favor of Elderly Lixing IX, LLC.

Section 5.2(d)(iii) No Liabilities/Obligations - Agreement

1.      Loan Agreement dated as of May 1, 1998, between Sovereign Bank, as lender, and ALS Clare Bridge and ALS Wovenhearts, as borrowers.

2.      Promissory Note, dated as of April 25, 1996, in favor of GMAC Commercial Mortgage Corporation, as lender, as assumed by ALS Olathe I, as borrower on November __, 1998.

3.       Loan Agreement dated as of July 30, 1998, between GMAC Commercial Mortgage Corporation as assigned to LaSalle Bank National Association (as trustee for GMAC Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 1998-C2), as lender, and ALS Financing, Inc., as borrower.

4.      Loan Agreement, dated as of August 31, 2000, as amended, between U.S. Bank, N.A. (formerly Firstar Bank), as lender, and Alterra Healthcare Corporation, as borrower.

Section 5.2(d)(iv) No Default - Leases

1.     Master lease agreement, dated as of December 27, 2002, as amended, among Health Care REIT, Inc., HCRI North Carolina Properties, LLC, and HCRI Tennessee Properties, Inc., HCRI-Texas Properties, LTD. , HCRI Indiana Properties, LLC, HCRI Wisconsin Properties, LLC, as landlords, and Debtor, as tenant.

2.     Lease dated as of December 15, 2002, among LTC-K1 Inc., as lessor, and Debtor, as lessee (LTC Properties).

3.     Lease dated as of December 15, 2002, among LTC-K2 Limited Partnership as lessor and Debtor, as lessee (LTC Properties).

4.     Lease dated as of December 15, 2002, among Kansas-LTC Corporation as lessor and Debtor, as lessee (LTC Properties).

5.     Lease dated as of December 15, 2002, among LTC Properties, Inc., Texas LTC Limited Partnership and North Carolina Real Estate Investment, LLC as lessor and Debtor, as lessee (LTC Properties).

6.     Individual leases with Nationwide Health Properties, Inc. with respect to Albany Residential, Forest Grove, Mt. Hood, McMinnville and both Westwood facilities, together with underlying ground lessor/lender estoppels/consents, if applicable.

7.     Lease Agreement dated December 15, 1995 between 2010 Union Limited Partnership, as landlord, and New Crossings International Corporation, as tenant (underlying NHP debt).

8.     Master lease dated as of April 9, 2002, among Nationwide Health Properties, Inc., NH Texas Properties Limited Partnership, NHP Silverwood Investments, Inc., NHP Westwood Investments, Inc., MLD Delaware Trust, and MLD Properties, LLC, as landlords, and Debtor, as tenant.

9.      Lease agreement dated as of February 28, 2003, between SNH ALT Leased Properties Trust, as landlord, and AHC Trailside, Inc., as tenant (SHP lease to AHC Trailside, Inc. and loan to Pomacy Corporation).

10.      Master lease dated as of June 14, 1999, as amended, between Omega Healthcare Investors, Inc., as lessor, and AHC Properties, Inc., as lessee and Master lease dated as of June 4, 1999, as amended, between Omega (Kansas), Inc. as lessor and AHC Properties, Inc., as lessee.

11.      Lease Agreement dated November 7, 1994,. between George F. Eyde Limited Family Partnership and Louis J. Eyde Limited Family Partnership, as landlord, and Marsh/Tihart Limited Partnership, as tenant (Clare Bridge of Lansing I (Meridian)).

12.      [Lease Agreement dated June 19, 1991 between Brookfield Living Center, Inc., as landlord, and Care Living Centers, Inc., as tenant] (Henry and Sabrina Weisbrot lease with Care Living Centers, Inc. for Clare Bridge of Brookfield subleased to Alterra Healthcare Corporation).

13.      Lease Agreement dated April 9, 1997, as amended November 17, 1997, between McMinnville Center LLC, as lessor, and Debtor, as lessee (for Alterra Villas of McMinnville).

14.      Office lease dated December 31, 2001, as amended August 1, 2002 between Innovation Partners, LLC, as landlord, and the Debtor, as tenant (home office lease).

15.      Kansas Bond Leases: (i) lease agreement dated March 1, 1994 between City of Arkansas City, Kansas, as landlord/issuer, and Sterling Group, L.L.C., as tenant; (ii) lease agreement dated August 1, 1993 between City of Emporia, Kansas, as landlord/issuer, and Sterling Group, L.L.C., as tenant; (iii) lease agreement dated May 1, 1993 between City of Abilene, Kansas, as landlord/issuer, and Sterling Group, L.L.C., as tenant; and (iv) lease agreement dated June 1, 1993 between City of Junction City, Kansas, as landlord/issuer, and Sterling Group, L.L.C., as tenant.

Section 5.2(d)(v) Rejected or Assigned - Leases

1.       Sublease agreement dated December 14, 1993 between Care Living Centers, Inc., as sublessor, and the Debtor, as sublessee (for Wynwood of Brookfield).

2.       Sublease agreement dated December 14, 1993 between Care Living Centers, Inc., as sublessor, and the Debtor, as sublessee (for Wynwood Home of Madison).

3.       Lease agreement dated September 30, 1999 as amended December 31, 2001 between Manor Health Services Inc., as landlord, and Debtor, as tenant. (Laguna, CA)

Section 5.2(d)(vi) Rejected or Assigned - Leases

1.      Lease agreement dated April 23, 1998, as amended December 2002, between Salinas Valley Memorial Assisted Living LLC, as landlord, and Debtor, as tenant (for Wynwood of Hardin Ranch).

Section 5.2(d)(vii) Rejected - Leases

1.      Lease, option to purchase and right of first refusal dated April 15, 1998 between C&T Stutchman, Inc., as landlord, and the Debtor, as tenant (for Clare Bridge of The Arbors).

2.       Operating sublease dated September 1, 1996 between Covenant House Corporation, as sublessor, and Sterling House Corporation, as sublessee (for Alterra Sterling House of Coffeyville (Ashbury)).

Section 5.2(d)(viii) Purchased Leases

1.       Lease agreement dated September 30, 1999, as amended December 31, 2001, between Manor Care of Meadow Park, Inc., as landlord, and Debtor, as tenant (for Clare Bridge of Lynwood).

Section 5.2(d)(ix) Limited Partnerships

1.       Sterling Cottage of Valparaiso I L.P.

2.       Sterling House of Kokomo L.P.

3.       Wynwood of Harden Ranch L.P.

4.       Clare Bridge Cottage of Topeka L.P.

5.       Clare Bridge of Lynnwood L.P.

Section 5.2(d)(x) Buyer's Option - Leases

1.     Master lease dated as of April 9, 2002, among JER/NHP Senior Living Acquisition, LLC, JER/NHP Senior Living Texas, L.P., JER/NHP Senior Living Wisconsin, LLC and JER/NHP Senior Living Kansas, Inc., as landlords, and ALS Leasing, Inc. and Assisted Living Properties, Inc.as tenants.

2.     Master Lease dated as of October 7, 2002, between JER/NHP Senior Living Acquisition, LLC, as landlord, and ALS Leasing, Inc., as tenant.